    As filed with the Securities and Exchange Commission on December 18, 2001
                                                      Registration No. 333-56239
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   -------------------------------------------
                         POST EFFECTIVE AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  ---------------------------------------------


                             LA PETITE ACADEMY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          8351                     43-1243221
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                  ---------------------------------------------
                             8717 WEST 110TH STREET,
                                   SUITE 300,
                           OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                  ---------------------------------------------
                                LPA HOLDING CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                          6719                     48-1144353
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                  ---------------------------------------------
                             8717 WEST 110TH STREET,
                                   SUITE 300,
                           OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                  ---------------------------------------------
                               LPA SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                          6411                     74-2849053
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                  ---------------------------------------------
                             8717 WEST 110TH STREET,
                                   SUITE 300,
                           OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                  ---------------------------------------------
                               BRIGHT START, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           MINNESOTA                         8351                     41-1694581
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                  ---------------------------------------------
                             8717 WEST 110TH STREET,
                                   SUITE 300,
                           OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                  ---------------------------------------------
                                JUDITH A. ROGALA
                             CHIEF EXECUTIVE OFFICER
                             8717 WEST 110TH STREET,
                                   SUITE 300,
                           OVERLAND PARK, KANSAS 66210
                                 (913) 345-1250
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                  ---------------------------------------------
                                 With a copy to:
                              ROSA A. TESTANI, ESQ.
                                 O'SULLIVAN LLP
                 30 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                  ---------------------------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


The Registrants hereby amend this Post-Effective Amendment to this Registration Statement on Form S-4 on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Post-Effective Amendment to this Registration Statement shall thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until this Post-Effective Amendment to the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.
================================================================================

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2000




PROSPECTUS

                             LA PETITE ACADEMY, INC.
                                LPA HOLDING CORP.


                 $145,000,000 10% SERIES B SENIOR NOTES DUE 2008

                               -------------------


The 10% Series B Senior Notes due 2008 (referred to in this prospectus as "notes") were issued by La Petite Academy and its parent company, LPA Holding Corp. (together, the "issuers"), in 1998 in exchange for their previously outstanding 10% Senior Notes due 2008,which are referred to in this prospectus as "old notes."


We will pay interest on the notes semi-annually on May 15 and November 15 of each year. The notes will mature on May 15, 2008. We may redeem the notes, in whole or in part, after May 15, 2003. In addition, we may redeem up to 35% of the notes with the net proceeds of one or more public equity offerings. Upon the occurrence of a change of control, each holder of notes may require us to repurchase all or any part of the notes. See "Description of Notes."


The notes are unsecured senior indebtedness and are effectively subordinate to all our existing and future secured indebtedness. The notes rank equally with all our existing and future senior indebtedness and senior to all our subordinated obligations. Each of our existing subsidiaries fully and unconditionally guarantees the notes on a senior basis. LPA Holding Corp. and our existing subsidiaries have guaranteed our secured credit agreement and we are all jointly and severally liable on a senior basis. At October 20, 2001, we had $198.7 million of senior indebtedness outstanding, of which $53.7 million is secured. See "Description of Notes--Ranking."



This prospectus has been prepared for use by J.P. Morgan Securities Inc., or JPMSI, in connection with offers and sales related to market-making transactions in the notes. The notes are not listed on any national securities exchange or any quotation system. JPMSI may act as principal or agent in such transactions. We do not receive any proceeds from any such purchases or sales. Such sales will be made at prices related to prevailing market prices at the time of sale. See "Plan of Distribution."


                                -----------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
                               -------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.


THE DATE OF THIS PROSPECTUS IS DECEMBER __, 2001.



The information in this prospectus is not complete and may be changed. We may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    1
Risk Factors...............................................................    8
Use of Proceeds ...........................................................   14
The Transactions...........................................................   14
Capitalization  ...........................................................   17
Selected Consolidated Financial and Other Data ............................   18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations.............................................................   20
Business ..................................................................   30
Management ................................................................   39
Ownership of Securities....................................................   45
Certain Relationships and Related Transactions.............................   47
Description of the Credit Agreement........................................   48
Description of the Notes...................................................   50
Certain United States Federal Income Tax Considerations....................   73
Book-Entry; Delivery and Form..............................................   76
Plan of Distribution.......................................................   78
Legal Matters..............................................................   78
Experts....................................................................   78
Index to Financial Statements..............................................  F-1



                               -------------------


                           FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We use words such as "may," "believe," "estimate," "expect," "plan," "intend," "anticipate" and similar expressions to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, activities or developments. Forward-looking statements include statements relating to, among other things:


         - our growth strategy and plans regarding opening and acquiring new Academies and expanding existing Academies;
         - expected capital and other expenditures to open new and relocated and/or expanded existing Academies;
         - growth trends in the child care industry; and
         - our expectations regarding competition.


     Forward-looking statements are subject to numerous known or unknown risks, uncertainties and assumptions, many of which are beyond our control. Actual results could differ materially from those expressed in or implied by these forward-looking statements. Important factors that could cause actual results to be materially different from those anticipated in the forward-looking statements are set forth under "Risk Factors" and throughout this prospectus including, among other things:



         - risks related to our ability to open and profitably operate
           Academies;
         - significant competition, including with respect to our pricing strategy;
         - seasonal fluctuations in our business;
         - changes in industry and government regulations;
         - the results of financing efforts;
         - fluctuations in demand for child care services; and
         - general economic conditions.

     We undertake no obligation, and disclaim any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Prospective purchasers should not place undue reliance on such forward-looking statements.


                             -----------------------


     You should rely only on the information contained in this prospectus. Neither we nor JPMSI have authorized any person to provide you any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or buy any of the securities in any jurisdiction where it is unlawful to do so. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. Information in our promotional literature is not incorporated into this document.

--------------------------------------------------------------------------------


                               PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all the information that is important to you. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and notes to those statements. All references to "La Petite Academy," "La Petite," "we," "our" or "us" mean La Petite Academy, Inc., our consolidated subsidiaries and our predecessor, unless the context indicates otherwise. All references to "Academies" mean all residential and employer-based La Petite Academies and all Montessori schools that we operate, unless the context indicates otherwise. All references in this prospectus to fiscal years prior to 1999 refer to fiscal years ending on the last Saturday in August of each year. On June 10, 1999, we changed our fiscal year to be the 52 or 53 week period ending on the first Saturday in July. As a result of this change, fiscal year 1999 was a 4- week transition period. On April 18, 2001, we changed our fiscal year end from the 52 or 53-week period ending on the first Saturday in July to the 52 or 53-week period ending on the Saturday closest to June 30. All references to market share and demographic data in this prospectus are based on industry and government publications and our estimates. All references to our parent are to LPA Holding Corp., which is a co-issuer of the notes.


OVERVIEW

     La Petite, founded in 1968, is the largest privately held and one of the leading for-profit preschool educational facilities (commonly referred to as Academies) in the United States based on the number of centers operated. We provide center-based educational services and child care to children between the ages of six weeks and 12 years.

      We believe we differentiate ourselves through our superior educational programs, which were developed and are regularly enhanced by our Curriculum Department. Our focus on quality educational services allows us to capitalize on the increased awareness of the benefits of premium educational instruction for preschool and elementary school age children. At our residential and employer-based Academies, we utilize our proprietary Journey(R) curriculum with the intent of maximizing a child's cognitive and social development. We also operate Montessori schools that employ the Montessori method of teaching, a classical approach that features the programming of tasks with materials presented in a sequence dictated by each child's capabilities.


     As of October 20, 2001, we operated 725 Academies, including 661 residential Academies, 32 employer-based Academies and 32 Montessori schools, located in 36 states and the District of Columbia. This represents a decrease of 24 schools for the same period of fiscal year 2001. This decrease is the result of 35 closures and 11 openings. The closures resulted from management's decision to close certain schools located in areas where the demographic conditions no longer supported an economically viable operation. For the 16 weeks ended October 20, 2001, we had an average attendance of approximately 72,000 full and part-time children.


COMPETITIVE STRENGTHS


     STRONG MARKET POSITION AND BRAND IDENTITIES. Based on the number of centers operated, we are the largest privately-held and one of the leading providers of for-profit preschool education and child care services in the United States. Operating since 1968, we have built brand equity in the markets we serve through the development of a network of Academies concentrated in clusters in demographically desirable Metropolitan Statistical Areas ("MSAs"). We believe that we benefit significantly from word-of-mouth referrals from parents, educators and other school administrators.



     FOCUSED EDUCATIONAL CURRICULUM. Our focus is on educating the child rather than simply providing traditional child care services. Our proprietary Journey(R) curriculum was originally developed in 1991 by La Petite educators with the assistance of experts in early childhood education, with the intent of maximizing a child's cognitive development while ensuring a positive experience for the child. The curriculum emphasizes individuality and allows children to progress at their own pace, building skills in a logical pattern using a "hands-on" approach. We also operate Montessori schools, which target education conscious parents, under the name Montessori Unlimited(R).



     ATTRACTIVE BUSINESS MODEL. We are seeking to improve profitability at the Academy level through a combination of factors, including:



         - revenue enhancement and cost management at the individual Academies, and
         - the economies of scale and synergies realized through the clustering of Academies in economically and demographically attractive areas.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     During the 2001 year, we re-opened one Journey-based Academy and 5 new employer-based Academies. Our Journey Academies average 5,900 square feet with a license capacity of approximately 150 children and our Montessori schools average 8,200 square feet with a license capacity of approximately 130 children.



     GEOGRAPHICALLY DIVERSIFIED OPERATIONS. Our operations are geographically diversified, with 725 Academies located throughout 36 states and the District of Columbia as of October 20, 2001. The geographical diversity of our operations and profitability mitigates the potential impact of regional economic downturns or adverse changes in local regulations.



     EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our Division Vice Presidents and Managing Directors average over 19 years and 12 years with us, respectively. Our management owns or has the right to acquire, subject to certain performance requirements, approximately 7.0% of the common stock of our parent company on a fully diluted basis.


BUSINESS STRATEGY

     We believe we are well positioned for future growth as one of the leading providers of quality educational care to preschool aged children. Our objective is to grow our higher margin businesses and continue to be a leader in the markets in which we operate.


     EMPHASIZE EDUCATIONAL CURRICULUM. Our curriculum department continually evaluates and improves the quality of our educational materials and programs. We have invested significant resources in developing our proprietary Journey(R) curriculum, used at both our residential and employer-based Academies. Our Montessori schools are staffed with certified Montessori lead teachers who follow traditional Montessori methods that appeal to education conscious parents.



     CAPITALIZE ON REPUTATION FOR CUSTOMER DRIVEN SERVICE. We believe that our knowledge of parents' objectives and desires for their children's education differentiates us from other child care providers. To better understand customer needs, we have conducted:


         - focus groups with parents,
         - customer and employee satisfaction surveys (conducted by us and third parties), and
         - interviews with parents.

     INCREASE ACADEMY PROFITABILITY. We plan to improve Academy profitability by increasing capacity utilization and tuition rates, managing costs and leveraging our existing and newly built Academies to achieve economies of scale and synergies. We intend to continue to increase capacity utilization by emphasizing local marketing programs, expanding program offerings, and improving customer retention and loyalty. Through an internally developed proprietary management information system, we have the ability to maximize revenue by charging customers a premium for services in high demand.



     BUILD ACADEMIES IN ATTRACTIVE MARKETS. During the 2001 year, we re-opened one Journey-based Academy and 5 new employer-based Academies. Our Academies are approximately 6,000 square feet, built on sites of approximately one acre, have a license capacity of approximately 150 children for Journey(R) curriculum based Academies and 130 children for Montessori schools and incorporate a closed classroom concept.



     PURSUE STRATEGIC OPPORTUNITIES. In addition to new Academy development, we will continue to seek to acquire existing child care centers where demographics and facility conditions complement our business strategy. We believe our competitive position, economies of scale and financial strength will enable us to capitalize on selective acquisition opportunities in the fragmented child care industry. We may also engage in cross-marketing opportunities with manufacturers and marketers of educational products.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            THE 1998 RECAPITALIZATION



     Pursuant to a Merger Agreement dated March 17, 1998 among LPA Holding Corp., our parent company, and LPA Investment LLC ("LPA"), a limited liability company owned by an affiliate of J.P. Morgan Partners ("JPMP") and by an entity controlled by Robert E. King, one of our directors, on May 11, 1998, our parent company effected a recapitalization, pursuant to which the following transactions occurred:



         - a wholly-owned subsidiary of LPA was merged into our parent company;
         - all of the then outstanding shares of preferred stock and common stock of our parent company (other than the shares of common stock retained by Vestar/LPT Limited Partnership (Vestar), and our management) owned by its existing stockholders were converted into cash;
         - we entered into the credit agreement and issued the old notes; and
         - LPA, in a transaction known as the "equity investment," purchased approximately $72.5 million (less the value of options retained by management) of common stock and $30 million of redeemable preferred stock of our parent company, and received warrants to purchase shares of common stock of our parent company which currently represents the right to acquire 1.4% of our parent company's outstanding common stock on a fully diluted basis.



     Vestar retained common stock of our parent company having a value (based on the amount paid by LPA for its common stock of our parent company) of $2.8 million (currently representing 0.7% of the outstanding parent company common stock on a fully diluted basis). The 1998 management team retained common stock of our parent company having a value (based on the amount paid by LPA for our parent company common stock) of $4.4 million (currently representing 1.4% of the common stock of our parent company on a fully diluted basis) and retained existing options to acquire shares of our parent company's common stock which currently represents the right to acquire 0.1% of our parent company's common stock on a fully diluted basis. In addition, our parent company adopted a the 1998 option plan and granted or allocated for grant options to acquire shares of its common stock, which currently represent the right to acquire 7.9% of our parent company's common stock on a fully diluted basis. As of the date of this prospectus, current management owns or has the right to acquire, subject to certain performance requirements, approximately 7.0% of our parent company's common stock on a fully diluted basis. See "Ownership of Securities."


     We used the equity investment, the proceeds of the offering of the old notes and borrowings under the Credit Agreement to finance the recapitalization, to refinance substantially all of our outstanding indebtedness and outstanding preferred stock and to pay related fees and expenses.

     The refinancing transactions consisted of:


         - the defeasance of all of our outstanding $85 million principal amount of 9 5/8% Senior Secured Notes due 2001,
         - the exchange of all outstanding shares of our parent company's Class A Preferred Stock and accrued dividends thereon for $35.4 million in aggregate principal amount of our 12 1/8% Subordinated Exchange Debentures due 2003, and the immediate defeasance of these exchange debentures, and
         - the redemption of all our outstanding 6 1/2% Convertible Subordinated Debentures due 2011.



     In connection with the recapitalization and the refinancing transactions, we and our parent company entered into a new Credit Agreement providing for a $40 million term loan facility and a $25 million revolving loan facility, that is available for our working capital requirements. See "Description of the Credit Agreement."



The offering of the old notes, the recapitalization, the equity investment, the borrowings under the Credit Agreement and the refinancing transactions are collectively referred to in this prospectus as the Transactions.


                               THE 1999 INVESTMENT


     On December 15, 1999, LPA acquired an additional $15.0 million of our parent company's redeemable preferred stock and received warrants to purchase an additional 3% of our parent company's common stock on a fully-diluted basis. The $15.0 million proceeds received by our parent company were contributed to us as common equity. We used the capital contribution to repay indebtedness incurred under our revolving credit facility to finance our acquisition of Bright Start, Inc. in July 1999. In addition, on December 14, 1999, our Credit Agreement was amended to, among other things, amend the financial covenants to reflect our then current and projected operating plans.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               THE 2001 INVESTMENT



     On November 13, 2001, our parent company offered all of its stockholders the right to purchase up to their respective pro rata amount of a newly created class of our parent company's convertible preferred stock and warrants to purchase common stock. The convertible preferred stock is junior to the redeemable preferred stock of our parent company in terms of dividends, distributions, and rights upon liquidation. Up to $4.25 million of convertible preferred stock of our parent company and warrants to purchase 562,500 shares of common stock were offered. At any time, or from time to time, prior to May 14, 2002, as requested by our parent company, the stockholders of our parent company participating in the offer are required to purchase the balance of the convertible preferred stock being offered. All of the proceeds received by our parent company will be contributed to us as common equity and will be used by us for general working capital and liquidity purposes.



     Pursuant to the offer, on November 15, 2001 LPA acquired $3.4 million of our parent company's convertible preferred stock and received warrants to purchase 452,343 shares of common stock. The proceeds were contributed to us as common equity. In connection with such purchase, the banks waived their right under the Credit Agreement to require that the proceeds be used to repay amounts outstanding under the Credit Agreement, and the banks also agreed to waive existing defaults under the Credit Agreement and to amend certain financial covenant targets for fiscal years 2002, 2003 and 2004. LPA also committed to purchase the balance of the $11.6 million of convertible preferred stock being offered and not otherwise purchased by the other stockholders of our parent company. After giving effect to the investment on November 15, 2001, LPA beneficially owns approximately 90.0% of our parent company's outstanding common stock on a fully diluted basis.


                                    OWNERSHIP


     As a result of the recapitalization and the December 1999 and November 2001 purchases of additional preferred stock and warrants of our parent company, LPA Investment LLC beneficially owns approximately 90.0% of the common stock of our parent company on a fully diluted basis, $45 million of redeemable preferred stock of our parent company and $3.4 million of convertible preferred stock of our parent company. An affiliate of JPMP owns a majority of the economic interests of LPA and an entity controlled by Robert E. King owns a majority of the voting interests of LPA. JPMP is the private equity division of J.P. Morgan Chase & Co., one of the largest bank holding companies in the United States, and is one of the largest private equity organizations in the United States, with over $16.0 billion under management. Through its affiliates, JPMP invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine debt capital. Since its inception in 1984, JPMP has made over 1,000 direct investments in numerous industries.



                               -------------------


     Our principal executive offices are located at 8717 West 110th Street, Suite 300, Overland Park, Kansas 66210 and our telephone number is (913) 345-1250.


--------------------------------------------------------------------------------
                                       4

                        SUMMARY DESCRIPTION OF THE NOTES

     You should read the following summary together with "Description of Notes."


Issuers.....................................La Petite Academy, Inc. and LPA
                                            Holding Corp.
Notes Outstanding...........................$145,000,000 aggregate principal amount of 10% Series B Senior Notes
                                            due 2008.
Maturity Date...............................May 15, 2008.
Interest Payment Dates......................May 15 and November 15 of each year.
Sinking Fund................................None.
Optional Redemption.........................We may redeem the notes at our option, in whole or in part, at any
                                            time on or after May 15, 2003, at
                                            the redemption prices, plus accrued
                                            and unpaid interest, if any, to the
                                            redemption date. We may also redeem
                                            up to 35% of the aggregate principal
                                            amount of the notes at our option,
                                            at any time prior to May 15, 2001,
                                            at a redemption price equal to 110%
                                            of the principal amount thereof,
                                            plus accrued and unpaid interest, if
                                            any, to the redemption date, with
                                            the net cash proceeds of one or more
                                            equity offerings, except that at
                                            least 65% of the original aggregate
                                            principal amount of the notes must
                                            remain outstanding after such
                                            redemption.
Change of Control...........................Upon the occurrence of a change of control, each holder of the notes
                                            may require us to purchase all or a
                                            portion of the holder's notes at a
                                            price equal to 101% of the aggregate
                                            principal amount thereof, plus
                                            accrued and unpaid interest, if any,
                                            to the date of purchase.
Restrictive Covenants.......................The notes are issued under an indenture which contains certain
                                            covenants that, among other things,
                                            limits our ability and the ability
                                            of our restricted subsidiaries to:
                                                - incur additional indebtedness,
                                                - make investments,
                                                - make restricted payments,
                                                  including dividends or other
                                                  distributions,
                                                - incur liens,
                                                - enter into certain
                                                  transactions with affiliates,
                                                  and
                                                - enter into certain mergers
                                                  or consolidations or sell
                                                  all or substantially all of
                                                  the assets of the Company
                                                  and its subsidiaries



                                            These covenants are subject to a
                                            number of significant exceptions and
                                            qualifications.
Guarantees..................................Each of our existing subsidiaries fully and unconditionally guarantees
                                            the notes. Our parent company and
                                            our subsidiaries have guaranteed the
                                            credit agreement and are jointly and
                                            severally liable with us on a senior
                                            basis. We have secured our
                                            obligations under the credit
                                            agreement by pledges of all of our
                                            capital stock and the stock of our
                                            subsidiaries, as well as security
                                            interests in, or liens on,
                                            substantially all of our tangible
                                            and intangible assets and the assets
                                            of our parent company and our
                                            subsidiaries.
Ranking.....................................The notes are unsecured senior indebtedness, effectively
                                            subordinated in right of payment to
                                            all of our existing and future
                                            secured indebtedness. At October 20,
                                            2001, we had $198.7 million of
                                            senior indebtedness outstanding, of
                                            which $53.7 million is secured.
                                            Except for the guarantees of the
                                            notes and the credit agreement, the
                                            guarantors had no other senior
                                            indebtedness outstanding.



--------------------------------------------------------------------------------
                                       5

--------------------------------------------------------------------------------


                     SUMMARY OF FINANCIAL AND OPERATING DATA


The following table contains summary financial and other data for our parent company and us on a consolidated basis. Information for the fiscal years ended June 30, 2001, July 1, 2000 and July 3, 1999 is derived from our financial statements that have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements for the 16 week periods ended October 21, 2000 and October 20, 2001 come from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of the results for the entire fiscal year. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes to those statements.



                                                                                                      16 WEEKS
                                                  44 WEEKS      52 WEEKS     52 WEEKS                   ENDED
                                                   ENDED         ENDED         ENDED      ----------------------------
                                                  JULY 3,       JULY 1,       JUNE 30,      OCTOBER 21,     OCTOBER 20,
                                                  1999(a)        2000         2001(a)          2000            2001
                                             -------------------------------------------------------------------------
                                                       (Dollars in thousands, except Academy data and ratios)

STATEMENT OF OPERATIONS DATA:
Operating revenue                               $ 281,072     $ 371,037     $ 384,837       $  114,274     $ 117,307
Operating expenses                                264,882       365,952       367,945          112,505       115,278
Operating income                                   16,190         5,085        16,892            1,769         2,028
Interest expense  (b)                              16,145        20,880        23,577            7,412         6,553
Net loss                                             (797)      (10,547)       (6,312)          (3,667)       (3,020)

OTHER FINANCIAL DATA:
EBITDA (as defined)(c)                          $  29,073     $  28,920     $  32,144       $    6,567     $   6,616
Cash flows from operating activities               10,320         5,597         2,792              335         1,733
Cash flows used for investing activities          (19,204)      (10,341)      (14,705)          (1,737)       (2,566)
Cash flows from financing activities                6,588         4,180        12,983              568         1,182
Depreciation                                       10,911        13,500        12,423            3,926         3,719
Amortization of goodwill and other                  1,972         2,835         2,829              873           869
intangibles
Capital expenditures                               31,666        23,412        14,894            1,920         2,568
Ratio of earnings to fixed charges (d)               1.0x            (d)           (d)              (d)           (d)

ACADEMY DATA:
Number of Academies                                   743           752           734              749           725
Operating Capacity(e)                              90,761        98,336        92,985           93,797        88,013
FTE Utilization (f)                                    65%           63%           63%              61%           62%
Average Weekly FTE Tuition (g)                  $     109     $     116     $     122       $      118     $     127


BALANCE SHEET DATA:
Cash and cash equivalents                       $   7,450     $   4,008     $   5,078       $    3,174     $   5,427
Working capital                                   (23,171)      (20,789)      (21,052)         (17,870)      (21,205)
Total assets                                      169,468       165,647       165,373          169,142       169,064
Total long-term debt                              187,999       182,319       194,648          188,034       197,770
Redeemable preferred stock                         29,310        47,314        54,941           49,584        57,457
Stockholders' deficit                            (110,183)     (123,653)     (137,293)        (130,998)     (142,849)



See footnotes on next page.
--------------------------------------------------------------------------------
                                        6

--------------------------------------------------------------------------------



footnotes for previous page



(a) On April 18, 2001, we changed our fiscal year end from the 52 or 53-week period ending on the first Saturday in July to the 52 or 53-week period ending on the Saturday closest to June 30. On June 10, 1999, we changed our fiscal year to be the period starting on the first Saturday in July and ending on the first Saturday of July of the subsequent year, resulting in a 44-week year for fiscal 1999 (see Note 1 in the consolidated financial statements).



(b) Interest expense includes $0.8 million, $1.1 million, and $1.1 million of amortization of deferred financing costs for fiscal years 1999, 2000, and 2001, respectively. For the 16 weeks ended October 21, 2000 and October 20, 2001, interest expense included $0.6 million and $0.3 million of amortization of deterred financing costs, respectively.



(c) EBITDA is defined herein as net income before non-cash restructuring charges, extraordinary items, net interest cost, taxes, depreciation and amortization and is presented because management believes it provides useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA may not be comparable to similarly titled measures used by other companies.



(d) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. For the 52 weeks ended July 1, 2000 and June 30, 2001, earnings were inadequate to cover fixed charges, $15.6 million and $6.6 million, respectively. For the 16 weeks ended October 21, 2000 and October 20, 2001, earnings were inadequate to cover fixed charges by $5.6 million and $4.5 million, respectively.



(e) As a result of our targeted teacher-student ratios, the physical layout of certain residential Academies and the typical layout of Montessori Schools, our Academies have an operating capacity approximately 8% below licensed capacity. Licensed capacity measures the overall capacity of our Academies based upon applicable state licensing regulations.



(f) FTE Utilization is the ratio of full-time equivalent (FTE) students to the total operating capacity for all of our Academies. FTE attendance is not a measure of the absolute number of students attending our Academies. Rather, it is an approximation of the full-time equivalent number of students based on our estimates and weighted averages. For example, a student attending full-time is equivalent to one FTE, while a student attending only one-half of each day is equivalent to 0.5 FTE.



(g) We calculate the average weekly FTE tuition by dividing total operating revenue by the number of weeks in the applicable period and by the number of FTE students for the applicable period.



--------------------------------------------------------------------------------
                                       7

                                  RISK FACTORS

     You should carefully consider these risk factors, together with all information included in this prospectus. If any of the following risks, or other risks not presently known to us or that we currently believe not to be significant, develop into actual events, then our business, financial condition, results of operations or prospect could be materially affected.

BECAUSE WE HAVE SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS, OUR SUCCESS DEPENDS ON OUR ABILITY TO GENERATE CASH FLOW AND BE PROFITABLE.


     As a result of the issuance of the notes and the borrowings under the Credit Agreement, we have a highly leveraged capital structure and our consolidated indebtedness is substantial in relation to our stockholders' equity. As of October 20, 2001, we had consolidated indebtedness of $184.2 million (exclusive of unused commitments under the Credit Agreement) and a stockholders' deficit of $142.9 million.


     The degree to which we are leveraged could have important consequences to the holders of the notes, including the following:

       - a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness, including the notes, which reduces the funds available for other purposes;

       - our ability to obtain additional financing in the future may be significantly impaired, including our ability to obtain additional financing for working capital, capital expenditures, acquisitions or other corporate purposes and to obtain sale leaseback financing;

       - some of our indebtedness is at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

       - all the indebtedness outstanding under the Credit Agreement is secured by pledges of all our capital stock and the capital stock of our existing subsidiaries, as well as the capital stock of all of our future subsidiaries, and security interests in, or liens on, substantially all of our other tangible and intangible assets including our parent company and our existing subsidiaries, as well as all of our future subsidiaries, and such indebtedness will mature prior to the maturity of the notes;

       - our ability to compete through capital improvement and expansion may be limited; and

       - our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable in the event of a downturn in general economic conditions or the business.


     Our ability to make scheduled payments and to refinance our obligations with respect to our indebtedness, including the notes, will depend upon our future operating performance. In turn, this will be affected by general economic and competitive conditions and by financial, business and other factors, many of which are beyond our control. In connection with the Amendment to the Credit Agreement and the $15.0 million of committed capital management is continuing to review plans and actions that will enable us to improve future operations. However, there can be no assurance that we will be able to do so. For the 16 weeks ended October 20, 2001, the 52 weeks ended June 30, 2001, the 52 weeks ended July 1, 2000, and the 44 weeks ended July 3, 1999, our consolidated cash interest expense was $3.2 million, $21.4 million, $19.7 million and $17.7 million, respectively. We anticipate that our cash flow, together with borrowings under the Credit Agreement and capital contributions expected to be received from our parent company in the amount of $11.6 million, will be sufficient to meet our operating expenses and to service our debt requirements for at least the next twelve months. If we are unable to generate sufficient cash flow from operations in the future or borrow under the Credit Agreement in an amount sufficient to meet our operating expenses and to service our debt requirements as they become due, we will have to adopt an alternative strategy that may include reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness, changing our corporate structure or seeking additional equity capital. There can be no assurance that any of these actions could be effected in a timely manner or on satisfactory terms, if at all, or that any of these actions would enable us to continue to meet our operating expenses and to service our debt requirements as they become due. In addition, the terms of the agreements governing our existing and future indebtedness, including the terms of the Credit Agreement and the indenture for the notes, may prohibit us from taking any of these actions. The failure to generate sufficient cash flow from operations, to borrow under the Credit Agreement or to adopt an alternative strategy could materially adversely affect our ability to pay interest on, and to repay the principal of, the notes and adversely affect the market value of the notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

BECAUSE YOU HOLD UNSECURED NOTES AND GUARANTEES, YOU WILL NOT HAVE THE BENEFIT OF COLLATERAL.

     The indenture permits us, our parent company and our restricted subsidiaries to incur secured indebtedness, including indebtedness under the Credit Agreement, which is secured by security interests in, or liens on, substantially all tangible and intangible assets of us, our parent company and our existing subsidiary, as well as all of our future subsidiaries and a pledge of all our capital stock and the capital stock of our subsidiary, as well as all future subsidiaries. The notes and the guarantees are unsecured and therefore will not have the benefit of any collateral. Accordingly, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, our parent company or a guarantor, the lenders of such secured indebtedness would have the right to foreclose upon such collateral to the exclusion of the holders of the notes, notwithstanding the existence of an event of default with respect to the notes. In such event, our assets and the assets of our parent company and the guarantors would first be used to repay in full all amounts outstanding under such secured indebtedness which would result in all or a portion of these assets being unavailable to satisfy claims of holders of the notes and other unsecured indebtedness.

OUR ABILITY TO COMPLY WITH THE RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS COULD CAUSE A DEFAULT UNDER THE CREDIT AGREEMENT OR INDENTURE.

     The terms and conditions of the Credit Agreement impose restrictions on our ability to:


       - incur indebtedness or issue certain equity securities,
       - incur liens,
       - undergo certain fundamental changes,
       - make loans or advances,
       - incur guarantees or make acquisitions,
       - undertake asset sales,
       - engage in sale and leaseback transactions,
       - enter into hedging agreements,
       - pay dividends in respect of our capital stock
       - make distributions on or repurchase or redeem capital stock or certain indebtedness,
       - enter into transactions with affiliates,
       - enter into certain restrictive agreements,
       - amend certain material documents, and
       - make capital expenditures and engage in mergers and consolidations.


     The Credit Agreement also requires us to maintain specified financial ratios and satisfy certain tests, including a maximum leverage ratio, a fixed charge coverage ratio and a minimum EBITDA test. The terms and conditions of the indenture impose restrictions on our ability and the ability of our restricted subsidiaries to:

       - incur additional indebtedness,
       - pay dividends on and redeem capital stock,
       - redeem certain subordinated obligations,
       - make investments,
       - undertake sales of assets and subsidiary stock,
       - grant liens on our assets and the assets of our parent company and our restricted subsidiaries,
       - engage in certain transactions with affiliates,
       - sell or issue capital stock of our restricted subsidiaries, and
       - engage in consolidations, mergers and transfers of all or substantially all the assets of the issuers.

     Our ability to comply with these and other terms and conditions of the Credit Agreement and the indenture may be affected by general economic and competitive conditions and by financial, business and other factors, many of which are beyond our control. A breach of any of these covenants could result in default under the Credit Agreement or the indenture. In such an event, the lenders under the Credit Agreement could elect to declare all amounts outstanding under the Credit Agreement, together with accrued and unpaid interest, to be immediately due and payable. If we were unable to repay such amounts, such lenders would have the right to proceed against the collateral granted to them to secure such indebtedness and other amounts. During the quarters ended June 30, 2001 and September 30, 2001, we failed to satisfy the financial covenants contained in the Credit Agreement and were in default. On November 14, 2001, we entered into an amendment to the Credit Agreement which waived this existing default and revised certain financial covenant targets for fiscal years 2002, 2003 and 2004. We expect to comply with the amended financial covenants contained in the Credit Agreement through fiscal year 2002. However, there can be no assurance that we will be able to do so. See "Description of the Credit Agreement" and "Description of Notes."



WE MAY NOT HAVE THE ABILITY TO REPURCHASE THE NOTES UPON CHANGE OF CONTROL.



     Upon the occurrence of a change of control, each holder of notes will have the right to require us to repurchase all or any part of such holder's notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events which would constitute a change of control would also constitute an event of default under the Credit Agreement. In addition, the Credit Agreement will effectively prohibit our repurchase of the notes in the event of a change of control unless all amounts outstanding under the Credit Agreement are repaid in full. Our failure to repurchase any notes upon the occurrence of a change of control would result in an event of default under the indenture. The inability to repay all indebtedness outstanding under the Credit Agreement, if accelerated, would also constitute an event of default under the indenture. In the event of a change of control, there can be no assurance that we will have sufficient assets to satisfy all obligations under the Credit Agreement and the indenture. Agreements governing our future indebtedness may also contain prohibitions of certain events and transactions that would constitute a change of control. See "Description of Notes--Change of Control."



FAILURE BY AN ACADEMY TO COMPLY WITH LICENSING REQUIREMENTS AND GOVERNMENT REGULATIONS COULD CAUSE THE REVOCATION OF THE ACADEMY'S LICENSE TO OPERATE.


     Child care centers are subject to numerous state and local regulations and licensing requirements, and we have policies and procedures in place in order to comply with such regulations and requirements. Although state and local regulations vary greatly from jurisdiction to jurisdiction, government agencies generally review the ratio of staff to enrolled children, the safety, fitness and adequacy of the buildings and equipment, the dietary program, the daily curriculum, staff training, record keeping and compliance with health and safety standards. In certain jurisdictions, new legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. In most jurisdictions, governmental agencies conduct scheduled and unscheduled inspections of child care centers, and licenses must be renewed periodically. Failure by an Academy to comply with applicable regulations can subject it to state sanctions, which might include the Academy being placed on probation or, in more serious cases, suspension or revocation of the Academy's license to operate and could also lead to sanctions against our other Academies located in the same jurisdiction. In addition, this type of action could lead to negative publicity extending beyond that jurisdiction.

     We believe we are in substantial compliance with all material regulations and licensing requirements applicable to our businesses. However, there is no assurance that a licensing authority will not determine a particular Academy to be in violation of applicable regulations and take action against that Academy. In addition, there may be unforeseen changes in regulations and licensing requirements, such as changes in the required ratio of child center staff personnel to enrolled children that could have material adverse effect on our operations.

     Although there are presently no federal licensing requirements, a child care center must satisfy certain minimum standards to qualify for participation in certain federal subsidy programs. We believe we have substantially satisfied all material standards necessary to qualify for participation in the federal subsidy programs relevant to our business.


THE LOSS OF GOVERNMENT FUNDING FOR CHILD CARE ASSISTANCE PROGRAMS WOULD ADVERSELY IMPACT OUR OPERATING REVENUES.



     During fiscal 2001, approximately 16% of our operating revenues were generated from federal and state child care assistance programs. Funding for such programs is subject to changes in federal and state environments and governmental appropriations processes, which are unpredictable and beyond our control. Accordingly, there is no assurance that funding for such federal and state programs will continue at current levels and a significant reduction in such funding may have an adverse impact on us. In addition, although the Internal Revenue Code of 1986, as amended (the "Code"), makes certain tax incentives available to parents utilizing child care programs, such provisions of the Code are subject to change. See "Business--Government Regulation."

     On the state level, while states are moving to increase funding for preschool services, the for-profit sector has often been overlooked and preschool funding has typically been targeted to the state public school system. In particular, the California Department of Education is attempting to institute a state-funded universal pre-kindergarten program that would largely exclude for-profit providers. While no assurance can be given whether this legislation or similar legislation will be adopted, the passage of this legislation would have a significant negative impact on our schools in California and would set a dangerous precedent for other state/federal preschool initiatives.


ADVERSE PUBLICITY CONCERNING ALLEGED CHILD ABUSE COULD AFFECT OUR ABILITY TO OBTAIN OR INCREASE THE COST OF INSURANCE.


     As a result of adverse publicity concerning reported incidents of alleged child physical and sexual abuse at child care centers and the length of time before the expiration of applicable statutes of limitations for the filing of child abuse and personal injury claims (typically a number of years after the child reaches the age of majority), many operators of child care centers have had difficulty obtaining general liability insurance, child abuse liability insurance or similar liability insurance or have been able to obtain such insurance only at high rates. So far, we have obtained insurance in amounts we believe to be appropriate. There is no assurance that our insurance premiums will not increase in the future because of conditions in the insurance business, our experience in particular, or that continuing publicity with respect to alleged instances of child abuse will not result in our being unable to obtain insurance. Like our competitors, we are periodically subject to claims of child abuse arising out of alleged incidents at our Academies. In addition, any adverse publicity concerning reported incidents of alleged physical or sexual abuse of children at our Academies or at other child care centers could affect occupancy levels at our Academies.

BECAUSE WE EXPERIENCE SEASONAL FLUCTUATIONS, OUR REVENUES WILL FLUCTUATE.

     Our revenues and the initial success of new Academies are subject to seasonal variation. New enrollments are generally highest in September and January because children return to child care and/or school after summer and holiday vacation. Academies which open at other times usually experience a lower rate of enrollment during early months of operation. Enrollment generally decreases 5% to 10% during holiday periods and summer months.


KING AND JPMP OWN A SIGNIFICANT PORTION OF OUR PARENT'S COMMON STOCK AND WILL BE ABLE TO CONTROL OUR AFFAIRS.



     All of our outstanding common stock is held by LPA Holding Corp., our parent company. All of the outstanding shares of preferred stock of our parent company are owned by LPA Investment LLC, and approximately 90.0% of the fully diluted common stock of our parent company is owned by LPA. An affiliate of JPMP owns a majority of the economic interests of LPA, and a majority of the voting interests of LPA is owned by an entity controlled by Robert E. King, one of our and our parent company's Directors. Mr. King is entitled to three votes as a director. However, the terms of the LPA operating agreement give the JPMP affiliate the right to elect a majority of the directors of LPA if certain triggering events occur, and LPA may not take certain actions in respect of the common stock of our parent company held by LPA without the consent of the JPMP affiliate. Accordingly, if certain triggering events occur, the JPMP affiliate will be able to elect a majority of the Board of Directors of our parent company. See "Ownership of Securities."



     Accordingly, LPA controls our affairs and has the power to elect all of our directors (other than Judith A. Rogala, our President and Chief Executive Officer), appoint new management and approve any action requiring the approval of our stockholders, including adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. Circumstances may occur in which the interests of LPA, as the majority stockholder of our parent company, may conflict with the interests of the holders of notes. See "Management," "Ownership of Securities" and "Certain Relationships and Related Transactions."


WE FACE SIGNIFICANT COMPETITION FROM LOCAL NURSERY SCHOOLS, CHILD CARE CENTERS, AND HOME SERVICES.

     The United States preschool education and child care industry is highly fragmented and competitive. Our competition consists principally of local nursery schools and child care centers, some of which are non-profit (including religious-affiliated centers), providers of services that operate out of their homes and other for profit companies which may operate a number of centers. Local nursery schools and child care centers generally charge less for their services. Many religious-affiliated and other non-profit child care centers have no or lower rental costs than us and may receive donations or other funding to cover operating expenses and may utilize volunteers for staffing. Consequently, tuition rates at these facilities are often lower than our rates. Additionally, fees for home-based care are normally lower than fees for center-based care because providers of home care do not always have to satisfy the same health, safety or operational regulations as our centers. Our competition also consists of other large, national, for profit child care companies that may have more aggressive tuition discounting and other pricing policies than us.

A DECLINE IN GENERAL ECONOMIC CONDITIONS COULD LEAD TO REDUCED CONSUMER DEMAND FOR CHILD CARE SERVICES.

     Demand for our services may be subject to general economic conditions, and our revenues depend, in part, on the number of working mothers and working single parents who require child care services. Recessionary pressure on the economy, and a consequent reduction in the size of the labor force, may adversely impact our business, financial condition and results of operations as a result of the general tendency of parents who are not employed to cease using child care services.

BECAUSE OF FRAUDULENT CONVEYANCE STATUTES THE POSSIBILITY EXISTS THAT THE NOTES AND THE GUARANTEE MAY BE VOIDED OR SUBORDINATED.


     The notes were issued in exchange for the old notes. The incurrence by us, our parent company, and the guarantor of the old notes and the guarantees in connection with the Transactions may be subject to review under relevant federal and state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our creditors or the creditors of our parent or our subsidiaries. Under these statutes, if a court were to find that, after giving effect to the issuance of the old notes and the incurrence of the guarantees, we, our parent company or a guarantor, as applicable:



       - incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors; or
       - received less than the reasonably equivalent value in consideration for incurring such indebtedness, and, at the time of the incurrence of such indebtedness, we, our parent or a guarantor, as applicable:
         - were insolvent or were rendered insolvent by reason of such incurrence;
         - were engaged or were about to engage in a business or transaction for which our remaining unencumbered assets constituted unreasonably small capital; or
         - intended to incur, or did incur, or believed that we or they would incur, debts beyond our or their ability to pay as they matured or became due;



such court might subordinate the notes or the applicable guarantee to our, our parent company's or a guarantor's, as applicable, presently existing or future indebtedness, void the issuance of the notes or the incurrence of such guarantee and direct the repayment of any amounts paid thereunder to our, our parent company's or a guarantor's, as applicable, creditors or take other actions detrimental to holders of the notes.


     The measure of insolvency under fraudulent conveyance statutes will vary depending upon the law of the jurisdiction being applied. Generally, however, a debtor will be considered insolvent if on the date it incurred the indebtedness the sum of all its liabilities, including contingent liabilities, was greater than the value of all its assets at fair valuation or if the present fair saleable value of its assets was less than the amount required to repay its probable liabilities, including contingent liabilities, as they become absolute and matured.


     If a court were to find that any component of the Transactions constituted a fraudulent transfer, the court might find that we, our parent company or a guarantor did not receive reasonably equivalent value in consideration for incurring the indebtedness represented by the old notes and the guarantee. The guarantee may be subject to the additional claim that, because the guarantee was incurred for our benefit (and only indirectly for the benefit of the guarantors), the obligations of a guarantor thereunder were incurred for less than reasonably equivalent value.



     We believe that we, our parent company and the guarantors received equivalent value at the time the indebtedness under the old notes and the guarantee was incurred. In addition, after giving effect to the Transactions we, our parent company and the guarantors:



       - believed that we and they were not insolvent or rendered insolvent;
       - believed that we and they were not engaged or about to be engaged in a business or transaction for which our collective remaining unencumbered assets constitute unreasonably small capital; and

       - believed that we and they did not intend to incur, did not incur, and did not believe that we and they would incur, debts beyond our and their ability to pay as the indebtedness matures or becomes due.


     These beliefs and intentions were based upon analyses of internal cash flow projections and estimated values of assets and liabilities at the time of the offering. There can be no assurance, however, that a court passing on these issues would make the same determination.


BECAUSE OF THE LACK OF A PUBLIC MARKET FOR YOUR NOTES, YOU MAY EXPERIENCE DIFFICULTY IN RESELLING YOUR NOTES OR MAY BE UNABLE TO SELL THEM.



     The notes are a new class of securities with no established trading market. We do not intend to list the notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market. We have been advised by JPMSI that JPMSI currently makes a market in the notes. JPMSI is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, no assurance can be given that an active public or other market will develop for the notes or as to the liquidity of the trading market for the notes. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. If a market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our financial condition and results of operations, and the market for similar notes. Depending on those and other factors, the notes may trade at a discount from their principal amount.

                                 USE OF PROCEEDS


     We and our parent company did not receive any proceeds from the exchange offer of the old notes for the notes. The net proceeds to us from the sale of the old notes were approximately $140 million, after deducting the initial purchasers' discounts and fees and expenses of the offering. We used such net proceeds, together with the proceeds from the equity investment and borrowings under the Credit Agreement, to consummate the recapitalization and the refinancing transactions and to pay fees and expenses related to them.



     This prospectus is delivered in connection with the sale of the notes by JPMSI in market-making transactions. We will not receive any of the proceeds from such sales.




                THE TRANSACTIONS AND SUBSEQUENT EQUITY ISSUANCES


THE TRANSACTIONS

         Pursuant to a Merger Agreement dated March 17, 1998 among LPA and our parent company, on May 11, 1998, our parent company effected a recapitalization pursuant to which the following transactions occurred:


       - a wholly-owned subsidiary of LPA was merged into our parent company;
       - all of the then outstanding shares of preferred stock and common stock of our parent company (other than the shares of common stock retained by Vestar and our management) owned by its existing stockholders were converted into cash;
       - we entered into the credit agreement and issued the old notes; and
       - LPA, in a transaction known as the "equity investment," purchased approximately $72.5 million (less the value of options retained by management) of common stock and $30 million of redeemable preferred stock of our parent company, and received warrants to purchase shares of common stock of our parent company which currently represent the right to acquire 1.4% of our parent company's outstanding common stock on a fully diluted basis.



     Vestar retained common stock of our parent company having a value (based on the amount paid by LPA for its common stock of our parent company) of $2.8 million (currently representing 0.7% of the outstanding parent company common stock on a fully diluted basis). The 1998 management team retained common stock of our parent company having a value (based on the amount paid by LPA for our parent company common stock) of $4.4 million (currently representing 1.4% of the common stock of our parent company on a fully diluted basis) and retained existing options to acquire shares of our parent company's common stock which currently represent the right to acquire 0.1% of our parent company's common stock on a fully diluted basis. In addition, our parent company adopted a new option plan and granted or allocated for grant options to acquire shares of its common stock, which currently represents the right to acquire 7.9% of our parent company's common stock on a fully diluted basis. As of the date of this prospectus, current management owns or has the right to acquire, subject to certain performance requirements, approximately 7.0% of our parent company's common stock on a fully diluted basis. See "Ownership of Securities."


     We used the equity investment, the proceeds of the offering of the old notes and borrowings under the Credit Agreement to finance the recapitalization, to refinance substantially all of our outstanding indebtedness and outstanding preferred stock and to pay related fees and expenses.

     The refinancing transactions consisted of:


       - the defeasance of all of our outstanding $85 million principal amount of 9 5/8% Senior Secured Notes due 2001;
       - the exchange of all outstanding shares of our parent company's Class A Preferred Stock and accrued dividends thereon for $35.4 million in aggregate principal amount of our 12 1/8% Subordinated Exchange Debentures due 2003, and the immediate defeasance of these exchange debentures; and
       - the redemption of all our outstanding 6 1/2% Convertible Subordinated Debentures due 2011.

     In connection with the recapitalization and the refinancing transactions, we entered into a new Credit Agreement providing for a $40 million term loan facility and a $25 million revolving loan facility, that is available for our working capital requirements. See "Description of the Credit Agreement."


THE 1999 INVESTMENT



     On December 15, 1999, LPA acquired an additional $15.0 million of our parent company's redeemable preferred stock and received warrants to purchase an additional 3% of our parent company's outstanding common stock on a fully diluted basis. The $15.0 million proceeds received by our parent company was contributed to us as common equity. We used the capital contribution to repay indebtedness incurred under our revolving credit facility to finance our acquisition of Bright Start in July 1999. In addition, on December 14, 1999, our Credit Agreement was amended to, among other things, amend the financial covenants to reflect our then current and projected operating plans.



THE 2001 INVESTMENT



         On November 14, 2001, we and certain of our senior secured lenders entered into Amendment No. 3 to Credit Agreement and Waiver (the "Amendment"). The Amendment waived existing defaults in connection with our failure to satisfy certain financial covenants for the quarterly periods ended June 30, 2001 and September 30, 2001, and our failure to deliver timely financial information to our senior secured lenders. Additionally, the Amendment revised certain future financial covenants. The Amendment also provided for specific waivers necessary to permit the issuance of a new class of our parent company's convertible preferred stock. In consideration for the waiver and amendments, our parent company is required to issue additional equity of $15.0 million prior to May 14, 2002, with $3.4 million to be issued prior to the effectiveness of the Amendment and an additional $0.825 million to be issued prior to December 31, 2001. As part of the Amendment, JPMP agreed to guarantee a portion of the bank debt if LPA fails to satisfy its commitment to purchase the new equity prior to May 14, 2002, or earlier if the bank debt has been accelerated. The amount of such guaranty equals the amount of LPA's unfunded commitment to purchase the new equity, as adjusted from time to time.



         Our parent company offered all of its stockholders the right to purchase up to their respective pro rata amount of a newly created class of our parent company's convertible preferred stock and warrants to purchase common stock. The convertible preferred stock is junior to the redeemable preferred stock of our parent company in terms of dividends, distributions, and rights upon liquidation. Up to $4.25 million of convertible preferred stock of our parent company and warrants to purchase 562,500 shares of common stock were offered. At any time, or from time to time, prior to May 14, 2002, as requested by our parent company, the stockholders of our parent company participating in the offer are required to purchase the balance of the convertible preferred stock being offered. All of the proceeds received by our parent company will be contributed to us as common equity and will be used by us for general working capital and liquidity purposes.



         Pursuant to the offer, on November 15, 2001 LPA acquired $3.4 million of our parent company's convertible preferred stock and received warrants to purchase 452,343 shares of common stock. The proceeds were contributed to us as common equity. In connection with such purchase, the banks waived their right under the Credit Agreement to require that the proceeds be used to repay amounts outstanding under the Credit Agreement. LPA also committed to purchase the balance of the $11.6 million of convertible preferred stock being offered and not otherwise purchased by our other stockholders. After giving effect to the investment on November 15, 2001, LPA beneficially owns approximately 90.0% of our parent company's outstanding common stock on a fully diluted basis.



LPA also committed to purchase the balance of the $11.6 million of convertible preferred stock being offered and not otherwise purchased by our other stockholders. After giving effect to the investment on November 15, 2001, LPA beneficially owns approximately 90.0% of our parent company's outstanding common stock on a fully diluted basis.



         As a result of the recapitalization and the December 1999 and November 2001 purchases of the additional preferred stock and warrants, LPA owns 89.6% of the common stock of our parent company (approximately 90.0% on a fully diluted basis), $45 million of redeemable preferred stock of our parent company and $3.4 million of convertible preferred stock of our parent company. A majority of the economic interests of LPA is owned by an affiliate of JPMP, and a majority of the voting interests of LPA is owned by an entity controlled by Robert E. King, one of our and our parent company's directors. However, pursuant to the LPA operating agreement, LPA granted to the JPMP affiliate the right to elect a majority of the directors of LPA if certain triggering events occur and LPA agreed not to take certain actions in respect of the common stock of our parent company held by LPA without the consent of the JPMP affiliate. Accordingly, if certain triggering events occur, the JPMP affiliate will be able to elect a majority of the Board of Directors of our parent company. See "Ownership of Securities."

                                 CAPITALIZATION



     The following table sets forth the consolidated capitalization of our parent company as of October 20, 2001, on a historical basis and as adjusted for the issuance of convertible preferred stock on November 15, 2001. This table should be read in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our consolidated financial statements and the accompanying notes.



                                                            OCTOBER 20, 2001
                                                        ------------------------
                                                        HISTORICAL   AS ADJUSTED
                                                        ------------------------
                                                         (DOLLARS IN THOUSANDS)



Cash, cash equivalents and restricted cash              $   6,376    $    6,376
                                                        =======================
Long-term debt and capital lease obligations:
Revolving Credit Facility (a)                           $  16,200    $   16,200
Capital lease obligations (b)                                 544           544
Term Loan Facility                                         37,000        37,000
Senior Notes                                              145,000       145,000
                                                        -----------------------
    Total debt                                            198,744       198,744
Less Current Maturities                                      (974)         (974)
                                                        -----------------------
    Total Long-term debt and capital lease obligations    197,770       197,770



Series A Redeemable Preferred Stock  (c)                   57,457        57,457
Series B Convertible Preferred Stock (d)                                  3,418
Stockholders' Deficit                                    (142,850)     (142,850)
                                                        -----------------------
    Total capitalization                                $ 112,377    $  115,795
                                                        =======================




(a) The revolving credit facility provides for borrowings of up to $25.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Description of the Credit Agreement."



(b) Consists of capital lease obligations arising from computer hardware and vehicles.



(c) The carrying value of the preferred stock is being accreted to its redemption value ($45.0 million at October, 20 2001) on May 11, 2008. The preferred stock is non-voting and mandatorily redeemable on May 11, 2008. Dividends accrue at a rate of 12.0% per annum, are cumulative, and if not paid on the June 30 or December 31 semi-annual preferred stock dividend payment dates are added to the carrying value.



(d) On November 15, 2001 LPA acquired $3.4 million of our parent company's convertible preferred stock and received warrants to purchase 452,343 shares of common stock. Parent company contributed the proceeds it received from LPA to La Petite, and La Petite used the proceeds for general working capital and liquidity purposes. See "The Transactions and Subsequent Equity Issuances - The 2001 Investment."

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA



     The consolidated financial statements of our parent company and those of its predecessor presented in the following table for the fiscal years ended June 30, 2001, July 1, 2000, July 3, 1999, August 29, 1998, and August 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements for the 16 week periods ended October 21, 2000 and October 20, 2001 come from our unaudited consolidated financial statements included elsewhere in this prospectus. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes.



                                        52 WEEKS     52 WEEKS      44 WEEKS    52 WEEKS     52 WEEKS          16 WEEKS ENDED
                                         ENDED        ENDED          ENDED       ENDED        ENDED      ------------------------
                                       AUGUST 30,   AUGUST 29,      JULY 3,     JULY 1,      JUNE 30,    OCTOBER 21,  OCTOBER 20,
                                          1997         1998        1999 (a)      2000        2001 (a)        2000         2001
                                       ----------   ----------     ---------    --------     --------    -----------  -----------
INCOME STATEMENT DATA
Operating revenue                       $ 302,766    $ 314,933    $ 281,072    $ 371,037    $ 384,837    $ 114,274    $ 117,307
Operating expenses:
   Salaries, wages and benefits           159,236      166,501      150,052      205,665      216,018       65,011       65,039
   Facility lease expense                  38,094       38,403       33,670       46,573       44,751       13,689       13,985
   Depreciation                            13,825       13,892       10,911       13,500       12,423        3,926        3,719
   Amortization of goodwill and other       3,474        3,122        1,972        2,835        2,829          873          869
   intangibles
   Recapitalization costs (b)                            8,724
   Restructuring charge (c)                                                        7,500
   Other                                   74,111       76,258       68,277       89,879       91,924       29,006       31,667
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Total operating expenses                  288,740      306,900      264,882      365,952      367,945      112,505      115,279
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Operating income                           14,026        8,033       16,190        5,085       16,892        1,769        2,028
Interest expense (d)                        9,245       14,126       16,145       20,880       23,577        7,440        6,638
Minority interest in net income
 of subsidiary                              3,693        2,849
Interest income                              (959)        (885)        (153)        (163)         (85)         (28)         (85)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Income (loss) before income taxes           2,047       (8,057)         198      (15,632)      (6,600)      (5,643)      (4,525)
Provision (benefit) for income taxes        3,264         (254)         995       (5,085)        (288)      (1,976)      (1,505)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Loss before extraordinary item             (1,217)      (7,803)        (797)     (10,547)      (6,312)      (3,667)      (3,020)
Extraordinary loss on early retirement
 of debt (e)                                            (5,525)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net loss                                $  (1,217)   $ (13,328)   $    (797)   $ (10,547)   $  (6,312)   $  (3,667)   $  (3,020)
                                        =========    =========    =========    =========    =========    =========    =========

BALANCE SHEET DATA (AT END OF PERIOD)
Total assets                            $ 171,160    $ 160,791    $ 169,468    $ 165,647    $ 165,373    $ 169,142    $ 169,064
Subordinated debt                             903
Total long-term debt                       85,903      185,727      187,999      182,319      194,648      188,034      197,770
Redeemable preferred stock                 32,521       25,625       29,310       47,314       54,941       49,584       57,457
Stockholders' equity (deficit)              3,374     (105,701)    (110,183)    (123,653)    (137,293)    (130,998)    (142,850)
OTHER DATA
EBITDA (as defined)(f)                  $  31,325    $  33,771    $  29,073    $  28,920    $  32,144    $   6,567    $   6,616
Cash flows from operating activities       14,886        7,224       10,320        5,597        2,792          335        1,733
Cash flows from investing activities       (6,848)     (11,005)     (19,204)     (10,341)     (14,705)      (1,737)      (2,566)
Cash flows from financing activities        3,142      (13,322)       6,588        4,180       12,983          568        1,182
Depreciation and amortization (g)          18,149       17,859       13,712       17,387       16,364          873          869
Capital expenditures                        7,300       13,637       31,666       23,412       14,894        1,920        2,568
Ratio of earnings to fixed charges(h)        1.1x          (h)         1.0x          (h)          (h)          (h)          (h)
Proceeds from sale of assets                  452        2,632       12,462       23,432          189          183            2
Academies at end of period                    745          736          743          752          734          749          725
FTE utilization during the period (i)          66%          65%          65%          63%          63%          61%          62%



                                                        (Footnotes on next page)

(Footnotes for previous page)



a) On April 18, 2001, we changed our fiscal year end from the 52 or 53-week period ending on the first Saturday in July to the 52 or 53-week period ending on the Saturday closest to June 30. On June 10, 1999, we changed our fiscal year to be the period starting on the first Saturday in July and ending on the first Saturday of July of the subsequent year, resulting in a 44-week year for fiscal 1999 (see Note 1 in the consolidated financial statements).



b) Recapitalization costs consist principally of transaction bonuses of $1.5 million and payments for the cancellation of options of $7.2 million, both of which were inclusive of payroll taxes.



c) In the third quarter of 2000, management committed to a plan to close certain Academies located in areas where the demographic conditions no longer support an economically viable operation and to restructure its operating management to better serve the remaining Academies. Accordingly, we recorded a $7.5 million restructuring charge ($4.5 million after tax) to provide for costs associated with the Academy closures and restructuring of 49 Academies. The charge consisted principally of $5.9 million for the present value of rent, real estate taxes, common area maintenance charges, and utilities, net of anticipated sublease income, and $1.1 million for the write-down of fixed assets to fair market value. At June 30, 2001, we had an accrual for the closing of these Academies of $3.8 million.



d) Interest expense includes $0.9 million, $0.8 million, $0.8 million, $1.1 million, and $1.1 million of amortization of deferred financing costs for fiscal years 1997, 1998, 1999, 2000, and 2001, respectively. For the 16 weeks ended October 21, 2000, and October 20, 2001, interest expense included $0.6 million and $0.3 million, respectively.



e)   On May 11, 1998, we incurred a $5.5 million extraordinary loss related to
     (i) the retirement of all the outstanding $85.0 million principal amount of 9 5/8% Senior Notes due on 2001, (ii) the exchange of all outstanding shares of our Class A Preferred Stock for $34.7 million in aggregate principal amount of our 12 1/8% Subordinated Exchange Debentures due 2003, and (iii) the retirement of all the 12 1/8% Subordinated Exchange Debentures and the 6.5% Convertible Debentures. The loss principally reflects the write off of premiums and related deferred financing costs, net of applicable income tax benefit.



f) EBITDA is defined herein as net income before non-cash restructuring charges, extraordinary items, net interest cost, taxes, depreciation and amortization and is presented because management believes it provides useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA may not be comparable to similarly titles measures used by other companies.



g) Depreciation and amortization includes amortization of deferred financing costs and accretion of discount on the 6.5% Convertible Debentures that is presented as interest expense on the statements of income.



h) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. For the 52 weeks ended August 29, 1998, July 1, 2000 and June 30, 2001, earnings were inadequate to cover fixed charges by $8.1 million, $15.6 million and $6.6 million, respectively. For the 16 weeks ended October 21, 2000 and October 20, 2001, earnings were inadequate to cover fixed charges by $5.6 million and $4.5 million, respectively.



i) FTE Utilization is the ratio of full-time equivalent (FTE) students to the total operating capacity for all of our Academies. FTE attendance is not a measure of the absolute number of students attending our Academies; rather, it is an approximation of the full-time equivalent number of students based on our estimates and weighted averages. For example, a student attending full-time is equivalent to one FTE, while a student attending one-half of each day is equivalent to 0.5 FTE.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS




     The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.



16 WEEKS ENDED OCTOBER 20, 2001 COMPARED TO 16 WEEKS ENDED OCTOBER 21, 2000



     Historically, our operating revenue has followed the seasonality of the school year. The number of new children attending our educational facilities (the "schools") is highest in September-October and January-February, generally referred to as the fall and winter enrollment periods. Revenues tend to decline during the calendar year-end holiday period and during the Summer. As a result of this seasonality, results for one quarter are not necessarily indicative of results for an entire year.



     The we operated 725 schools at the end of the first quarter of fiscal year 2002 as compared to 749 schools for the same period of fiscal year 2001. The net decrease of 24 schools is a result of 35 closures and 11 openings. The closures resulted from management's decision to close certain schools located in areas where the demographic conditions no longer supported an economically viable operation. New schools, as defined by us, are schools open less than two years at the start of the current fiscal year.



     Full-time equivalent (FTE) attendance, as defined by us, is not a measure of the absolute number of students attending our Academies, but rather is an approximation of the full-time equivalent number of students based on our estimates and weighted averages. For example, a student attending full-time is equivalent to one FTE, while a student attending only one-half of each day is equivalent to 0.5 FTE. The average weekly FTE tuition rate, as defined by the us, is the tuition revenue divided by the FTE attendance for the respective period.



     Our operating results for the comparative 16-week periods were as follows (in thousands of dollars):



                                        16 WEEKS ENDED                 16 WEEKS ENDED
                                -----------------------------  -----------------------------
                                   OCTOBER 20,   PERCENT OF      OCTOBER 21,     PERCENT OF
                                      2001        REVENUE          2000            REVENUE
                                  ------------   ------------   --------------  -------------

Operating revenue                   $117,307        100.0%        $114,274         100.0%
Operating expenses:
  Salaries, wages and benefits        65,039         55.4           65,011          56.9
  Facility lease expense              13,985         11.9           13,689          12.0
  Depreciation and amortization        4,588          3.9            4,798           4.2
  Provision for doubtful accounts        882          0.7              888           0.8
  Other                               30,785         26.4           28,118          24.6
                                    --------        -----         --------         -----
    Total operating expenses         115,279         98.3          112,504          98.5
                                    --------        -----         --------         -----
Operating income                    $  2,028          1.7%        $  1,770           1.5%
                                    --------        -----         --------         -----
EBITDA (as defined)                 $  6,616          5.6%        $  6,568           5.7%
                                    --------        -----         --------         -----



     OPERATING REVENUE. Operating revenue increased $3.0 million or 2.7% from the same period last year. This revenue increase is a result of a $5.4 million increase at established academies, and a $1.0 million increase at new academies, offset by a reduction in revenue from closed academies of $3.4 million. The revenue increase at established academies is principally due to a 8.1% increase in the average weekly FTE tuition rate, offset by a decline in the FTE attendance of 4.5%. The increase in the average weekly FTE tuition rate was principally due to selective price increases that were put into place in January 2001 and September 2001 based on geographic market conditions and class capacity utilization. The decrease in FTE attendance was due to a 2.2% decline at our established schools (schools which were open prior to the 2000 year) and a 87.7% decline in schools closed during the 2000 and 2001 years, offset by a 22.2% increase at our new schools.

     SALARIES, WAGES, AND BENEFITS. Salaries, wages, and benefits were virtually unchanged from the same period last year. As a percentage of revenue, labor costs decreased to 55.4% from 56.9% in the prior year. The changes in salaries, wages, and benefits include incremental labor costs of $2.1 million at established academies, incremental labor costs of $0.6 million at new academies, increased field management and corporate administration labor costs of $0.4 million, and increased costs for bonuses and benefits of $0.4 million, offset by reduced incremental labor costs of $2.6 million at closed academies. The increase in labor costs at established schools was mainly due to a 8.3% increase in average hourly wage rates, offset by a 1.8% decline in labor hours compared to the prior year.



     FACILITY LEASE EXPENSE. Facility lease expense increased $0.3 million or 2.2% from the same period last year. This increase was principally due to the increase of monthly lease payments on certain academies where operating performance payments were eliminated.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased $0.2 million from the same period last year. This decrease was mainly due to the closings that occurred in fiscal year 2001.



     OTHER OPERATING COSTS. Other operating costs increased $2.6 million or 9.5% from the same period last year. Other operating costs include repair and maintenance, utilities, insurance, marketing, real estate taxes, food, supplies, transportation, recruitment and training. The increase was due primarily to higher marketing, insurance, utilities, property taxes, travel and meeting costs, offset by decreases in food, repair and maintenance, and transportation costs. As a percentage of revenue, other operating costs increased to 26.4% as compared to 24.6% during the same period last year.



     OPERATING INCOME AND EBITDA. As a result of the foregoing, we had operating income of $2.0 million, an increase from last year of $0.3 million. EBITDA is defined as net income before non-cash restructuring charges, extraordinary items, net interest costs, income taxes, depreciation and amortization. EBITDA was $6.7 million for the period ended October 21, 2001, an increase of $0.1 million from the prior year. The increase in EBITDA is principally due to increased revenues offset by higher other operating expenses including insurance, marketing, summer activity costs and management meeting costs. EBITDA should not be considered in isolation or as a substitute for net income, cash flow from operating activities and other consolidated income or cash flow statement data prepared in accordance with the accounting principles generally accepted in the United States of America or as a measure of the our profitability or liquidity. EBITDA may not be comparable to similarly titled measures used by other companies. In addition, we believe that certain investors find EBITDA to be a useful tool for measuring our ability to service our debt. EBITDA is not necessarily a measure of our ability to fund our cash needs.



     NET INTEREST EXPENSE. Net interest expense decreased $0.9 million compared to the same period last year. The decrease was principally due to lower interest rates and the elimination of certain derivative investments held by us during the first quarter of last year, offset by higher average borrowings under the revolver.



     INCOME TAX RATE. After adding back to pre-tax income permanent differences, the effective income tax rate was approximately 41% for the current year compared to an effective income tax rate of approximately 42.5% for last year.




2001 COMPARED TO 2000 RESULTS



     On April 18, 2001, we changed our fiscal year end from the 52/53-week period ending on the first Saturday in July to the 52/53-week period ending on the Saturday closest to June 30 (See Note 1 of the consolidated financial statements). The table below presents the results of the 52 weeks ended June 30, 2001 and the results of the 52 weeks ended July 1, 2000 (herein referred to as the 2001 year and the 2000 year). The 52 weeks ended July 1, 2000 includes the results of our acquisition of Bright Start from July 21, 1999, which was the date of the acquisition.



     Our operating results for the 2001 year are consistent and comparable with the 2000 year, except for operating results associated with new educational facilities (New Academies). We consider an Academy as new if it opened within the current or previous fiscal year. These schools typically generate operating losses during the first few months of operation until the Academies achieve normalized occupancies. Included in operating income and EBITDA were New Academy operating income of $0.3 million for the 2001 year and New Academy operating losses of $1.9 million for the 2000 year.

     Our operating results for the comparative 52-week periods were as follows (in thousands of dollars):



                                                   52 WEEKS ENDED                    52 WEEKS ENDED
                                           -------------------------------    -----------------------------
                                             JUNE 30,        PERCENT OF         JULY 1,       PERCENT OF
                                               2001            REVENUE            2000          REVENUE
                                           --------------   --------------    -------------  --------------

Operating revenue                              $ 384,837           100.0%        $ 371,037          100.0%

Operating expenses:
Salaries, wages and benefits                     216,018             56.1          205,665            55.4
Facility lease expense                            44,751             11.6           46,573            12.6
Depreciation and amortization                     15,252              4.0           16,335             4.4
Provision for doubtful accounts                    4,531              1.2            2,931             0.8
Restructuring Costs                                                                  7,500             2.0
Other                                             87,393             22.7           86,942            23.4
                                           --------------   --------------    -------------  --------------
Total operating expenses                         367,945             95.6          365,952            98.6
                                           --------------   --------------    -------------  --------------

Operating income                               $  16,892             4.4%         $  5,085            1.4%
                                           --------------   --------------    -------------  --------------

EBITDA                                         $  32,144             8.4%         $ 28,920            7.8%
                                           --------------   --------------    -------------  --------------




     During the 2001 year, we opened six new schools and closed 24 schools. As a result, we operated 734 schools on June 30, 2001. During fiscal year 2001, eight of the closures resulted from management's decision to close certain schools located in areas where the demographic conditions no longer supported an economically viable operation, and the remaining 16 closures were due to management's decision not to renew the leases or contracts of certain schools.



     OPERATING REVENUE. Operating revenue increased $13.8 million or 3.7% during the 2001 year as compared to the 2000 year. The increase in operating revenue includes $18.4 million of incremental revenue from established schools, $7.8 million of incremental revenue from the new schools, most of which were opened late in the 1999 year or early in the 2000 year, offset by $12.4 million of reduced revenue from closed schools. Tuition revenue increased 3.8% during the 2001 year as compared to the 2000 year. The increase in tuition revenue reflects an increase of the average weekly FTE tuition rates of 9.9% offset by a decrease in full time equivalent (FTE) attendance of 5.6%.



     The increase in average weekly tuition per FTE was principally due to selective price increases, which were put into place in February of the 2000 fiscal year and in September of the 2001 fiscal year, based on geographic market conditions and class capacity utilization. The decrease in FTE attendance was due to a 3.4% decline at our established schools (schools which were open prior to the 2000 year) and a 74.9% decline in schools closed during the 2000 and 2001 years, offset by a 41.8% increase at our new schools.



     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits increased $10.4 million or 5.0% during the 2001 year as compared to the 2000 year. As a percentage of revenue, labor costs were 56.1% for the 2001 year as compared to 55.4% during the 2000 year. The increase in salaries, wages and benefits includes incremental labor costs at established schools of $12.5 million, incremental labor costs at new schools of $3.2 million, increased field management and corporate administration labor costs of $1.1 million, increased benefit costs of $1.8 million, increased bonus costs of $1.1 million, offset by reduced incremental labor costs at closed schools of $9.3 million. The increase in labor costs at established schools was mainly due to a 7.8% increase in average hourly wage rates and a 0.1% increase in labor hours. New schools experience higher labor costs relative to revenue as compared to the established schools.



     FACILITY LEASE EXPENSE. Facility lease expense decreased $1.8 million or 3.9% during the 2001 year as compared the 2000 year. The decrease in facility lease expense was mainly due to the closures late in the 2000 year, offset by slightly increased lease expense on lease renewals.



     DEPRECIATION AND AMORTIZATION. Depreciation expense decreased $1.0 million or 6.6% during the 2001 year as compared to the 2000 year. This decrease was mainly due to the closings that occurred in late fiscal year 2000.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts increased $1.6 million or 54.6%. The increase in the provision for doubtful accounts is a result of increasing revenue, higher write-offs and an increase in the bad debt reserve of $0.1 million.



     RESTRUCTURING CHARGE. In the third quarter of 2000, management committed to a plan to close certain schools located in areas where the demographic conditions no longer support an economically viable operation and to restructure our operating management to better serve the remaining schools. Accordingly, we recorded a $7.5 million restructuring charge ($4.5 million after tax) to provide for costs associated with the school closures and restructuring 49 schools. The charge consisted principally of $5.9 million for the present value of rent, real estate taxes, common area maintenance charges, and utilities, net of anticipated sublease income and $1.1 million for the write-down of fixed assets to fair market value.



     OTHER OPERATING COSTS. Other operating costs increased $0.4 million or 0.5% during the 2001 year as compared to the 2000 year. Other operating costs include repair and maintenance, utilities, insurance, marketing, real estate taxes, food, supplies, transportation, recruitment and training. The increase was due primarily to higher expenses in repairs and maintenance, utilities, insurance, real estate taxes, offset by decreases in food, supplies, recruitment, training and other costs. As a percentage of revenue, other operating costs decreased to 22.7% in the 2001 year as compared to 23.4% in the 2000 year.



     OPERATING INCOME AND EBITDA. As a result of the foregoing, operating income was $16.9 million for the 2001 year as compared to $5.1 million during the 2000 year. Excluding the 2000 year restructuring costs, operating income increased $4.3 million or 34.2% in the year 2001 as compared to the year 2000. The increase in operating income is principally due to increased revenue and lower non-labor operating costs. EBITDA is defined as net income before non-cash restructuring charges, extraordinary items, net interest cost, taxes, depreciation and amortization. EBITDA was $32.1 million for the year 2001 as compared to $28.9 million for 2000, an increase of 11.1%. EBITDA should not be considered in isolation or as a substitute for net income, cash flow from operating activities and other consolidated income or cash flow statement data prepared in accordance with the accounting principles generally accepted in the United States of America or as a measure of our profitability or liquidity. EBITDA may not be comparable to similarly titled measures used by other companies.



     INTEREST EXPENSE. Net interest expense for the 2001 year increased $2.8 million from the 2000 year. The increase was principally due to the $3.2 million amortization of transition adjustment from other comprehensive income into operations over the life of the derivative contracts.




     INCOME TAX RATE. After adding back the permanent differences to pretax income, the effective income tax rate for the 2001 year was approximately 41% as compared to approximately 40% for the 2000 year.



2000 COMPARED TO 1999 RESULTS



     On June 10, 1999, we changed our fiscal year to be the period starting on the first Sunday in July and ending on the first Saturday in July in the subsequent year (See Note 1 of the consolidated financial statements). For comparative purposes, the table below presents the results of the 52 weeks ended July 1, 2000 and the results of the 52 weeks ended July 3, 1999 (herein referred to as the 2000 year and the 1999 year). The subsequent discussion of results is based on the 52 week comparison. The selected data for the 52 weeks ended July 3, 1999 is unaudited but reflects all adjustments, consisting of normal recurring accruals, which in the opinion of management are necessary to fairly present our results of operations for the unaudited period. The selected data for the 52 weeks ended July 1, 2000 includes the results of our acquisition of Bright Start from July 21, 1999, which was the date of acquisition.



     Our operating results for the 2000 year were consistent and comparable with the 1999 year, except for operating losses associated with new educational facilities (New Academies) and the acquisition of the 43 Bright Start Academies. We consider an Academy as new if it opened within the current or previous fiscal year. These schools typically generate operating losses during the first few months of operation until the Academies achieve normalized occupancies. Included in operating income and EBIDTA were New Academy operating losses of $1.9 million and $0.7 million for the 2000 year and 1999 year, respectively. Bright Start contributed $2.1 million and $1.5 million to operating income and EBITDA for the 2000 year.

     Full-time equivalent (FTE) attendance is not a measure of the absolute number of students attending our Academies, but rather is an approximation of the full-time equivalent number of students based on our estimates and weighted averages. For example, a student attending full-time is equivalent to one FTE, while a student attending only one-half of each day is equivalent to 0.5 FTE.



     Our operating results for the comparative 52-week periods were as follows (in thousands of dollars):



                                   52 WEEKS ENDED          52 WEEKS ENDED
                                --------------------    --------------------
                                July 1,   Percent of    July 3,  Percent of
                                 2000      Revenue       1999     Revenue



Operating revenue              $371,037     100.0%     $328,763     100.0%



Operating expenses:
Salaries, wages and benefits    205,665      55.4       175,563      53.4
Facility lease payments          46,573      12.6        39,539      12.0
Depreciation                     13,500       3.6        13,034       4.0
Amortization of goodwill
     and other intangibles        2,835       0.8         2,330       0.7
Restructuring Costs               7,500       2.0
Other                            89,879      24.2        79,914      24.3
                               --------  --------    ---------   --------
Total operating expenses        365,952      98.6       310,380      94.5
                               --------  --------    ---------  ---------
Operating income               $  5,085       1.4%     $ 18,383       5.5%
                               ========  ========    ==========  =========



EBITDA                         $ 28,920       7.8%     $ 33,747      10.3%
                               ========  ========    ==========  =========



     During the 2000 year, we opened 16 new schools and acquired 43 schools through the acquisition of Bright Start. During that same period, we closed 50 schools. As a result, we operated 752 schools on July 1, 2000. During fiscal year 2000, 39 of the closures resulted from management's decision to close certain schools located in areas where the demographic conditions no longer supported an economically viable operation, and the remaining 11 closures were due to management's decision not to renew the leases or contracts of certain schools.


     OPERATING REVENUE. Operating revenue increased $42.3 million or 12.9% during the 2000 year as compared to the 1999 year. The increase in operating revenued includes $24.0 million from the acquired Bright Start schools, $13.9 million of incremental revenue from established schools, $10.9 million of incremental revenue from the new schools, most of which were opened late in the 1999 year or early in the 2000 year, offset by $6.5 million of reduced revenue from closed schools. Tuition revenue increased 13.2% during the 2000 year as compared to the 1999 year. The increase in tuition revenue reflected an increase in full time equivalent (FTE) attendance of 7.1% and an increase of the average weekly FTE tuition rates of 5.7%.



     The increase in FTE attendance was due to the addition of the Bright Start schools and the new schools offset by a 1.2% decline at our established schools (schools which were open prior to the 1999 year). The increase in average weekly tuition per FTE was principally due to selective price increases which were put into place in February of fiscal years 1999 and 2000, based on geographic market conditions and class capacity utilization.



     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits increased $30.1 million or 17.1% during the 2000 year as compared to the 1999 year. As a percentage of revenue, labor costs were 55.4% for the 2000 year as compared to 53.4% during the 1999 year. The increase in salaries, wages and benefits includes incremental labor costs at established schools of $12.3 million, Bright Start labor costs of $13.1 million, incremental labor costs at new schools of $6.1 million, increased field management and corporate administration labor costs of $0.9 million, increased benefit costs of $1.6 million, offset by reduced incremental labor costs at closed schools of $3.9 million. The increase in labor costs at established schools was mainly due to a 7.0% increase in average hourly wage rates and a 1.3% increase in labor hours. New schools experience higher labor costs relative to revenue as compared to established schools.

     FACILITY LEASE EXPENSE. Facility lease expense increased $7.0 million or 17.8% during the 2000 year as compared the 1999 year. The increase in facility lease expense was mainly due to higher relative lease costs associated with the Bright Start schools and the 28 new schools opened in late fiscal 1999 and early fiscal year 2000, offset by the closures late in fiscal year 2000.

     DEPRECIATION. Depreciation expense increased $0.5 million or 3.6% during the 2000 year as compared to the 1999 year. The increase in depreciation was due to the addition of the Bright Start schools.


     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES. The amortization of goodwill and other intangibles increased $0.5 million or 21.7% for the 2000 year as compared the 1999 year. This increase was due to the amortization of goodwill associated with the Bright Start acquisition.



     RESTRUCTURING CHARGE. In the third quarter of 2000, management committed to a plan to close certain schools located in areas where the demographic conditions no longer support an economically viable operation and to restructure its operating management to better serve the remaining schools. Accordingly, we recorded a $7.5 million restructuring charge ($4.5 million after tax) to provide for costs associated with the school closures and restructuring 49 schools. The charge consisted principally of $5.9 million for the present value of rent, real estate taxes, common area maintenance charges, and utilities, net of anticipated sublease income and $1.1 million for the write-down of fixed assets to fair market value. At July 1, 2000, we had an accrual for the closing of these Academies of $6.2 million. During fiscal year 2000, 39 schools were closed. Subsequent to the end of the fiscal year, an additional four schools closed in connection with the restructuring plan.



     OTHER OPERATING COSTS. Other operating costs increased $10.0 million or 12.5% during the 2000 year as compared to the 1999 year. Other operating costs included repair and maintenance, utilities, insurance, marketing, real estate taxes, food, supplies and transportation. The increase was due primarily to higher expenses in repairs and maintenance, utilities, real estate taxes, food and supplies. As a percentage of revenue, other operating costs decreased to 24.2% in the 2000 year from 24.3% in the 1999 year.



     OPERATING INCOME AND EBITDA. As a result of the foregoing, operating income was $5.1 million for the 2000 year as compared to $18.4 million during the 1999 year. The decline in operating income was principally due to higher costs and the restructuring charge offsetting the increased revenue. EBITDA is defined as net income before non-cash restructuring charges, extraordinary items, net interest cost, taxes, depreciation and amortization. EBITDA was $28.9 million and $33.7 million for 2000 year and 1999 year, respectively. The decline in EBITDA was attributed to higher costs offsetting increased revenue.



     INTEREST EXPENSE. Net interest expense for the 2000 year increased $1.7 million from the 1999 year. The increase was mainly a result of additional interest paid on the Senior Notes due to an interest rate swap arrangement, higher average borrowings under the Revolving Credit facility resulting from the acquisition of Bright Start, and reduced capitalized interest associated with constructing new schools.


     INCOME TAX RATE. After adding back the permanent differences to pretax income, the effective income tax rate for the 2000 year was approximately 40% as compared to approximately 49% for the 1999 year. The 1999 year effective income tax rate was impacted by the resolution of issues raised by the IRS regarding our benefit plan (see Note 8 to the consolidated financial statements).


LIQUIDITY AND CAPITAL RESOURCES



     Our principal sources of liquidity are from cash flows generated by operations, borrowings on the revolving credit facility under the Credit Agreement, and sale and leaseback financing for newly constructed schools and $11.6 million in capital contributions expected to be received from our parent company from the sale of our parent company's convertible preferred stock to LPA pursuant to LPA's commitment. Our principal uses of liquidity are to meet our debt service requirements, finance our capital expenditures and provide working capital. We incurred substantial indebtedness in connection with the Transactions.



     We and our parent company have entered into the Credit Agreement, as amended, consisting of the $40 million Term Loan Facility and the $25 million Revolving Credit Facility. We and our parent company borrowed the entire $40 million available under the Term Loan Facility in connection with the Transactions. The borrowings under the Credit Agreement, together with the proceeds from the sale of the old notes and the equity investment, were used to consummate the Transactions and to pay the related fees and expenses.

     The Credit Agreement will terminate on May 11, 2005. The term loan amortizes in an amount equal to $1.0 million per year in fiscal years 2002 through 2003, $7.8 million in fiscal year 2004, and $27.5 million in fiscal year 2005. The term loan is also subject to mandatory prepayment in the event of certain equity or debt issuances or asset sales by us or any of our subsidiaries and in amounts equal to specified percentages of excess cash flow (as defined). On October 20, 2001, there was $37.0 million outstanding on the term loan and $16.2 million outstanding on the revolving credit facility. We had outstanding letters of credit in an aggregate amount equal to $7.8 million, and $1.0 million was available for working capital purposes under the revolving credit facility. However, prior to October 20, 2001 the agent bank under the Credit Agreement had notified us that an event of default existed thereunder and that no additional borrowings would be permitted. As discussed below, the lenders under the Credit Agreement subsequently waived these defaults. Our Credit Agreement, notes and preferred stock contain certain covenants that limit our ability to incur additional indebtedness, pay cash dividends or make certain other restricted payments.



     On December 15, 1999, LPA acquired an additional $15.0 million of redeemable preferred stock in our parent company and received warrants to purchase an additional 3.0% of our parent company's outstanding common stock on a fully diluted basis at that time. The proceeds of that investment were contributed to us as common equity. In connection with such purchase and contribution, the banks waived their right under the Credit Agreement to require that such proceeds be used to repay amounts outstanding under the Credit Agreement. The proceeds of such equity contribution were used to repay borrowings under the revolving credit facility that were incurred to finance the Bright Start acquisition.



     Pursuant to a notice dated November 13, 2001, our parent company offered all of its stockholders the right to purchase up to their respective pro rata amount of a newly created class of convertible preferred stock and warrants to purchase common stock of our parent company. The convertible preferred stock is junior to the redeemable preferred stock of our parent company in terms of dividends, distributions, and rights upon liquidation. Up to $4.25 million of convertible preferred stock of our parent company and warrants to purchase 562,500 shares of common stock of our parent company were offered. Stockholders of our parent company electing to participate in the offer were required to commit to purchase a similar percentage of an additional aggregate amount of convertible preferred stock equal to $10.75 million. At any time, or from time to time, prior to May 14, 2002, as requested by our parent company, the stockholders of our parent company participating in the preemptive rights offer are required to purchase the balance of the convertible preferred stock being offered thereby. All of the proceeds from the pre-emptive rights offer received by our parent company will be contributed to us as common equity and will be used by us for general working capital and liquidity purposes.



     On November 14, 2001, we, our parent company and certain of our senior secured lenders entered into an amendment to the Credit Agreement. The amendment waived our and our parent company's existing defaults in connection with the failure to satisfy certain financial covenants for the quarterly periods ended June 30, 2001 and September 30, 2001, and the failure to deliver timely financial information to the senior secured lenders. Additionally, the amendment revised certain financial covenant targets for fiscal years 2002, 2003 and 2004. We expect to comply with the financial covenants contained in the Credit Agreement, as amended, throughout fiscal year 2002. However, there can be no assurance that we will be able to do so. The amendment also addressed specific waivers necessary to permit the issuance of a new class of convertible preferred stock of our parent company. In consideration for the waiver and amendments, our parent company is required to issue additional equity equal to $15.0 million prior to May 14, 2002, with $3.4 million to be issued prior to the effectiveness of the amendment and an additional $0.825 million to be issued prior to December 31, 2001. Additionally, as part of the amendment, JPMP agreed to guaranty a portion of the bank debt if LPA fails to satisfy its commitment to purchase the new equity prior to May 14, 2002 or earlier if the bank debt has been accelerated. The amount of such guaranty equals the amount of LPA's unfunded commitment to purchase the new equity, as adjusted from time to time.



     Pursuant to the November 13, 2001 preemptive notice, on November 15, 2001 LPA acquired $3.4 million of our parent company's convertible preferred stock and received warrants to purchase 452,343 shares of common stock. The proceeds of that $3.4 million investment were contributed to us as common equity. In connection with such purchase, the banks waived their right under the Credit Agreement to require that the proceeds be used to repay amounts outstanding under the Credit Agreement.



     LPA also committed to purchase the balance of the $11.6 million of convertible preferred stock being offered and not otherwise purchased by the other stockholders of our parent company. Prior to December 31, 2001, LPA is required to purchase an amount of convertible preferred stock equal to the difference between $0.8 million and the value of the amount of the convertible preferred stock purchased by other stockholders in connection with the November 13, 2001 preemptive notice. After December 31, 2001, the balance of the convertible preferred stock of our parent company to be purchased by LPA will, as applicable, be purchased at any time, or from time to time, prior to May 14, 2002 at the request of our parent company. If our parent company has not requested that LPA fund its commitment to purchase the balance of the convertible preferred stock prior to May 14, 2002, LPA has the right to cause our parent company to issue the balance of the convertible preferred stock to LPA. After giving effect to the investment on November 15, 2001, LPA beneficially owns approximately 90.0% our parent company's outstanding common stock on a fully diluted basis.



     In connection with the amendment to the Credit Agreement and the $15.0 million of committed capital, management is continuing to review plans and actions that will enable us to improve future operations. However, there can be no assurance that we will be able to do so.



     Cash flows from operating activities were $1.7 million during the 16 weeks ended October 20, 2001 as compared to cash flows from operating activities of $0.3 million during the same period in fiscal year 2001. The $1.4 million increase in operating cash flow is principally due a $5.6 million increase in accounts payable and other current liabilities, a $1.8 million decrease in accounts receivable and a $1.3 million change in other assets and liabilities, offset by a $5.6 million increase in prepaid expenses and supplies, a $1.1 million increase in deferred taxes and a decrease in accrued interest of $1.0 million.



     Cash flows used for investing activities were $2.6 million during the 16 weeks ended October 20, 2001, as compared to cash flows used of $1.7 million during the 16 weeks ended October 21, 2000. The $0.8 million increase in cash flows used for investing activities was principally due to an increase of $0.6 million for maintenance and development.



     Cash flows from financing activities were $1.2 million during the 16 weeks ended October 20, 2001, compared to cash flows from financing activities of $0.6 million during the same period of fiscal year 2001. The $0.6 million increase in cash flows from financing activities was principally due to a $3.1 million decrease in restricted cash investments; a decrease in debt and capital lease payments of $0.3 million, offset by an decrease in borrowings on the revolver. Restricted cash investments represents cash deposited in escrow accounts to be utilized for the expected claim payout under our workers compensation insurance coverage.



     Cash flows from operating activities were $2.8 million during the 52 weeks ended June 30, 2001, (2001 year) as compared to cash flows from operating activities of $5.6 million during the 52 weeks ended July 1, 2000, (2000 year). The $2.8 million decrease in cash flows from operations was mainly due to a $4.2 million decrease in net loss, a $5.1 million change in deferred income taxes, a $3.2 million amortization of transaction adjustment into operations, offset by the non-cash restructuring charge of $7.5 million in 2000, a $7.0 million net change in other assets and liabilities and a $0.8 million net change in working capital.



     Cash flows used for investing activities were $14.7 million during the 2001 year as compared to cash flows used of $10.3 million during the 2000 year. The $4.4 million increase in cash flows used for investing activities was principally due to a $4.5 million increase in maintenance capital expenditures, a $23.2 million decrease in proceeds from new school sale lease-backs, a $12.9 million decrease in new school development, and a $10.4 million decrease used for the Bright Start acquisition.



     Cash flows from financing activities were $13.0 million during the 2001 year compared to cash flows from financing activities of $4.2 million during the 2000 year. The $8.8 million increase in cash flows from financing activities was principally due to a $0.7 million net decrease in restricted cash requirements, a $13.0 million increase in net borrowings and a $1.2 million increase in bank overdrafts related to the timing of monthly expense payments. Restricted cash investments represent cash deposited in escrow accounts as collateral for the self-insured portion of our workers compensation insurance coverage.



     We opened four new corporate sites and two new school additions to existing schools during the 16 weeks ended October 20, 2001. The cost to open a new school ranges from $1.0 million to $1.5 million, of which approximately 85% is typically financed through a sale and leaseback transaction. Alternatively, the school may be constructed on a build to suit basis, which reduces the working capital requirements during the construction process. We intend to explore other efficient real estate financing transactions in the future as needed. As of October 20, 2001, we had $2.5 million invested in new school development in excess of amounts received from sale and leaseback transactions.

     Purchasers of schools in sale and leaseback transactions have included insurance companies, bank trust departments, pension funds, real estate investment trusts and individuals. The leases are operating leases and generally have terms of 15 to 20 years with one or two five-year renewal options. Most of these transactions are structured with an annual rental designed to provide the owner/lessor with a fixed cash return on their capitalized cost over the term of the lease. In addition, many of our leases provide for contingent rentals if the school's operating revenue exceeds certain levels. Although we expect sale and leaseback transactions to continue to finance our expansion, no assurance can be given that such funding will always be available.



     Total capital expenditures for the 52 weeks ended June 30, 2001 and the 16 weeks ended October 20, 2001, were $14.9 million and $2.6 million, respectively. The increase in total capital expenditures is a result of increased spending on the maintenance and the development of new schools. We view all capital expenditures, other than those incurred in connection with the development of new schools, to be maintenance capital expenditures. Maintenance capital expenditures for the 52 weeks ended June 30, 2001 and the 16 weeks ended October 20, 2001 were $14.9 million and $1.9 million, respectively.



     In addition to maintenance capital expenditures, we expend additional funds to ensure that our facilities are in good working condition. Such funds are expensed in the periods in which they are incurred. The amounts of such expenses for the 52 weeks ended June 30, 2001 and the 16 weeks ended October 20, 2001 were $12.5 million and $3.7 million, respectively.


INFLATION AND GENERAL ECONOMIC CONDITION


     During the past three years (a period of low inflation), we implemented selective increases in tuition rates based on geographic market conditions and class capacity utilization. During the 2001 year, we experienced inflationary pressures on average wage rates, as hourly rates increased approximately 8%. Management believes this is occurring industry-wide and there is no assurance that such wage rate increases can be recovered through future increases in tuition. A sustained recession with high unemployment may have a material adverse effect on our operations.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     Current indebtedness consists of notes in the aggregate principal amount of $145 million, the term loan under the Credit Agreement in the aggregate principal amount of $37.0 million at October 20, 2001 and the revolving credit facility under the Credit Agreement providing for revolving loans to us in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25 million. Borrowings under the notes bear interest at 10% per annum. Borrowings under the Credit Agreement bear interest at a rate per annum equal (at our option) to: (a) an adjusted London inter-bank offered rate ("LIBOR") not to be less than an amount equal to 2.50% per annum, plus a percentage based on our financial performance; or (b) a rate equal to the higher of The Chase Manhattan Bank's published prime rate, a certificate of deposit rate plus 1% or the federal funds effective rate plus 1/2 of 1% plus, in each case, a percentage based on our financial performance. The borrowing margins applicable to the Credit Agreement are currently 3.25% for LIBOR loans and 2.25% for ABR loans. The notes will mature in May 2008 and the Credit Agreement will mature in May 2005. The term loan amortizes in an amount equal to $1.0 million in fiscal year 2002 through 2003, $7.8 million in fiscal year 2004 and $27.5 million in fiscal year 2005. The term loan is also subject to mandatory prepayment in the event of certain equity or debt issuances or asset sales by us or any of our subsidiaries in amounts equal to specified percentage of excess cash flow (as defined).


     To reduce the impact of interest rate changes on the term loan, we entered into interest rate collar agreements during the second quarter of fiscal year 1999. The collar agreements cover the LIBOR interest rate portion of the term loan, effectively setting maximum and minimum interest rates of 9.5% and 7.9%.


     To reduce interest expense on the $145 million of notes, we entered into an interest rate swap transaction with an imbedded collar during the third quarter of fiscal year 1999. The effect of this transaction is that the fixed rate debt was essentially exchanged for a variable rate arrangement based on LIBOR plus a fixed percentage. The imbedded collar covers the LIBOR portion of variable rate swap, effectively setting maximum and minimum interest rates of 10.9% and 9.2%. On January 11, 2001, we entered into an agreement with the counter party to terminate the interest rate swap on the notes. The termination agreement required us to pay the counter party $575,000 on February 28, 2001.

     There were no initial costs associated with either the swap or the interest rate collar agreements as the floor and ceiling cap rates were priced to offset each other. Any differential paid or received based on the swap/collar agreements is recognized as an adjustment to interest expense. As of October 20, 2001, the notional value of such derivatives was $18.5 million.



     A 1% increase in the applicable index rate, after giving effect to the interest rate collar, would result in an interest expense increase of $0.3 million per year. A 1% decrease in the applicable index rate, after giving effect to the interest rate collars, would result in an interest expense decrease of $0.3 million per year.

                                    BUSINESS

GENERAL

     La Petite, founded in 1968, is the largest privately held and one of the leading for-profit preschool educational facilities (commonly referred to as Academies) in the United States based on the number of centers operated. We provide center-based educational services and child care to children between the ages of six weeks and 12 years.

     We believe we differentiate ourselves through our superior educational programs, which were developed and are regularly enhanced by our Curriculum Department. Our focus on quality educational services allows us to capitalize on the increased awareness of the benefits of premium educational instruction for preschool and elementary school age children. At our residential and employer-based Academies, we utilize our proprietary Journey(R) curriculum with the intent of maximizing a child's cognitive and social development. We also operate Montessori schools that employ the Montessori method of teaching, a classical approach that features the programming of tasks with materials presented in a sequence dictated by each child's capabilities.


     As of October 20, 2001, we operated 725 Academies, including 661 residential Academies, 32 employer-based Academies and 32 Montessori schools, located in 36 states and the District of Columbia. This represents a decrease of 24 schools for the same period of fiscal year 2001. This decrease is a result of 35 closures and 11 openings. The closures resulted from management's decision to close certain schools located in areas where the demographic conditions no longer supported an economically viable operation. For the 16 weeks ended October 20, 2001, we had an average attendance of approximately 72,000 full and part-time children.


COMPETITIVE STRENGTHS


     STRONG MARKET POSITION AND BRAND IDENTITIES. Based on the number of centers operated, La Petite Academy is the largest privately-held and one of the leading providers of for-profit preschool education and child care services in the United States. Operating since 1968, we have built brand equity in the markets we serve through the development of a network of Academies concentrated in clusters in demographically desirable MSAs. Our Academy clusters maintain close ties with local neighborhoods through public relations efforts, parent newsletters and brochures and support of community activities. We believe that we benefit significantly from word-of-mouth referrals from parents, educators and other school administrators. Our advertising reinforces our community-based reputation for quality service principally through targeted direct mailings and radio air time. Our high, customer-driven standards and well-trained and caring staff strengthens our image as an innovative education provider.



     FOCUSED EDUCATIONAL CURRICULUM. Our focus is on educating the child rather than simply providing traditional child care services. Our proprietary Journey(R) curriculum was originally developed in 1991 by La Petite educators with the assistance of experts in early childhood education, with the intent of maximizing a child's cognitive development while ensuring a positive experience for the child. The curriculum emphasizes individuality and allows each child to progress at their own pace, building skills in a logical pattern using a "hands-on" approach. All programs and activities are developmentally appropriate, promote a child's intellectual, physical, emotional and social development and are enhanced by on-site efforts of our educational staff. In addition, we recently began adding monthly curriculum enhancements to Journey to help continue to improve program implementation and increase on-going communication with parents. We also operate Montessori schools, which target education conscious parents under the name Montessori Unlimited(R). The Montessori method is a classical approach that provides specific task-oriented educational materials or "apparatus" presented in a sequence determined by each child's natural capabilities. Each activity in the prepared environment of the Montessori classroom has its roots in early development and serves as a foundation for future, more complex developments.



     ATTRACTIVE BUSINESS MODEL. We are seeking to improve profitability at the Academy level through a combination of revenue enhancement and cost management at the individual Academies and economies of scale and synergies realized through the clustering of Academies in economically and demographically attractive areas. During the 2001 year, we re-opened one Journey-based Academy and 5 new employer-based Academies. Our Journey Academies average 5,900 square feet with a license capacity of approximately 150 children and our Montessori schools average 8,200 square feet with a license capacity of approximately 130 children. In addition, our Montessori schools have proved to be successful with higher student retention, tuition averaging approximately 45% more than at our residential and employer-based Academies and more favorable student-teacher ratios, resulting in increased profitability. We have focused on providing our Academies with the systems to improve capacity utilization and operational efficiency. In March 1998, La Petite completed the installation in all of its residential Academies of a newly developed proprietary management information system, ADMIN, and in September 1999, this was expanded to include all Montessori schools. ADMIN is a unique point of sale system which enables us to more effectively monitor attendance, increase revenues and gather information throughout all of its markets. ADMIN currently handles the tuition billing process, allowing Academy Directors to concentrate on communicating and interacting with parents, supervising staff and spending time with children. ADMIN also provides management with timely access to detailed accurate information on our operations. Our size and scope also allows us to cost-effectively purchase supplies, conduct advertising and marketing outreach programs and train employees.



     GEOGRAPHICALLY DIVERSIFIED OPERATIONS. Our operations are geographically diversified, with 725 Academies located throughout 36 states and the District of Columbia as of October 20, 2001. Although the highest number of our Academies are located in Texas, Florida, California, Georgia and Virginia, these states account for less than half of the our Academies. The geographical diversity of our operations and profitability mitigates the potential impact of regional economic downturns or adverse changes in local regulations.



     EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our three Division Vice Presidents and 41 Managing Directors average over 19 years and 12 years with us, respectively. Management has successfully reduced employee turnover, closed or revitalized underperforming Academies, implemented operational data systems and improved operating margins. As of the date of this prospectus, management owns or has the right to acquire, subject to certain performance requirements, approximately 7.0% of the common stock of our parent company on a fully diluted basis.


BUSINESS STRATEGY

     Management believes we are well positioned for future growth as one of the leading providers of quality educational care to preschool aged children. Our objective is to grow our higher margin businesses and continue to be a leader in the markets in which it operates.


     EMPHASIZE EDUCATIONAL CURRICULUM. Our curriculum department continually evaluates and improves the quality of our educational materials and programs. We have invested significant resources in developing our proprietary Journey(R) curriculum, utilized at both our residential and employer-based Academies. In addition, we recently began adding monthly curriculum enhancements to help continue to improve program implementation and increase on-going communication with parents. We invested in additional classroom facilities and educational materials to enhance the delivery of the Journey(R) curriculum at 312 of our Academies, impacted in the fall of 1999. Our Montessori schools are staffed with certified Montessori lead teachers who follow traditional Montessori methods that appeal to education conscious parents.



     CAPITALIZE ON REPUTATION FOR CUSTOMER DRIVEN SERVICE. We believe that our knowledge of parents' objectives and desires for their children's education differentiates us from other child care providers. In order to better understand customer needs, we conduct:



     - focus groups with parents;
     - customer and employee satisfaction surveys (conducted by us and third parties); and
     - interviews with parents.



     Our program includes a video and a monthly newsletter that explain the curriculum being provided to the children and guarantees the delivery of daily or weekly (depending on the age of the child) individual progress reports. We continually strive to improve our customer retention and increase loyalty by interacting with parents on a daily basis and focusing on meeting and, if possible, exceeding their expectations.


     INCREASE ACADEMY PROFITABILITY. We plan to improve Academy profitability by increasing capacity utilization and tuition rates, managing costs and leveraging our existing and newly built Academies to achieve economies of scale and synergies. We intend to continue to increase capacity utilization by emphasizing local marketing programs and improving customer retention and loyalty. We believe we are an industry leader in our commitment to ongoing qualitative and quantitative research to determine customer needs and expectations. Academy Directors use their understanding of the markets in which they operate to cost effectively target parents through customer referrals, the support of community activities and print media and spot radio advertising. In addition, with the implementation of ADMIN, which provides us with the information necessary to implement targeted pricing, we have the ability to maximize revenue by charging customers a premium for services in high demand. The ability to control revenue and increase operating efficiency at the point of sale through the implementation of ADMIN also presents an opportunity for us to better allocate an Academy Director's time. We achieve local economies of scale by employing a cluster strategy of either building in markets where we have existing Academies or entering new markets through the construction of a minimum number of Academies.


     BUILD ACADEMIES AND MONTESSORI SCHOOLS IN ATTRACTIVE MARKETS. During the 2001 year, we re-opened one Journey based Academy and 5 new employee-based Academies. Academies are approximately 6,000 square feet, built on sites of approximately one acre, have a license capacity of approximately 150 children for Journey(R) curriculum based Academies and 130 children for Montessori schools and incorporate a closed classroom concept.


     PURSUE STRATEGIC OPPORTUNITIES. In addition to accelerating new Academy development, we may seek to acquire existing child care centers where demographics and facility conditions complement its business strategy. Management believes our competitive position, economies of scale and financial strength will enable us to capitalize on selective acquisition opportunities in the fragmented child care industry. We may also engage in cross-marketing opportunities with manufacturers and marketers of educational products.

CURRICULUM

     RESIDENTIAL AND EMPLOYER-BASED ACADEMIES. In 1991, La Petite, with the assistance of outside educational experts, designed and developed the Journey(R) curriculum to not only maximize children's cognitive development but also to provide a positive learning experience for the children. We believe the Journey(R) curriculum is unsurpassed by the educational materials of any of the major child care providers or our other competitors, many of whom purchase educational materials from third party vendors.


     Journey is an integrated approach to learning, giving children opportunities to learn through all of their senses while stimulating development and learning in all areas. Children progress at their own pace, building skills and abilities in a logical pattern. The Journey(R) curriculum covers children of all ages that we serve. Each level of the curriculum includes:



     - a parent component;



     - built-in teacher training;



     - carefully selected age appropriate materials, equipment and activities;
       and


     - a well planned and developed environment.

     For infants and toddlers, Journey provides activities for a variety of developmental areas such as listening and talking, physical development, creativity and learning from the world around them. As infants become toddlers, more activities focus on nurturing their need for independence and practicing small motor skills that help them learn to feed themselves, walk and communicate with others. Journey provides songs, fingerplay, art ideas, storytelling tips, building activities and many activities to develop the bodies of toddlers through climbing, pushing and pulling. These activities also build the foundation for social skills such as how to get along with others and how to share.

     The Journey preschool program includes a balance of teacher-directed and child-directed activities that address both the physical and intellectual development of preschool children. Physical activities are designed to increase physical and mental dexterity, specifically hand-eye and large and small muscle coordination. Preschool children also engage in creative and expressive activities such as painting, crafts and music. Intellectual activities are designed to promote language development, pre-reading, writing and thinking skills, imagination through role playing, pretending and problem solving. In addition, Journey enables the children to experience the world around them through geography, Spanish, mathematics and sensorial activities.


     The Journey(R) curriculum for SuperStars, children ages 5 through 12, consists of providing:



     - quiet, private space for them to do homework;



     - social interaction with children of their own age;



     - participation in enrichment programs such as arts and crafts and fitness activities; and

     - transportation to and from their elementary schools.


     MONTESSORI SCHOOLS. Montessori is a non-traditional method of education in which children work and learn in a highly individualized environment. Montessori materials, combined with our certified Montessori instructors, create a learning environment in which children become energized to explore, investigate and learn. Children work in mixed age group classrooms with attractive, state-of-the-art Montessori materials that have been designed to stimulate each child's interest in reading, mathematics, geography and science. In addition to the Montessori method, Montessori schools provide enrolled children foreign language and computer learning.


ACADEMY NETWORK


     We operate three types of child care centers: residential Academies, employer-based Academies and Montessori schools. Academies generally operate year-round, five days a week and typically are open from 6:30 AM to 6:30 PM. A child may be enrolled in any of a variety of program schedules from a full-time, five-day-per-week plan to as little as two or three half-days a week. A child attending full-time typically spends approximately nine hours a day, five days per week, at an Academy. Our SuperStars program for children ages five to 12 provides extended child care before and after the elementary school day and transportation to and from the elementary school.


     Academy employees include Academy Directors, Assistant Directors (who are generally teachers), full-time and part-time teachers, temporary and substitute teachers, teachers' aides, and non-teaching staff. On average, there are 15 to 20 employees per Academy. Each Academy is managed by an Academy Director. An Academy Director implements company policies and procedures, but has the autonomy to individualize local operations. Responsibilities of Academy Directors include curriculum implementation, the establishment of daily, weekly and monthly operating schedules, staffing, marketing to develop and increase enrollment and control of operating expenses. Personnel involved in operations as Academy Director and above are compensated in part on the basis of the profitability and level of parent and employee satisfaction of each Academy for which they have managerial responsibility.


     Academy Directors are supervised by a Managing Director. Managing Directors have an average of 12 years of experience with us, typically are responsible for six to 30 Academies and report to one of three Divisional Vice Presidents. Managing Directors visit their Academies regularly and are in frequent contact with Academy Staff to help make decisions and improvements to program quality and profitability. Our Divisional Vice Presidents average in excess of 19 years of experience with us.



     RESIDENTIAL ACADEMIES. As of October 20, 2001, we operated 661 residential Academies. Residential Academies are typically located in residential, middle income neighborhoods, and are usually one-story, air-conditioned buildings located on three-quarters of an acre to one acre of land. A typical residential Academy also has an adjacent playground designed to accommodate the full age range of children attending the school. Our residential Academies are approximately 6,000 square feet, built on sites of approximately one acre, have a license capacity of approximately 150 children and incorporate a closed classroom concept. We continue to improve, modernize and renovate existing residential Academies to improve efficiency and operations, to better compete, to respond to the requests of parents and to support the Journey(R) curriculum.



     Residential Academies generally have programs to care for children from toddlers to 12 years old arranged in five age groups. In addition, over half of our residential Academies offer child care for infants as young as six weeks old. Teacher-student ratios vary depending on state requirements but generally decrease with the older child groups.



     EMPLOYER-BASED ACADEMIES. As of October 20, 2001, we operated 23 employer-based Academies, which are similar to residential Academies, but are designed to offer businesses, including government employers and hospitals, on-site employer-sponsored child care. So far, our focus has been principally on developing on-site centers, operating employers' on-site centers through management contracts and providing consulting services for developing and managing centers. At most of our employer-based Academies, tuition is collected from our students in the same way as at residential Academies. At some of our employer-based Academies, additional payments or support services from the sponsoring employer are received. At other employer-based Academies, a fee in addition to tuition may be received.



     MONTESSORI SCHOOLS. As of October 20, 2001, we operated 32 Montessori schools. Montessori schools are typically located in upper-middle income areas and feature brick facades and closed classrooms. The Montessori schools typically have lower staff turnover, and their lead teachers are certified Montessori instructors, many of whom are certified through our own training program. In addition, unlike students at residential Academies, Montessori students are enrolled for an entire school year, pay tuition monthly in advance and pay higher tuition rates.

SEASONALITY


     Historically, our operating revenue has followed the seasonality of a school year, declining during the summer months and the year-end holiday period. The number of new children enrolling at our Academies is generally highest in September-October and January-February; therefore, we attempt to concentrate our marketing efforts immediately preceding these high enrollment periods. Several Academies in certain geographic markets have a backlog of children waiting to attend; however, this backlog is not material to the overall attendance throughout the system.


NEW ACADEMY DEVELOPMENT


     We intend to expand within existing markets and to enter new markets with Academies and Montessori schools concentrated in clusters. In our existing markets, management believes it has developed an effective selection process to identify attractive markets for prospective Academy sites. In evaluating the suitability of a particular location, we concentrate on the demographics of our target customer within a two mile radius for residential Academies and a six mile radius for Montessori schools. We target MSA's with benchmark demographics which indicate parent education levels and family incomes combined with high child population growth, and consider the labor supply, cost of marketing and the likely speed and ease of development of Academies in the area.



     Newly constructed Academies are generally able to open approximately 36 weeks after the real estate contract is signed. Because a location's early performance is critical in establishing its ongoing reputation, our Academy staff is supported with a variety of special programs to help achieve quick enrollment gains and development of a positive reputation. These programs include special compensation for the Academy Director who opens the new site and investment in local marketing prior to the opening.



     During the 2001 year, we re-opened one Journey-based Academy and 5 new employer-based Academies.


TUITION


     Academy tuition depends upon a number of factors including, but not limited to, location of an Academy, age of the child, full or part-time attendance and competition. We also provide various tuition discounts primarily consisting of our sibling, staff, and corporate referral programs. We adjust tuition for Academy programs by child age-group and program schedule within each Academy on an annual basis each September. Parents also pay an annual registration fee, which is reduced for families with more than one child attending an Academy. Tuition and fees are payable weekly and in advance for most residential and employer-based Academies and monthly and in advance for Montessori schools. Management estimates that state governments pay the tuition for approximately 16% of the children under our care.


MARKETING AND ADVERTISING

     In 2000, we embarked on a branding and marketing initiative that we believe will enhance the value of the La Petite Academy name. A series of focus groups were conducted to study different graphical elements of parent communications and a new logo design. We introduced a new logo and identity package. The new Apple design retains a previous theme but adds a contemporary feel. The new logo brings an attractive design element yet retains the brand equity found in the previous Apple style. The new logo and other graphic elements were used to develop a complete package of parent communications, print advertising, and other collateral material. The design elements are now being incorporated into other branding efforts including signage and additional advertising mediums.

     We continue to focus on retention as the greatest asset to business stability and growth. In July 2000, we introduced an innovative employee cash incentive bonus program. This program rewards Academy employees for achieving utilization targets and in-turn, providing high levels of customer service. We believe that parents view the program as a highly positive means of improving teacher retention and adding value.

     A heavy emphasis has been placed on expanding corporate partner relationships and growing our "Preferred Employer Program." This Program allows us to build quality relationships with large corporations by providing preferred pricing for their employees who enroll their children at our Academies.



INFORMATION SYSTEMS


     Our financial and management reporting systems are connected through a Virtual Private Network (VPN) that connects all Academies, field management and support center employees. Through the use of our point of sale software product, called ADMIN, and the implementation of the VPN, information such as financial reporting, enrollments, pricing, labor, receivables, and attendance are available at all levels of the organization.


     We continue to review our management information systems to ensure it reports on meaningful, specific and measurable performance indicators as well as provide consistent access.


     To improve the management of our labor and human resources, we implemented the first phase of a new Payroll and Human Resource system that focuses on employee self-service and analytic capabilities. We anticipate significant savings with the automation of payroll collection and with the ability to manage our human resources for the first time with automated capabilities.


COMPETITION


     The United States preschool education and child care industry is highly fragmented and competitive. Our competition consists principally of local nursery schools and child care centers, some of which are non-profit (including religious-affiliated centers), providers of services that operate out of their homes and other for profit companies which may operate a number of centers. Local nursery schools and child care centers generally charge less for their services. Many religious-affiliated and other non-profit child care centers have no or lower rental costs than we have, may receive donations or other funding to cover operating expenses and may utilize volunteers for staffing. Consequently, tuition rates at these facilities are commonly lower than our rates. Additionally, fees for home-based care are normally lower than fees for center-based care because providers of home care are not always required to satisfy the same health, safety or operational regulations as our Academies. The competition also consists of other large, national, for profit child care companies that may have more aggressive tuition discounting and other pricing policies than those we utilize. We compete principally by offering trained and qualified personnel, professionally planned educational and recreational programs, well-equipped facilities and additional services such as transportation. In addition, we offer a challenging and sophisticated program that emphasizes the individual development of the child. Based on focus group research, the majority of parents rank the qualities of staff as the most important deciding factor in choosing a child care facility. Following teacher qualification were such items as safety, cleanliness, programs, and curriculum. Price typically played a minimal role in the decision process, assuming price was within a reasonable variance. For some potential customers, the non-profit status of certain competitors may be a significant factor in choosing a child care provider.


GOVERNMENT REGULATION

     Child care centers are subject to numerous state and local regulations and licensing requirements, and we have policies and procedures in place in order to comply with such regulations and requirements. Although state and local regulations vary greatly from jurisdiction to jurisdiction, government agencies generally review the ratio of staff to enrolled children, the safety, fitness and adequacy of the buildings and equipment, the dietary program, the daily curriculum, staff training, record keeping and compliance with health and safety standards. In certain jurisdictions, new legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. In most jurisdictions, governmental agencies conduct scheduled and unscheduled inspections of child care centers, and licenses must be renewed periodically. Failure by an Academy to comply with applicable regulations can subject it to state sanctions, which might include the Academy being placed on probation or, in more serious cases, suspension or revocation of the Academy's license to operate and could also lead to sanctions against our other Academies located in the same jurisdiction. In addition, this type of action could lead to negative publicity extending beyond that jurisdiction.

     Management believes we are in substantial compliance with all material regulations and licensing requirements applicable to our businesses. However, there is no assurance that a licensing authority will not determine a particular Academy to be in violation of applicable regulations and take action against that Academy. In addition, there may be unforeseen changes in regulations and licensing requirements, such as changes in the required ratio of child center staff personnel to enrolled children that could have material adverse effect on our operations.


     Certain tax incentives exist for child care programs. Section 21 of the Code provides a federal income tax credit ranging from 20% to 30% of certain child care expenses for "qualifying individuals" (as defined in the Code). The fees paid to us for child care services by eligible taxpayers qualify for the tax credit, subject to the limitations of Section 21 of the Code. In addition to the federal tax credits, various state programs provide child care assistance to low income families. Management estimates approximately 16% of operating revenue is generated from such, federal and state programs. Although no federal license is required at this time, there are minimum standards that must be met to qualify for participation in certain federal subsidy programs.


     Government, at both the federal and state levels, is actively involved in expanding the availability of child care services. Federal support is delivered at the state level through government-operated educational and financial assistance programs. Child care services offered directly by states include training for child care providers and resource and referral systems for parents seeking child care. In addition, the state of Georgia has an extensive government-paid private sector preschool program in which we participate.

     The Federal Americans with Disabilities Act (the "Disabilities Act") prohibits discrimination on the basis of disability in public accommodations and employment. The Disabilities Act became effective as to public accommodations in January 1992 and as to employment in July 1992. Since effectiveness of the Disabilities Act, we have not experienced any material adverse impact as a result of the legislation.


     In September of 1998, the National Highway Transportation Safety Administration (NHTSA) issued interpretative letters that modified its interpretation of regulations governing the sale by automobile dealers of vehicles intended to be used for the transportation of children to and from school. These letters indicate that dealers may no longer sell fifteen-passenger vans for this use, and that any vehicle designed to transport eleven persons or more must meet federal school bus standards if it is likely to be "used significantly" to transport children to and from school or school-related events. We currently maintain a fleet of approximately 1,300 fifteen-passenger vans and 120 school buses for use in transportation of children which management believes are safe and effective vehicles for that purpose. Our current fleet meets all necessary federal, state, and local safety requirements. In accordance with the new NHTSA requirements, all new fleet additions or replacements will meet school bus standards.


COMPLIANCE WITH ENVIRONMENTAL PROTECTION PROVISIONS

     Compliance with federal, state and local laws and regulations governing pollution and protection of the environment is not expected to have any material effect upon our financial condition or results of operations.

TRADEMARKS


     We have various registered trademarks covering the name La Petite Academy, its logos, and a number of other names, slogans and designs, including, but not limited to: La Petite Journey, Parent's Partner, SuperStars, Journey (R) Curriculum and Montessori Unlimited(R). A federally registered trademark in the United States is effective for ten years subject only to a required filing and the continued use of the mark by the registrant. A federally registered trademark provides the presumption of ownership of the mark by the registrant in connection with its goods or services and constitutes constructive notice throughout the United States of such ownership. In addition we have registered various trademarks in Japan, Taiwan and the Peoples Republic of China. We believe that our name and logos are important to our operations and intend to continue to renew the trademark registrations thereof.



INSURANCE AND CLAIMS ADMINISTRATION



     We maintain insurance covering comprehensive general liability, automotive liability, workers' compensation, property and casualty, crime and directors and officers insurance. The policies provide for a variety of coverage, are subject to various limits, and include substantial deductibles or self-insured retention. There is no assurance that claims in excess of, or not included within, coverage will not be asserted, the effect of which could have an adverse effect on us.

EMPLOYEES


     As of June 30, 2001, we employed approximately 12,000 full time associates. Our employees are not represented by any organized labor unions or employee organizations and management believes relations with employees are good.


PROPERTIES


     As of October 20, 2001, we operated 725 Academies, 654 of which were leased under operating leases, 47 of which were owned and 24 of which were operated in employer-owned centers. Most of these Academy leases have 15-year terms, some have 20-year terms, many have renewal options, and most require us to pay utilities, maintenance, insurance and property taxes. In addition, some of the leases provide for contingent rentals, if the Academy's operating revenue exceeds certain base levels.


     Because of different licensing requirements and design features, Academies vary in size and licensed capacity. Academies typically contain 5,400, 6,700, 7,800 or 9,500 square feet in a one-story, air-conditioned building typically located on three-quarters of an acre to one acre of land. Each Academy has an adjacent playground designed to accommodate the full age range of children attending the Academy. Licensed capacity for the same size building varies from state to state because of different licensing requirements.


   The following table summarizes Academy openings and closings for the indicated periods.



                                                                          Fiscal Year
   FISCAL YEAR                   16 Weeks Ended     --------------------------------------------------------
   -----------                  October 20, 2001      2001       2000        1999        1998        1997
                               -------------------  ---------  ----------  ----------  ----------  ---------
   Academies;
   Open at Beginning of Period        734             752         743         736         745        751
   Opened During Period                 6               6          59          13           1          3
   Closed During Period               (15)            (24)        (50)         (6)        (10)        (9)
                               -------------------  ---------  ----------  ----------  ----------  ---------
   Open at End of Period              725             734         752         743         736        745
                               ===================  =========  ==========  ==========  ==========  =========



     During the 16 weeks ended October 20, 2001, we opened four new corporate sites and two new school additions to existing schools. During that same period, we closed 15 schools located in areas where the demographic conditions no longer supported economically viable operations.



     During the 2001 fiscal year, we re-opened one residential Academy, and opened five employer-based Academies. During that same period, we closed 24 schools. Eight of the closures resulted from management's decision to close certain schools located in areas where the demographic conditions no longer supported economically viable operations, and the remaining 16 closures were due to management's decision not to renew the leases or contracts of certain schools.



   The following table shows the number of locations operated by the Company as of October 20, 2001:




    Alabama        (14)    Indiana        (18)    Nevada           (17)    Texas               (108)
    Arizona        (24)    Iowa           (7)     New Jersey       (2)     Utah                (4)
    Arkansas       (5)     Kansas         (23)    New Mexico       (20)    Virginia            (36)
    California     (53)    Kentucky       (4)     North Carolina   (28)    Washington, DC      (1)
    Colorado       (23)    Louisiana      (1)     Ohio             (16)    Washington          (14)
    Connecticut    (1)     Maryland       (15)    Oklahoma         (21)    Wisconsin           (14)
    Delaware       (1)     Minnesota      (5)     Oregon           (7)     Wyoming             (1)
    Florida        (85)    Mississippi    (3)     Pennsylvania     (6)
    Georgia        (44)    Missouri       (25)    South Carolina   (19)
    Illinois       (23)    Nebraska       (10)    Tennessee        (27)

   The leases have initial terms expiring as follows:


     YEARS INITIAL LEASE TERMS EXPIRE                   NUMBER OF ACADEMIES



     2002                                                         104
     2003                                                         105
     2004                                                         124
     2005                                                          65
     2006                                                          95
     2007 and later                                               161
                                                        --------------
                                                                  654
                                                        --------------



     We currently lease 654 Academies from approximately 425 lessors. We have generally been successful when we have sought to renew expiring Academy leases.


LEGAL PROCEEDINGS


     We have litigation pending which arose in the ordinary course of business. In management's opinion, none of the litigation in which we are currently involved will result in liabilities that will have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT


     The following table sets forth the name, age and current position held by the persons who are our and our parent company's directors and executive officers.



Name                                  Age               Position
----                                  ---               --------



Stephen P. Murray .....................38    Chairman of the Board and Director
Judith A. Rogala.......................60    Chief Executive Officer, President
                                             and Director
Mitchell J. Blutt, M.D ................44    Director
Terry D. Byers ........................47    Director
Robert E. King ........................65    Director
Brian J. Richmand .....................47    Director
Ronald L. Taylor ......................57    Director
Damaris M. Campbell ...................48    Vice President, Eastern Region
Jeffrey J. Fletcher ...................49    Chief Financial Officer
Brian J. Huesers ......................40    Chief Information Officer
Lisa J. Miskimins .....................41    Vice President, Central Region
Rebecca L. Perry ......................46    Vice President Operations
Bill Buckland .........................55    Vice President, People
Amy Larson  ...........................38    Vice President, Marketing



     The business experience during the last five years and other information relating to each executive officer and director listed above is set forth below.



     Stephen P. Murray became the Chairman of the Board in January 2000 and has been a Director since May 1998. Mr. Murray has been a General Partner of JPMP since 1994. From 1988 to 1994 Mr. Murray was a Principal at JPMP. Prior thereto, he was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray has a BA from Boston College and a MBA from Columbia Business School. He also serves as director of The Vitamin Shoppe, Vitamin Shoppe.com, Starbelly, Inc., Home Products, Inc., Futurecall Telemarketing, American Floral Services, The International Cornerstone Group, Medical Arts Press and Regent Lighting Corporation.


     Judith A. Rogala became a director and the Chief Executive Officer and President in January 2000. From 1997 to 1999 Ms. Rogala was President of ARAMARK Uniform Services. She was an Executive Vice President of Office Depot from 1994 to 1997. From 1992 to 1994 she was President and Chief Executive Officer of EQ (the Environmental Quality Company) and from 1990 to 1992 Ms. Rogala was President and Chief Executive Officer of Flagship Express. From 1980 to 1990 she was a Senior Vice President at Federal Express. Ms. Rogala has a BS from Roosevelt University and a MBA from the University of New Mexico.


     Mitchell J. Blutt, M.D. has been a Director since May 1998. Dr. Blutt has served as an Executive Partner of JPMP since 1992. From 1988 to 1992 he was a General Partner of JPMP. Dr. Blutt has a BA and a MD from the University of Pennsylvania and a MBA from the Wharton School of the University of Pennsylvania. He is an Adjunct Professor of Medicine at the New York Hospital/Cornell Medical School. Dr. Blutt is a director of the Hanger Orthopedic Group, Senior Psychology Services Corporation, Fisher Scientific Corporation, dj Orthopedics, Inc., dj Orthopedics, LLC, Medsite.com, Palm Entertainment Corporation, and on the Advisory Boards of the DS Polaris Fund, Dubilier & Co., The Tinicum Fund, the Global Academy for the Human Genome Human Being and the Cornell Center for Complementary and Integrative Medicine. He is a member of the Board of Trustees of the University of Pennsylvania and a member of the Board of Overseers of the University of Pennsylvania's School of Arts and Sciences. Dr. Blutt also serves on the International Board of Governors of the Peres Center for Peace.


     Terry D. Byers has been a Director since December 1998. Ms. Byers has more than 17 years experience in information technology ranging from hands-on systems design and development to executive management. She has extensive experience in designing and architecting enterprise-level IT infra-structures, developing and integrating business information systems, implementing large ERP applications, and developing and deploying technology-based solutions to clients. Since 1996, Ms Byers has been a Senior Vice President and the Chief Technology Officer for American Floral Services, Inc. located in Oklahoma City. She holds a Bachelors of Business Administration degree in Computer Science from the University of Central Oklahoma.


     Robert E. King has been a Director since May 1998. Mr. King is Chairman of Salt Creek Ventures, LLC, a private equity company he founded in 1994. Salt Creek Ventures, LLC is an organization specializing in equity investments in technology companies. Mr. King has been involved over the past 33 years as a corporate executive and entrepreneur in technology-based companies. From 1983 to 1994, he was President and Chief Executive Officer of The Newtrend Group. Mr. King has participated as a founding investor in five companies. Mr. King has a B.A. from Northwestern University. He serves on the Board of Directors of DeVry, Inc., American Floral Services, Inc., COLLEGIS, Inc., Premier Systems Integrators, Inc. and eduprise.com, inc.


     Brian J. Richmand has been a Director since May 1998. Mr. Richmand became a Special Partner of JPMP in January 2000. He was a General Partner of JPMP from 1993 to 2000. From 1986 to August 1993 Mr. Richmand was a partner with the law firm of Kirkland & Ellis. He has a BS from The Wharton School of the University of Pennsylvania and a JD from Stanford Law School. Mr. Richmand is a director of Transtar Metals, L.L.C., Riverwood International Corp., Reiman Publishing, L.L.C., and American Media, Inc.


     Ronald L. Taylor has been a Director since April 1999. Mr. Taylor has been President and Chief Operating Officer of DeVry, Inc since 1987. He is Chairman of the Proprietary Schools Advisory Committee for the Illinois Board of Higher Education; a member of the Institutional Action Committee for the North Central Association of Colleges and Schools; a Commissioner for the Commission on Adult Learning and Educational Credentials, American Council on Education; a mentor for the Next Generation Leadership Institute at Loyola University Chicago; a member of the Board of Directors of the Illinois State Chamber of Commerce. He also serves on the Board of Directors of DeVry, Inc. and the Better Business Bureau of Chicago & Northern Illinois, Inc. Mr. Taylor has a BA from Harvard University and received his MBA from Stanford University.


     Damaris M. Campbell became our Vice President of the Eastern Region in June 2000. She is responsible for the supervision of 14 states. From 1997 to 2000, Ms. Campbell was an Area Vice President with supervisory responsibility for our operations in five states. She was a Divisional Director of 54 schools in three states from 1993 to 1997. From 1983 to 1993, she supervised 13 academies in the Charlotte, NC Region. She began her career with La Petite in 1980 as a teacher.



     Jeffrey J. Fletcher became our Chief Financial Officer in June 2000. From 1998 to 2000, Mr. Fletcher was Chief Financial Officer for Hirsh Industries, Inc. From 1995 to 1998, he provided strategic, finance and operations consulting services to a variety of businesses including manufacturers, Internet start-ups, medical services and retailers. Mr. Fletcher served as Chief Financial Officer of the Environmental Quality Company from 1992 to 1995. Prior to 1992, Mr. Fletcher served in various financial capacities at Gaylord Container. Mr. Fletcher began his career with Coopers & Lybrand and Deloitte & Touche. Mr. Fletcher has a B.S. from the University of Iowa and a M.M. from the Kellogg Graduate School of Management at Northwestern University.



     Brian J. Huesers became our Chief Information Officer in June 2000. From 1999 to 2000, Mr. Huesers was the Chief Information Officer for the Kansas City, Missouri School District. Mr. Huesers was the Assistant Vice President for Technical Services at H&R Block, Inc. from 1997 to 1999. From 1984 to 1996, Mr. Hueser's held various positions at H&R Block Tax Services. Mr. Huesers has a BA from Washburn University.



     Lisa J. Miskimins became our Vice President of the Central Region in June 2000. She is responsible for the supervision of 13 states. From 1997 to 2000, Ms. Miskimins was an Area Vice President with supervisory responsibility for our operations in eight midwestern states. She was a Divisional Director of 50 schools in three states from 1994 to 1997. She began her career with La Petite in 1983 as a Preschool Teacher. Ms. Miskimins has a BA in Elementary Education and English.



     Rebecca L. Perry became our Vice President of Operations in April 2000. She was the Executive Vice President of Operations from 1997 to 2000. From 1993 to 1997, Ms. Perry was a Senior Vice President and Eastern Operating Officer. From 1988 to 1993, she was Assistant Vice President of Operations with supervisory responsibility for the operations of 14 southern and midwestern states. From 1985 to 1988, she served as Divisional Director of Florida and from 1981 to 1985 she served as Regional Director of Tampa.



     Bill Buckland became our Vice President, People in July 2001. From 1993 to 2001 Mr. Buckland was Vice President, Human Resources of Allied Van Lines, Inc. From 1990 to 1992 he was the Director, Human Resources for SuperAmerica Group, a subsidiary of Ashland Oil. From 1969 to 1990 Mr. Buckland held various positions in the Human Resources Department with the Montgomery Ward Company. He has a B.B.A. from the University of Kentucky.



     Amy Larson became our Vice President, Marketing in August 2001. From 2000 to 2001 Ms. Larson was Vice President, Customer Experience Marketing, for iExplore. From 1999 to 2000 Ms. Larson was Sr. Marketing Manager for Peapod. From 1998 to 1999 she was Vice President, Marketing for the Travel Payment Services Division of Citigroup. From 1991 to 1998 Ms. Larson held various managerial positions with the Whirlpool Corporation. Ms. Larson has an M.B.A. in Finance and Marketing from the University of Illinois, and a B.S. in Business Information Systems from Illinois State University.


BOARD COMMITTEES AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     Our Board of Directors has an Audit Committee consisting of Robert E. King and Stephen P. Murray, and a Compensation Committee consisting of Stephen P. Murray and Brian J. Richmand. The Audit Committee reviews the scope and results of audits and internal accounting controls and all other tasks performed by our independent public accountants. The Compensation Committee determines compensation for the executive officers and will administer our 1998 Option Plan. None of our executive officers have served as a director or member of the compensation committee (or other committee forming an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of our Board of Directors.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


     The members of the Board of Directors are reimbursed for out-of-pocket expenses related to their service on the Board of Directors or any committee thereof. In addition, members of the Board of Directors who are neither officers of La Petite nor employed by JPMP or any of its partners are entitled to receive an attendance fee of $1,000 for each meeting attended.



     On August 19, 1999, our parent company adopted the LPA Holding Corp. 1999 Stock Option Plan for Non-Employee Directors (1999 Plan). The purpose of the 1999 Plan is to provide a means for attracting, retaining, and incentivizing qualified directors. Under the terms of the 1999 Plan, 10,000 shares of our parent company's Class A common stock are reserved for issuance to our non-employee directors.



     Non-employee directors may exercise their options to purchase shares of our parent company's Class A common stock once those options have vested. One-forty eighth of the options become vested on the last day of each month following the date of grant, if the person is a director on that day. Each option entitles the director to purchase one share of our parent company's Class A common stock. The exercise price is equal to the fair market value on the date of grant of the option to the non-employee director. Vested options and shares of common stock may be repurchased from any non-employee director who ceases to be a director for any reason. Any options that have not vested at the time the non-employee director ceases to be a director are forfeited. For the 52 weeks ended June 30, 2001, options to purchase 182,285 shares of our parent company's common stock have been granted under the plan.


COMPENSATION OF EXECUTIVE OFFICERS


The following table provides certain summary information concerning compensation earned for the 52 weeks ended June 30, 2001 (2001), for the 52 weeks ended July 1, 2000 (2000), and for the 44 weeks ended July 3, 1999 (1999), by our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the fiscal year:

                           SUMMARY COMPENSATION TABLE
                           COMPENSATION FOR THE PERIOD


                                                         ANNUAL              LONG-TERM        ALL OTHER
                                                      COMPENSATION          COMPENSATION     COMPENSATION
                                                      ------------          ------------     ------------

                                                                              NUMBER OF
                                                                             SECURITIES
                                                                             UNDERLYING
NAME AND PRINCIPAL POSITION               YEAR    SALARY         BONUS    OPTION/SAR AWARDS
---------------------------               ----    ------         -----    -----------------
Judith A. Rogala                          2001   $350,000      $175,000        49,810
   Chief Executive Officer & President    2000    180,385(1)     87,500

Jeffrey J. Fletcher                       2001    160,150        64,000        20,000
   Chief Financial Officer                2000      7,385(2)     25,000

Rebecca L. Perry                          2001    151,438                       2,000
   Vice President Operations              2000    183,729
                                          1999    155,490

Brian J. Huesers                          2001    140,000                      20,000
   Chief Information Officer              2000     10,769(3)

Lisa J. Miskimins                         2001    115,780                      19,325         $14,879(4)
   Vice President, Central Region         2000     74,703         2,000
                                          1999     68,310                         750


---------------


(1)  2000 compensation covers 27 weeks from December 21, 1999 through July 1,
     2000.



(2)  2000 compensation covers three weeks from June 8, 2000 through July 1,
     2000.



(3)  2000 compensation covers four weeks from June 1, 2000 through July 1, 2000.



(4) Represents payments made to Ms. Miskimins related to her relocation to the Chicago, IL area.

The following tables present information relating to grants to the named executive officers of options to purchase our common stock:



             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES


                                NUMBER OF SECURITIES
                               UNDERLYING UNEXERCISED            VALUE OF IN-THE-MONEY
                             OPTIONS/SARS AT FY END (#)        OPTIONS/SARS AT FY END (2)
NAME                         EXERCISABLE/UNEXCERCISABLE       EXERCISABLE/UNEXCERCISABLE
Judith A. Rogala                  18,679/31,131(1)                       0/0

Jeffrey J. Fletcher                5,000/15,000(1)                       0/0

Rebecca L. Perry                   3,275/2,325(1)                        0/0

Brian J. Huesers                   5,000/15,000(1)                       0/0

Lisa J. Miskimins                  5,352/14,648(1)                       0/0


---------------


(1) Our Board of Directors granted to certain key executives Tranche A options at $66.92 per share, an amount which approximates the fair value of a share of our common stock at the date of the grant. These options become exercisable ratably over forty-eight months and expire ten years from the date of grant.



(2) Our equity is not traded and there is no market for pricing the value of the options. "In the Money" calculations are based on our estimated enterprise value adjusted for debt, preferred stock, common shares issued and retired, warrants and options and adjustments for market liquidity and a control premium.




                               OPTIONS/SAR GRANTS
                               IN LAST FISCAL YEAR



                        NUMBER OF                                                       POTENTIAL REALIZABLE
                       SECURITIES    % OF TOTAL                                      VALUE (2) AT ASSUMED ANNUAL
                       UNDERLYING   OPTIONS/SAR'S  EXERCISE OR                          RATES OF STOCK PRICE
                      OPTIONS/SAR'S   GRANTED TO   BASE PRICE      EXPIRATION       APPRECIATION FOR OPTION TERM
      NAME               GRANTED      EMPLOYEES     ($/SHARE)         DATE              5% ($)        10% ($)
      ----               -------      ---------     ---------         ----              ------        -------
Judith A. Rogala         49,810(1)       27%          $66.92     December, 2009      $2,096,285     $5,312,398

Jeffrey J. Fletcher      20,000(1)       11%          $66.92       June, 2010           841,713      2,133,065

Rebecca Perry             2,000(1)        1%          $66.92       June, 2010            84,171        213,306

Brian J. Huesers         20,000(1)       11%          $66.92       June, 2010           841,713      2,133,065

Lisa J. Miskimins        19,325(1)       11%          $66.92       June, 2010           813,305      2,061,074



---------------



(1)  Tranche A options
(2) The potential realizable value of the options granted in fiscal year 2001 was calculated by multiplying those options by the excess of (a) the assumed fair value of a share of common stock at the end of the option's ten year term, based on a 5% or 10% annual increase in value from the fair value at date of issue over (b) the base price shown. This calculation does not take into account any taxes or other expenses which might be owed. The assumed fair value at a 5% assumed annual appreciation rate over the 10-year term is $109.91 and such value at a 10% assumed annual appreciation rate over that term is $173.57. The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the common stock will appreciate at these assumed rates or at all.

EMPLOYMENT CONTRACTS


     We have entered into an employment agreement with Judith A. Rogala. The employment agreement provides for Ms. Rogala to receive a base salary, subject to annual performance adjustments, of $350,000 plus a bonus of up to 150% of base salary. Ms. Rogala is also entitled to receive a cash interim bonus with respect to our fiscal year ending in July 2000 equal to $87,500 and a signing incentive bonus of $1.5 million, vesting at 25% per year, payable on the fourth anniversary date of employment. The term of the employment agreement is three years subject to one year automatic renewals. The employment agreement also provides that the executive is entitled to participate in the health and welfare benefit plans available to our other senior executives. The employment agreement provides for severance in the case of termination without 'cause' or a resignation with 'good reason' in an amount equal to one year of base salary plus a prorated bonus as described in the agreement and a cash lump sum equal to
(a) any compensation payments deferred by Ms. Rogala, together with any applicable interest or other accruals; (b) any unpaid amounts, as of the date of such termination, in respect of the bonus for the fiscal year ending before the fiscal year in which such termination occurs; (c) the signing incentive bonus (to the extent not already paid) and (d) the pro rata bonus as described in the employment agreement. Included in the severance in the case of termination without 'cause' or resignation with 'good reason' is one year of coverage under and participation in our employee benefit program. The employment agreement also contains customary non-disclosure, non-competition and non-solicitation provision.



1998 OPTION PLAN



     Our parent company adopted the 1998 Plan pursuant to which options, which currently represent 7.6% of our parent company's common stock on a fully diluted basis, are available for grant. The 1998 Plan also provides for the granting of Tranche A and Tranche B options to purchase up to 60,074 shares of our common stock. The options will be allocated in amounts to be agreed upon between LPA and our parent company. Seventy-five percent of the options will vest over four years and twenty-five percent of the options will vest if certain transactions are consummated which generate certain minimum returns to LPA. The exercise price for the time-vesting options will be 50% of the per share price paid by LPA for its common stock of our parent company and the exercise price for the remaining options will be 100% of the per share price paid by LPA for the common stock of our parent company. The options expire 10 years from the date of grant.



     During fiscal year 2001, we amended the 1998 Plan, increasing to 230,000 the number of options available for grant. Options to purchase 190,210 shares of our parent company's common stock have been granted under the 1998 Plan.

                             OWNERSHIP OF SECURITIES


GENERAL



     All of our common stock is held by our parent company. As of November 27, 2001, LPA Investment LLC, or LPA, owned approximately 89.6% of the outstanding common stock of our parent company (approximately 90.0% on a fully diluted basis, including the warrants described below) and Vestar, the former principal stockholder, and our current and former management own approximately 3.6%, 1.8% and 5.0% respectively, of the outstanding common stock of our parent company (approximately 1.0%, 7.0% and 1.0%, respectively, on a fully diluted basis). In connection with the purchases of preferred stock of our parent company, described below, LPA received warrants to purchase shares of our parent's company's common stock that currently represents the right to acquire 17.7% of our parent's company's common stock on a fully diluted basis.



     In connection with the recapitalization LPA purchased redeemable preferred stock of our parent company and warrants to purchase shares of our parent company's common stock on a fully diluted basis for aggregate cash consideration of $30.0 million, the proceeds of which were contributed by our parent company to common equity. On December 15, 1999, LPA acquired an additional $15.0 million of our parent company's redeemable preferred stock and received warrants to purchase an additional 3.0% of our parent company's common stock on a fully diluted basis. The $15.0 million proceeds received by our parent company were contributed to us as common equity.


     The preferred stock is not redeemable at the option of the holder prior to the maturity of the notes and dividends are not payable in cash prior to the seventh anniversary of the consummation of the transactions. Thereafter, our parent company may pay dividends in cash subject to any restrictions contained in our indebtedness, including the Credit Agreement and the indenture.


     Following the consummation of the recapitalization, our parent company and its stockholders, including all holders of options and warrants, entered into a Stockholders' Agreement. The Stockholders' Agreement contains restriction on the transferability of our parent company's common stock, subject to certain exceptions. The Stockholders' Agreement also contains provisions regarding the designation of members of the Board of Directors and other voting arrangements. The Stockholders' Agreement will terminate at such time as our parent company consummates a qualified public offering.



     Pursuant to a notice dated November 13, 2001, our parent company offered all of its stockholders the right to purchase up to their respective pro rata amount of a newly created class of convertible preferred stock and warrants to purchase common stock of our parent company. The convertible preferred stock is junior to the redeemable preferred stock of our parent company in terms of dividends, distributions, and rights upon liquidation. Up to $4.25 million of convertible preferred stock of our parent company and warrants to purchase 562,500 shares of common stock of our parent company were offered. Stockholders of our parent company electing to participate in the offer were required to commit to purchase a similar percentage of an additional aggregate amount of convertible preferred stock equal to $10.75 million. At any time, or from time to time, prior to May 14, 2002, as requested by our parent company, the stockholders of our parent company participating in the pre-emptive rights offer are required to purchase the balance of the convertible preferred stock being offered thereby. All of the proceeds from the pre-emptive rights offer received by our parent company will be contributed to us as common equity and will be used by us for general working capital and liquidity purposes.



     Pursuant to the pre-emptive offer, on November 15, 2001 LPA acquired $3.4 million of our parent company 's convertible preferred stock and received warrants to purchase 452,343 shares of common stock. The proceeds of that $3.4 million investment were contributed to us as common equity. In connection with such purchase, the banks waived their right under the Credit Agreement to require that the proceeds be used to repay amounts outstanding under the Credit Agreement.



     LPA also committed to purchase the balance of the $11.6 million of convertible preferred stock being offered and not otherwise purchased by the other stockholders of our parent company. Prior to December 31, 2001 LPA is required to purchase an amount of convertible preferred stock equal to the difference between $0.8 million and the value of the amount of the convertible preferred stock purchased by other stockholders in connection with the pre-emptive offer. After December 31, 2001, the balance of the convertible preferred stock of our parent company to be purchased by LPA will, as applicable, be purchased at any time, or from time to time, prior to May 14, 2002 at the request of our parent company. If our parent company has not requested that LPA fund its commitment to purchase the balance of the convertible preferred stock prior to May 14, 2002, LPA has the right to cause our parent company to issue the balance of the convertible preferred stock to LPA. After giving effect to the investment on November 15, 2001, LPA beneficially owns approximately 90.0% of our parent company's outstanding common stock on a fully diluted basis.



STOCKHOLDERS' AGREEMENT


     The Stockholders' Agreement restricts transfers of common stock of our parent company by, among other things:

     - granting rights to all stockholders to tag along on certain sales of stock by LPA and management,

     - granting rights to LPA to force the other stockholders to sell their common stock on the same terms as sales of common stock by LPA, and

     - granting preemptive rights to all holders of 2% or more of our parent company's common stock in respect of sales by other stockholders.


     The Stockholders' Agreement provides that the Board of Directors of our parent company shall consist of 5 to 8 persons as determined pursuant to the Stockholders' Agreement. The Stockholders' Agreement further provides that LPA is entitled to designate four of the directors, one of whom is entitled to three votes as a director. Messrs. Murray, Blutt, Richmand and King have been elected as directors pursuant to this provision with Mr. King being entitled to three votes as a director. Certain management stockholders of our parent company are entitled to elect one director, currently Ms. Rogala. The Stockholders' Agreement further provides that the ensuing directors of our parent company shall be designated by mutual consent of LPA and the management stockholders.



     The Stockholders' Agreement also contains covenants in respect of the delivery of certain financial information to our parent company's stockholders and granting access to our parent company's records to holders of more than 2% of our parent company's common stock.



     A majority of the economic interests of LPA is owned by J.P. Morgan Partners (23A SBIC), LLC ("JPMP (23A SBIC)"), formerly known as CB Capital Investors, LLC, an affiliate of JPMP, and a majority of the voting interests of LPA is owned by an entity controlled by Robert E. King, one of our parent company's Directors. However, pursuant to the LPA Operating Agreement, LPA has granted to JPMP (23A SBIC) the right to elect a majority of the directors of LPA if certain triggering events occur and LPA agreed not to take certain actions in respect of the common stock of our parent company held by LPA without the consent of JPMP (23A SBIC). Accordingly, if certain triggering events occur, through its control of LPA, JPMP (23A SBIC) would be able to elect a majority of the Board of Directors of our parent company. As a licensed small business investment company, or SBIC, JPMP (23A SBIC) is subject to certain restrictions imposed upon SBICs by the regulations established and enforced by the United States Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, unless certain events described in the operating agreement occur, JPMP (23A SBIC) may not own or control a majority of the outstanding voting stock of LPA or designate a majority of the members of the Board of Directors. Accordingly, while JPMP (23A
SBIC) owns a majority of the economic interests of LPA, JPMP (23A SBIC) owns less than a majority of LPA's voting stock.



REGISTRATION RIGHTS AGREEMENT


     In connection with the recapitalization, our parent company and its stockholders following consummation of the recapitalization entered into a Registration Rights Agreement. The Registration Rights Agreement grants stockholders demand and incidental registration rights with respect to shares of capital stock held by them and contains customary terms and provisions with respect to such registration rights.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     J.P. Morgan Securities Inc., or JPMSI, one of the initial purchasers of the old Senior Notes, is an affiliate of JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), an agent and a lender to us under the Credit Agreement of the Senior Notes, LPA, an affiliate of JPMP and JPMSI, owns 89.6% of the outstanding common stock of our parent company (approximately 90.0% on a fully diluted basis). LPA owns $45 million of our parent company's redeemable preferred stock, $3.4 million of our parent company's convertible preferred stock, and warrants to purchase 43.0% of the common stock of our parent company on a fully diluted basis. Certain partners of JPMP are members of our Board of Directors (see Item 10). In addition JPMSI, JPMorgan Chase Bank and their affiliates perform various investment banking and commercial banking services on a regular basis for our affiliates.



     In connection with the recapitalization, JPMP (23A SBIC) entered into an Indemnification Agreement with Robert E. King, one of our parent company's Directors, pursuant to which JPMP (23A SBIC) has agreed to indemnify Mr. King for any losses, damages or liabilities and all expenses incurred or sustained by Mr. King in his capacity as a manager, officer or director of LPA or any of its subsidiaries, including us and our parent company.


     Banc of America Securities LLC, one of the initial purchasers of the old notes, is an affiliate of Bank of America, an agent and lender under the Credit Agreement.


     In December 1999 and November 2001, our parent company sold additional equity to LPA. See "Ownership of Securities."

                       DESCRIPTION OF THE CREDIT AGREEMENT


     The following is a summary of the material terms of our Credit Agreement, as amended, among us, our parent company, certain financial institutions party thereto, Bank of America, or BankAm, as administrative agent, and, The Chase Bank of Texas, National Association (formerly known as The Chase Manhattan Bank) or JPMorgan Chase, as syndication agent. The following summary should be read in conjunction with the Credit Agreement, which is filed as an exhibit to this Registration Statement.


THE FACILITIES


     STRUCTURE. The Credit Agreement provides for the term loan in an aggregate principal amount of $40 million, all of which was borrowed in connection with the closing of the Transactions, and the revolving credit facility providing for revolving loans, swingline loans and the issuance of letters of credit for our account in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25 million.



     AVAILABILITY. Availability under the revolving credit facility is subject to various conditions precedent typical of bank loans, and the commitment of Chase, BankAm, and the other lenders to provide financing under the Credit Agreement is also subject to, among other things, the absence of any event, condition or circumstance that has had or is reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities or financial condition of our parent company, us and our subsidiaries, taken as a whole. As of October 20, 2001, $16.2 million was outstanding under the revolving credit facility.


INTEREST


     Borrowings under the Credit Agreement will bear interest at a rate per annum equal (at our option) to: a) an adjusted London inter-bank offered rate, or LIBOR, not to be less than an amount equal to 2.5% per annum, plus a percentage based on our financial performance or b) a rate (the "ABR") equal to the highest of BankAm's published prime rate, a certificate of deposit rate plus 1% or the Federal Funds effective rate plus 1/2 of 1%, plus in each case a percentage based on our financial performance. The borrowing margins applicable to the Credit Agreement are initially 4.25% for LIBOR loans and 3.25% for ABR loans. Amounts outstanding under the Credit Agreement not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to the loans under the Credit Agreement.


FEES


     We have agreed to pay certain fees with respect to the Credit Agreement, including a) fees equal to 1/2 of 1% per annum on the undrawn portion of the commitments of the lenders in respect of the Credit Agreement (subject to a reduction based on our financial performance); b) letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR loans under the revolving credit facility and a 1/4 of 1% per annum issuing bank fee for the letter of credit issuing bank; c) annual administration fees; and 4) agent, arrangement and other similar fees.


SECURITY; GUARANTEES

     Our obligations under the Credit Agreement are irrevocably guaranteed, jointly and severally, by our parent company and by each of our existing and subsequently acquired or organized subsidiaries. In addition, the Credit Agreement and the guarantees are secured by substantially all of our assets and the assets of our parent company and our domestic subsidiaries, including but not limited to:


     - a perfected first priority pledge of all our capital stock and of each of our existing and subsequently acquired or organized subsidiaries; and
     - a perfected first priority security interest in, and mortgage on, substantially all of our tangible and intangible assets and the assets of the guarantors (including, but not limited to, accounts receivable, documents, inventory, equipment, investment property, general intangibles, real property, cash and cash accounts and proceeds of the foregoing, but excluding leasehold interests), in each case subject to certain exceptions.



     Additionally, as part of Amendment No. 3 to the Credit Agreement dated as of November 14, 2001, JPMP agreed to guaranty a portion of the bank debt if LPA fails to satisfy its commitment to purchase new equity prior to

May 14, 2002 or earlier if the bank debt has been accelerated. The amount of such guaranty equals the amount of LPA's unfounded commitment to purchase the new equity, as adjusted from time to time but shall not exceed $15,000,000 at any time.


COMMITMENT REDUCTIONS AND REPAYMENTS


     The Credit Agreement will mature on May 11, 2005. The term loan amortizes in an amount equal to $1.0 million in fiscal years 2001 through 2003, $7.8 million in fiscal year 2004 and $27.5 million in fiscal year 2005. In addition, the term loan is subject to mandatory prepayment and reductions in an amount equal to (a) 100% of the net cash proceeds of certain equity issuances by our parent company, us or any of our subsidiaries, (b) 100% of the net cash proceeds of certain debt issuances of our parent company, us or any of our subsidiaries,
(c) 75% of our excess cash flow (subject to a reduction to 50% based on our financial performance) and (d) 100% of the net cash proceeds of certain asset sales or other dispositions of property by our parent company, us or any of our subsidiaries, in each case subject to certain exceptions. The mandatory prepayment provision of the term loan was waived in connection with the purchases of the additional $15.0 million of preferred stock and related warrants on December 15, 1999 and of the additional $15.0 million of preferred stock and related warrants over the November 2001 to May 2002 period.


AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS

     The Credit Agreement contains a number of covenants that, among other things, restrict the ability of our parent company, us and our subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by us and our subsidiaries, make capital expenditures change our fiscal year, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Credit Agreement requires our parent company to comply with specified financial ratios and tests, including a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum EBITDA test. The Credit Agreement also contains provisions that will prohibit any modifications of the indenture in any manner adverse to the lenders under the Credit Agreement and that limit our ability to refinance or otherwise prepay the notes without the consent of such lenders.


EVENTS OF DEFAULT


     The Credit Agreement contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, bankruptcy, ERISA events, material judgments and liabilities, actual or asserted invalidity of any material security interest and change of control.

                              DESCRIPTION OF NOTES

GENERAL


     The old notes and notes were issued under an indenture among us, our parent company, the guarantors and PNC Bank, National Association, as trustee. The terms of the notes are identical in all respects to the old notes, except that the notes have been registered under the Securities Act and, therefore, do not bear legends restricting their transfer and do not contain provisions providing for the payment of liquidated damages under certain circumstances relating to the Registration Rights Agreement, which provisions terminated upon the consummation of the exchange offer of the notes for the old notes. The following summary of the material provisions of the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, and to all of the provisions of the indenture, including the definitions of certain terms therein and those terms made a part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, the terms "La Petite" and "La Petite Academy" refer only to La Petite Academy, Inc and not any of its subsidiaries.


     Principal of, premium, if any, and interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency of the issuers in the Borough of Manhattan, The City of New York, except that, at the option of the issuers, payment of interest may be made by check mailed to the registered holders of the notes at their registered addresses.

     The notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The indenture provides for the issuance of up to $100 million aggregate principal amount of additional notes having terms and conditions identical to those of the notes offered hereby, subject to compliance with the covenants contained in the indenture. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered hereby. Unless the context otherwise requires, for purposes of this "Description of Notes," references to the notes include additional notes.

TERMS OF THE NOTES

     The notes are unsecured senior obligations of the issuers, limited to $145 million aggregate principal amount, and mature on May 15, 2008. Each notes bears interest at a rate of 10% per annum from May 11, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing November 15, 1998. We will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

OPTIONAL REDEMPTION


     Except as set forth in the following paragraph, the notes are not redeemable at our option prior to May 15, 2003. From and after May 15, 2003, the notes will be redeemable at our option, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:



         YEAR                                      REDEMPTION PRICE
         ----                                      ----------------
         2003 ...............................          105.000%
         2004 ...............................          103.333%
         2005 ...............................          101.667%
         2006 and thereafter ................          100.000%

     In addition, at any time and from time to time prior to May 15, 2001, the issuers may redeem up to a maximum of 35% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of additional notes) with the proceeds of one or more of our Public Equity Offerings or our parent company following which there is a Public Market, at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes (calculated giving effect to any issuance of additional notes) remains outstanding. Any such redemption shall be made within 60 days of such Public Equity Offering upon not less than 30 nor more than 60 days' notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

SELECTION

     In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the issuers have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest (if any) on, the notes to be redeemed.

RANKING

     The indebtedness evidenced by the notes is unsecured senior indebtedness of the issuers, ranks pari passu in right of payment with all existing and future senior indebtedness of the issuers and is senior in right of payment to all existing and future subordinated obligations of the issuers. The notes are effectively subordinated to any Secured Indebtedness of the issuers and their respective Subsidiaries to the extent of the value of the assets securing such Indebtedness.


     As of October 20, 2001, (i) the outstanding senior indebtedness of La Petite Academy and our parent company was $198.8 million, of which $53.7 million was Secured Indebtedness (exclusive of unused commitments under the Credit Agreement), and (ii) the guarantor had no senior indebtedness outstanding (exclusive of guarantees of Indebtedness under the Credit Agreement (all of which would have been Secured Indebtedness) and the guarantee). Although the indenture will contain limitations on the amount of additional Indebtedness which we may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior indebtedness and may be Secured Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."


GUARANTEES

     Our existing Subsidiary has and certain of our future Subsidiaries will, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guaranteed on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the issuers under the indenture and the notes, whether for payment of principal of, or interest on, and liquidated damages, if any, in respect of, the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such guarantors being herein called the Guaranteed Obligations). Such guarantors agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under any guarantee. Each guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable guarantor without rendering the guarantee, as it relates to such guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, we will cause each of our Domestic Subsidiaries to execute and deliver to the Trustee a guarantee pursuant to which such Domestic Subsidiary will guarantee payment of the notes. See "--Certain Covenants--Future Guarantors."

     Each guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the holders and their successors, transferees and assigns.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events, each a Change of Control, each holder will have the right to require the issuers to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):


     (i) prior to the earlier to occur of (A) the first public offering of common stock of our parent company or (B) the first public offering of our common stock, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the La Petite's Voting Stock, whether as a result of issuance of securities of our parent company or us, any merger, consolidation, liquidation or dissolution of our parent company or us, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause
            (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);


     (ii) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the La Petite's Voting Stock and (B) the Permitted Holders "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the La Petite's Voting Stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause
            (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

     (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors or the Board of Directors of our parent company, as the case may be (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders or the shareholders of our parent company, as applicable, was approved
            (x) in accordance with the Stockholders Agreement, (y) by the Permitted Holders or (z) by a vote of 66 2/3% of our directors or our parent company, as applicable, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of our Board of Directors or the Board of Directors of our parent company, as applicable, then in office;

     (iv) the adoption of a plan relating to the liquidation or dissolution of La Petite or our parent company; or

     (v) the merger or consolidation of La Petite or our parent company with or into another Person or the merger of another Person with or into us or our parent company, or the sale of all or substantially all of our assets or the assets of our parent company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, our securities or the securities of our parent company, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our or our parent company's voting stock, as applicable, are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.


     Within 30 days following any change of control, the issuers shall mail a notice to each holder with a copy to the Trustee, the change of control offer stating: (1) that a change of control has occurred and that such holder has the right to require the issuers to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such change of control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the issuers, consistent with this covenant, that a holder must follow in order to have its notes purchased.

     The issuers will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to our change of control offer and purchases all notes validly tendered and not withdrawn under such change of control offer.

     The issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this covenant by virtue thereof.


     The change of control purchase feature is a result of negotiations between the issuers and the initial purchasers of the old notes. Management has no present intention to engage in a transaction involving a change of control, although it is possible that we or our parent company would decide to do so in the future. Subject to the limitations discussed below, the issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our or our parent company's capital structure or credit ratings. Restrictions on the ability of the issuers to incur additional Indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.



     The occurrence of certain of the events which would constitute a change of control would constitute a default under the Credit Agreement. Future senior indebtedness of the issuers may contain prohibitions of certain events which would constitute a change of control or require such senior indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require the issuers to repurchase the notes could cause a default under such senior indebtedness, even if the change of control itself does not, due to the financial effect of such repurchase on the issuers. Finally, the issuers' ability to pay cash to the holders upon a repurchase may be limited by the issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to the issuers' obligation to make an offer to repurchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.


CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

     LIMITATION ON INDEBTEDNESS. (a) The indenture provides that La Petite will not, and will not permit any of our Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that we or any of our Restricted Subsidiaries may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00.

          (b) Notwithstanding the foregoing paragraph (a), La Petite and our Restricted Subsidiaries may Incur the following Indebtedness:

               (i) Bank Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $65.0 million less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness;

               (ii) Indebtedness of La Petite owed to, and held by, any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to, and held by, us or any Wholly Owned Subsidiary; provided, however, that (i) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to us or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (ii) if we are the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;


               (iii) Indebtedness (A) represented by the notes (not including any additional notes) and the guarantees, (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (i) and (ii) above), (c) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or clause (v) (including Indebtedness Refinancing, Refinancing Indebtedness) or the foregoing paragraph (a) or (D) consisting of guarantees of any Indebtedness permitted under clauses (i) and (ii) of this paragraph (b);


               (iv) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by us and the Restricted Subsidiaries in the ordinary course of their business and (B) under Interest Rate Agreements entered into for bona fide hedging purposes of La Petite in the ordinary course of business; provided, however, that such Interest Rate Agreements do not increase our Indebtedness outstanding at any time other than as a result of fluctuations in interest rates or by reason of fees, indemnities and compensation payable thereunder;


               (v) Purchase Money Indebtedness (including Capitalized Lease Obligations) in an aggregate principal amount not in excess of $10.0 million at any time outstanding;


               (vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its incurrence;

               (vii) Indebtedness arising from our agreements or of a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on our balance sheet or the balance sheet of any of our Restricted Subsidiaries (provided that contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will be deemed not to be reflected on a balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by us and our Restricted Subsidiaries in connection with such disposition; or

               (viii) Indebtedness (other than Indebtedness permitted to be
                      Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (viii) and then outstanding, shall not exceed $10.0 million.

          (c) Notwithstanding the foregoing, we may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any subordinated obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such subordinated obligations.


          (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that we or any of our Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant, (i) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (i) of paragraph
               (b) above, (ii) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and (iii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, we in our sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.



     LIMITATION ON RESTRICTED PAYMENTS. (a) The indenture provides that La Petite Academy will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving us) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to us or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than La Petite or other Restricted Subsidiaries, to its other shareholders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any of our Capital Stock or any Capital Stock of a Restricted Subsidiary held by Persons other than us or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time we or such Restricted Subsidiary makes such Restricted Payment: (1) a Default will have occurred and be continuing (or would result therefrom); (2) we could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by us from the issue or sale of our Capital Stock (other than Disqualified Stock) subsequent to the Closing Date (other than an issuance or sale to (x) a Subsidiary or (y) an employee stock ownership plan or other trust established by La Petite or any of our Subsidiaries); (C) the amount by which our Indebtedness or Indebtedness of our Restricted Subsidiaries is reduced on our balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Closing Date of any of our Indebtedness or Indebtedness of our Restricted Subsidiaries convertible or exchangeable for our Capital Stock (other than Disqualified Stock) (less the amount of any cash or the fair market value of other property distributed by us or any of our Restricted Subsidiaries upon such conversion or exchange); (D) 100% of the aggregate amount of cash and marketable securities contributed to our capital after the Closing Date; and (E) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to La Petite Academy or any of our Restricted Subsidiaries from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of Investment) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by us or any of our Restricted Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.


     (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Capital Stock (other than

Disqualified Stock and other than Capital Stock issued or sold to our Subsidiaries or an employee stock ownership plan or other trust established by us or any of our Subsidiaries); provided, however, that (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (i) will be excluded from the calculation of amounts under clause
(3)(B) of paragraph (a) above; (ii) any purchase, repurchase redemption, defeasance or other acquisition or retirement for value of our Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, our Indebtedness that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments; (v) the repurchase or other acquisition of shares of, or options to purchase shares of, our common stock or any of our Subsidiaries from La Petite's employees, former employees, directors or former directors or any of our Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $250,000 in any calendar year; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments; (vi) payment of dividends, other distributions or other amounts by us for the purposes set forth in clauses (A) through (C) below; provided, however, that such dividend, distribution or amount set forth in clause (C) shall be included in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above: (A) to our parent company in amounts equal to the amounts required for our parent company to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $500,000 per fiscal year; (B) to our parent company in amounts equal to amounts required for our parent company to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of La Petite and our Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); (C) to our parent company in amounts equal to amounts expended by parent company to repurchase Capital Stock of our parent company owned by our former employees or former employees of our Subsidiaries or their assigns, estates and heirs; provided, however, that the aggregate amount paid, loaned or advanced to parent company pursuant to this clause (C) shall not, in the aggregate, exceed $1.5 million per fiscal year plus any unused amounts from any immediately preceding fiscal year, up to a maximum aggregate amount of $5.0 million during the term of the indenture, plus any amounts contributed by our parent company as a result of resales of such repurchased shares of Capital Stock; or (vii) the payment of dividends on our Common Stock, following the first public offering of our Common Stock after the Closing Date, of up to 6% per annum of the net proceeds received by us in such public offering, other than public offerings with respect to our Common Stock registered on Form S-8, provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments for purposes of paragraph (a) above.


     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The indenture provides that La Petite Academy will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to us, (ii) make any loans or advances to us or (iii) transfer any of its property or assets to us, except: (1) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by us (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by us) and outstanding on such date; (3) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) that is or was created by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any of our property or assets or any Restricted Subsidiary not otherwise prohibited by the indenture or (C) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements; (4) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (5) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; or (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any agreement relating to such Indebtedness are no less favorable to us in any material respect as determined by our Board of Directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements relating to the Indebtedness being Refinanced.


     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The indenture provides that we will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) we or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, (ii) at least 85% of the consideration thereof received by us or such Restricted Subsidiary is in the form of cash, provided that with respect to the sale or other disposition of an operational Academy, we shall be deemed to be in compliance with this clause
(ii) if the Consolidated Coverage Ratio after giving effect to such sale or disposition and the application of proceeds received therefrom is greater than or equal to the Consolidated Coverage Ratio immediately prior to giving effect to such sale or disposition and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by us (or such Restricted Subsidiary, as the case may be) (A) first, to the extent we elect (or is required by the terms of any Indebtedness) to prepay, repay, redeem or purchase our Indebtedness outstanding under the Credit Agreement within 18 months after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent we or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 18 months from the later of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if we elect (or is required by the terms of any other senior indebtedness), such Offer may be made ratably to purchase the notes and other senior indebtedness, and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and, to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to our Affiliate and other than Disqualified Stock of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (D) within 18 months from the receipt of such Net Available Cash or, if we have made an Offer pursuant to clause (C), six months from the date such Offer is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, we or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, we and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10 million.


     For the purposes of clause (ii) of the preceding paragraph, the following are deemed to be cash: (x) the assumption of our Indebtedness (other than our Disqualified Stock) or of any Restricted Subsidiary and our release or the release of such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by us or any Restricted Subsidiary from the transferee that are promptly converted by us or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of notes (and other senior indebtedness) pursuant to clause (a)(iii)(C) of this covenant, we will be required to purchase notes (and other senior indebtedness) tendered pursuant to an offer by us for the notes (and other senior indebtedness) (the Offer) at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of notes (and other senior indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other senior indebtedness), we will apply the remaining Net Available

Cash in accordance with clause (a)(iii)(D) of this covenant. La Petite will not be required to make an Offer for notes (and other senior indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of this covenant section
(a)(iii)) is less than $10 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).


     (c) We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of our Affiliates (an "Affiliate Transaction") (i) on terms that are less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (ii) if such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, such terms (1) are set forth in writing and (2) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (iii) if such Affiliate Transaction involves an amount in excess of $5.0 million, such terms have also been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to us and our Restricted Subsidiaries.


     (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to our employees and directors pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with our past practices, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time, (v) any transaction between us and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries,
(vi) reasonable fees and compensation paid to, and indemnity provided on behalf of, our officers, directors, employees, consultants or agents or any of our Restricted Subsidiaries as determined in good faith by our Board of Directors;
(vii) any transactions undertaken pursuant to any contractual obligations in existence on the Closing Date (as in effect on the Closing Date); (viii) the provision by Persons who may be deemed our Affiliates of investment banking, commercial banking, trust lending or financing, investment, underwriting, placement agent, financial advisory or similar services to us or our Subsidiaries; (ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to us or our Restricted Subsidiaries in the reasonable determination of our Board of Directors or the senior management thereof or are on terms no less favorable to us or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; and (x) any contribution to our capital by our parent company or any purchase of our common stock by our parent company.


     LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The indenture provides that we will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except: (i) to us or a Wholly Owned Subsidiary; (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither we nor any of our Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition. The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

     LIMITATION ON LIENS. The indenture provides that we will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of our or its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     FUTURE GUARANTORS. The indenture provides that we will cause each Domestic Subsidiary to become a guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes. Each guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     REPORTS. The indenture provides that, notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the Commission and provide the Trustee and noteholders and prospective noteholders (upon request) within 15 days after we file them with the Commission copies of our annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following a Public Equity Offering, we shall furnish to the Trustee and the noteholders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by us or our parent company to public shareholders generally. We also will comply with the other provisions of Section 314(a) of the TIA.

MERGER AND CONSOLIDATION


     The indenture provides that neither we nor our parent company will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the Successor Company) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not us or our parent company) will expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of La Petite or our parent company, as the case maybe, under the notes and the indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; and (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness," and (iv) the issuers deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendment to the indenture, if any, complies with the indenture.


     In the event of any transaction (other than a lease) described in, and complying with, the immediately preceding paragraph in which we or our parent company, as applicable, is not the surviving Person and the surviving Person assumes all the obligations of La Petite or our parent company, as applicable, under the notes and the indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, us or our parent company, as applicable, and we or our parent company, as applicable, will be discharged from our or its obligations under the indenture and the notes.

     Neither we nor our parent company will permit any guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such guarantor was organized or under the laws of the United States of America, or any State hereof or the District of Columbia, and such Person shall expressly assume, by an amendment to the indenture, in a form acceptable to the Trustee, all the obligations of such guarantor under its guarantee; and (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Issuers deliver to the Trustee an Officers' Certificate for each Issuer and an Opinion of Counsel, each stating that such consolidation, merger, or transfer and such amendment to this Indenture, if any, complies with this Indenture.

     Notwithstanding the foregoing, (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of our properties and assets and (b) we may merge with an Affiliate incorporated solely for the purpose of our reincorporating in another jurisdiction to realize tax or other benefits.

DEFAULTS


     An Event of Default is defined in the indenture as (i) a default in any payment of interest on any note when due and payable, and the default continues for 30 days, (ii) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon acceleration or otherwise, (iii) the failure by our parent company or us to comply with its obligations under the covenant described under "--Merger and Consolidation," (iv) the failure by us or our parent company to comply for 30 days after notice with any of our or its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" (in each case, other than a failure to purchase notes when required), (v) the failure by us or our parent company to comply for 60 days after notice with our or its other agreements contained in the notes or the indenture, (vi) the failure by us, our parent company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the indenture, (vii) certain events of bankruptcy, insolvency or reorganization of us, our parent company or one of our Significant Subsidiaries (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in excess of $10.0 million at the time it is entered against us, our parent company or a Significant Subsidiary and is not discharged, waived or stayed if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or (ix) any guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any guarantor or Person acting by or on behalf of such guarantor denies or disaffirms such guarantor's obligations under the indenture or any guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.


     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clause (iv), (v) or (viii) above will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding notes notify the issuers of the default and the issuers do not cure such default within the time specified in clause
(iv), (v) or (viii) above after receipt of such notice.

     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the issuers) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to the issuers may declare the principal of, and accrued but unpaid interest on, all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the issuers occurs, the principal of, and interest on, all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.


     Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, the status of any such event and the action the issuers is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the holders of a majority in principal amount of the notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things, (i) reduce the amount of notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note, (iii) reduce the principal of, or extend the Stated Maturity of, any note,
(iv) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption," (v) make any note payable in money other than that stated in the note, (vi) impair the right of any holder to receive payment of principal of, and interest or any liquidated damages on, such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions or
(viii) modify the guarantees in any manner adverse to the holders.


     Without the consent of any holder, the issuers and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the issuers under the indenture, to provide for uncertificated notes in addition to, or in place of, certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the
Code), to add additional guarantees with respect to the notes, to secure the notes, to add to the covenants of the issuers for the benefit of the noteholders or to surrender any right or power conferred upon the issuers, to make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture, to provide for the issuance of additional notes or to comply with any requirement of the Commission in connection with the qualification of the indenture under the TIA.


     The consent of the noteholders will not be necessary under the indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, the issuers will be required to mail to noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents, and the issuers may require a noteholder to pay any taxes required by law or permitted by the indenture. The issuers are not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

     The issuers at any time may terminate all their obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The issuers at any time may terminate their obligations under "Change of Control" and the covenants described under "--Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" and the limitations contained in clause (iii) under the first paragraph of "--Merger and Consolidation" ("covenant defeasance"). In the event that the issuers exercise their legal defeasance option or its covenant defeasance option, each guarantor will be released from all of its obligations with respect to its guarantee.

     The issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries), or (ix) under "--Defaults" or because of the failure of the Company or parent company to comply with clause
(iii) under the first paragraph of "--Merger and Consolidation."


     In order to exercise either defeasance option, the issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).


CONCERNING THE TRUSTEE

     PNC Bank, National Association is the Trustee under the indenture and has been appointed by the issuers as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

     The indenture provides that it and the notes are governed by, and are to be construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by us or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by us or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any sale, lease, sale-leaseback transaction, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by La Petite or any of our Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than us or one of our Restricted Subsidiaries), (ii) all or substantially all the assets of any division or line of business of La Petite or any of our Restricted Subsidiaries or (iii) any other of our assets or any of our Restricted Subsidiaries other than property or equipment that has become worn out, obsolete, damaged or otherwise unsuitable for use in connection with our business or any of our Restricted Subsidiaries, as the case may be (other than, in the case of (i), (ii) and (iii) above, (w) a disposition by one of our Restricted Subsidiaries or by us or a Restricted Subsidiary to a Wholly Owned Subsidiary, (x) for purposes of the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (y) the sale, lease, transfer or other disposition of all or substantially all of our assets as permitted by the covenant described under "Merger and Consolidation" and (x) a disposition of assets with a fair market value of less than $100,000).


     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means our Board of Directors or our parent company, as applicable, or any committee thereof duly authorized to act on behalf of such Board of Directors.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.


     "JPMP" means J.P. Morgan Partners and its Affiliates.


     "Closing Date" means the date of the indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.


     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available to
(ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if we or any of our Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if we or any of our Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if we or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (c) if since the beginning of such period we or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any of our Indebtedness or any of our Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to us and our continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent we and our continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (D) if since the beginning of such period we or any of our Restricted Subsidiaries (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into us or any of our Restricted Subsidiaries since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by us or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, including related cost savings measures, and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of La Petite. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).


     "Consolidated Interest Expense" means, for any period, the total interest expense of La Petite and our Consolidated Restricted Subsidiaries, plus, to the extent Incurred by us and our Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing, (vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by us or any Restricted Subsidiary, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) dividends in respect of (A) all of Preferred Stock of La Petite and any of our Subsidiaries and (B) our Disqualified Stock, in each of (A) and (B) to the extent held by Persons other than us or a Wholly Owned Subsidiary, (ix) interest Incurred in connection with investments in discontinued operations and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than us) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of La Petite and our Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than us) if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, our equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to us or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) our equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any person acquired by us or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to us, except that (A) subject to the limitations contained in clause (iv) below, our equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) our equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any of our assets or the assets of our Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; (vii) any bonuses paid to members of the Management Group in connection with the Transactions; and (viii) any expenses relating to cash payments made in respect of the termination of outstanding options in connection with the Transactions. Notwithstanding the foregoing, for the purpose of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to us or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.


     "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of us in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of La Petite or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the Credit Agreement dated as of May 11, 1998, as amended, waived or otherwise modified from time to time (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding), among us, our parent company, the financial institutions signatory thereto, NationsBank, N.A., as Administrative Agent, and The Chase Manhattan Bank, as Syndication Agent.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "--Change of Control" and "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock."

     "Domestic Subsidiary" means any direct or indirect Subsidiary of us that is organized and existing under the laws of the United States, any state thereof or the District of Columbia.

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) the income tax expense of La Petite and our Consolidated Restricted Subsidiaries, (ii) Consolidated Interest Expense, (iii) depreciation expense of La Petite and our Consolidated Restricted Subsidiaries, (iv) amortization expense of La Petite and our Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (v) all non-cash charges associated with the granting of New Options during such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, one of our Restricted Subsidiaries shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to us by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.


     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Foreign Subsidiary" means any of our Subsidiary(s) that is not a Domestic Subsidiary.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission. All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.


     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.


     "Guarantee" means each guarantee of the obligations with respect to the notes issued by one of our Subsidiaries pursuant to the terms of the indenture.

     "Guarantor" means any Person that has issued a Guarantee.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement.

     "Holder" or "Noteholder" means the Person in whose name a note is registered on the registrar's books.


     "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.


     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vii) all

Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons: or (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person; all obligations of the type referred to in clauses (i) through (ii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.


     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of any of our Subsidiaries at the time that any such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, we shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) our "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by our Board of Directors.



     "King Investor" means an entity a majority of the economic interests of which are owned by JPMP and a majority of the voting interests of which are owned by (i) Robert E. King, his descendants or, in the event of the death or incompetence of any of the foregoing individuals, such Person's estate, executor, administrator, committee or other personal representative or (ii) any other Person approved by JPMP.


     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Management Group" means the group consisting of La Petite Academy's directors and executive officers of the Company.

     "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by us or any of our Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Options" means the options granted to certain members of management pursuant to the New Option Plan.

     "New Option Plan" means the New Option Plan adopted by our parent company as part of the Recapitalization.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of La Petite or our parent company, as the case maybe.

     "Officers' Certificate" means a certificate signed by two Officers.


     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to La Petite, our parent, or the Trustee.


     "Parent " means LPA Holding Corp., a Delaware corporation or its successors.


     "Permitted Holders" means JPMP, the Management Group, the King Investor Group and any Person acting in the capacity of an underwriter in connection with a public or private offering of our or our parent company's Capital Stock.


     "Permitted Investment" means an Investment by us or any of our Restricted Subsidiaries in (i) us, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or one of our Restricted Subsidiaries; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to us or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with our past practices or those of such Restricted Subsidiary and not exceeding $1.0 million in the aggregate outstanding at any one time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any Restricted Subsidiary or in satisfaction of judgments, (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock"; (ix) Interest Rate Agreements entered into in the ordinary course of our or our Restricted Subsidiaries' businesses and otherwise in compliance with the indenture; (x) additional Investments (including joint ventures) in an amount that, when added to all other Investments made pursuant to this clause (x), does not exceed 10% of the Total Assets as of the end of the most recent fiscal quarter preceding the date of such Investment for which financial statements are available; (xi) Investments in securities of trade debtors of customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade debtors or customers; (xii) Investments made by us or our Restricted Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with the covenant described under "Limitation on Sales of Assets and Subsidiary Stock"; and (xiii) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes one of our Restricted Subsidiaries or at the time such Person merges or consolidates with us or any of our Restricted Subsidiaries, in either case in compliance with the indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming one of our Restricted Subsidiaries or such merger or consolidation.

     "Permitted Liens" means, with respect to any Person:

(a) Liens imposed by law for taxes or other governmental charges that are not yet due or are being contested in good faith by appropriate proceedings;

(b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for the payment of Indebtedness), in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under "--Events of Default";

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of such Person;

(g) any interest of a landlord in or to property of the tenant imposed by law, arising in the ordinary course of business and securing lease obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings, or any possessory rights of a lessee to the leased property under the provisions of any lease permitted by the terms of the indenture;

(h)  Liens of a collection bank arising in the ordinary course of business under
     Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction;

(i) Liens to secure Indebtedness permitted pursuant to clause (b)(i) of the covenant described under "--Certain Covenants--Limitation on Indebtedness";

(j) Liens existing on the Closing Date provided, that (i) except as permitted under subclause (D) of clause (l) of this definition such Lien shall not apply to any other property or asset of such Person except assets financed solely by the same financing source that provided the Indebtedness secured by such Lien, and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;


(k) any Lien existing on any property or asset prior to the acquisition thereof by such Person or existing on any property or asset of another Person that becomes a Subsidiary after the date hereof prior to the time such other Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such other Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of such Person except assets financed solely by the same financing source in existence on the date of such acquisition that provided the Indebtedness secured by such Lien and (C) except as permitted under subclause (D) of clause (l) of this definition such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such other Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;


(l) Liens on fixed or capital assets acquired, constructed or improved by such Person and extensions, renewals and replacements thereof that do not increase the outstanding principal amount of the Indebtedness secured thereby, provided that (A) such security interests secure Indebtedness permitted under "--Limitation on Indebtedness," (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 12 months after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and other fixed or capital assets financed solely by the same financing source and (D) such security interests shall not apply to any other property or assets of such Person except assets financed solely by the same financing source;

(m) licenses of intellectual property rights granted in the ordinary course of business and not interfering in any material respect with the conduct of the business;

(n) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or one of our Restricted Subsidiaries;

(o) Liens securing Hedging Obligations so long as the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligation;

(p) Liens securing the notes pursuant to the covenants described under "--Certain Covenants--Limitation on Liens";

(q) Liens securing Refinancing Indebtedness of any Indebtedness secured by any Lien referred to in clauses (j), (k) and (l); and

(r) Liens (other than those permitted by paragraphs (a) through (q) above) securing liabilities permitted under the indenture in an aggregate amount not exceeding $1.0 million at any time outstanding.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of our common stock or common stock of our parent company pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding common stock of La Petite or our parent company (as applicable) has been distributed by means of an effective registration statement under the Securities Act.


     "Purchase Money Indebtedness" means Indebtedness of La Petite or any of our Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that such Indebtedness is incurred prior to or within 12 months after such acquisition or the completion of such construction or improvement.


     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of La Petite or any of our Restricted Subsidiaries existing on the Closing Date or Incurred in compliance with the indenture (including our Indebtedness that Refinances Refinancing Indebtedness); provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by us in connection with such Refinancing) and (iv) if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances our Indebtedness or (y) Indebtedness of La Petite or one of our Restricted Subsidiaries that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary (as determined in good faith by our Board of Directors) to the businesses of La Petite and the Restricted Subsidiaries on the Closing Date.

     "Restricted Subsidiary" means any of our Subsidiaries other than an Unrestricted Subsidiary.

     "Secured Indebtedness" means any of our Indebtedness secured by a Lien. "Secured Indebtedness" of our parent or a Guarantor has a correlative meaning.


     "Senior Indebtedness" of the La Petite Academy means the principal of, premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for our reorganization, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on, and fees and other amounts owing in respect of, Bank Indebtedness and all of our other Indebtedness, whether outstanding on the Closing Date or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the notes. "Senior indebtedness" of our parent company or any Guarantor has a correlative meaning.


     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any of our Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated obligation" of our parent company or a Guarantor has a correlative meaning.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than our Affiliates) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc. and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.


     "TIA" means the Trust Indenture Act of 1939 as in effect on the date of the indenture.

     "Total Assets" means the total consolidated assets of La Petite and our Restricted Subsidiaries as shown on our most recent balance sheet.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.


     "Unrestricted Subsidiary" means (i) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by our Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any of our Subsidiaries (including any of our newly acquired or newly formed Subsidiaries) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of La Petite , or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) we could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant entitled "Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.


     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) we or another Wholly Owned Subsidiary own.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations to U.S. holders and non-U.S. holders that hold notes as capital assets relating to the purchase, ownership and disposition of the notes pursuant to the offer described in this prospectus, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. U.S. Holder means a holder which is a citizen or resident of the United States, a corporation or other entity taxable as a corporation created in, or organized under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust, the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons will also be U.S. holders. A Non-U.S. holder is any holder of notes that is not a U.S. holder. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary does not consider the effect of any applicable foreign, state, local or other tax laws. This summary is based on the Code, existing, temporary, and proposed Treasury Regulations, laws, rulings and decisions now in effect, all of which are subject to change. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the notes.

     THE FOLLOWING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.


TAXATION OF U.S. HOLDERS

     PAYMENT OF INTEREST. Interest on a note generally will be includable in the income of a holder as ordinary interest income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes. The notes were not issued with original issue discount for U.S. federal income tax purposes.


     MARKET DISCOUNT ON RESALE OF NOTES. A holder of a note should be aware that the purchase or resale of a note may be affected by the "market discount" provisions of the Code. The market discount rules generally provide that if a holder of a note purchases the note at a market discount (i.e., a discount other than at original issue), any gain recognized upon the disposition of the note by the holder will be taxable as ordinary income, rather than as capital gain, to the extent such gain does not exceed the accrued market discount on such note at the time of such disposition. Market discount generally means the excess, if any, of a note's stated redemption price at maturity over the price paid by the holder therefor, unless a de minimis exception applies. A holder who acquires a note at a market discount also may be required to defer the deduction of a portion of the amount of interest that the holder paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such note, if any.


     Any principal payment on a note acquired by a holder at a market discount will be included in gross income as ordinary income to the extent that it does not exceed the accrued market discount at the time of such payment. The amount of the accrued market discount for purposes of determining the tax treatment of subsequent payments on, or dispositions of, a note is to be reduced by the amounts so treated as ordinary income.

     A holder of a note acquired at a market discount may elect to include market discount in gross income as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service ("IRS"). If a holder of a note makes such an election, the foregoing rules regarding the recognition of ordinary income on sales and other dispositions and the receipt of principal payments with respect to such note, and regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such note, will not apply.

     NOTES PURCHASED AT A PREMIUM. In general, if a holder purchases a note for an amount in excess of its stated redemption price at maturity, the holder may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable (based on the note's yield to maturity) to such year. Any such election would apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or which thereafter are acquired by the holder, and such election is irrevocable without the consent of the IRS.

     SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Upon the sale, exchange or retirement of a note, a holder generally will (except as discussed under "Market Discount on Resale of Notes") recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note generally will equal the purchase price of the note to such holder. Such capital gain or loss will be long-term if the holder held the note for more than one year at the time of sale, exchange or redemption.

TAXATION OF NON-U.S. HOLDERS

     PAYMENTS OF INTEREST. A Non-U.S. holder will not be subject to United States federal income tax by withholding or otherwise on payments of interest on a note (provided that the beneficial owner of the note fulfills the statement requirements set forth in applicable Treasury regulations) unless (A) such Non-U.S. holder (i) actually or constructively owns 10% or more of the total combined voting power of all classes of stock of us entitled to vote, (ii) is a controlled foreign corporation related, directly or indirectly, to us through stock ownership, or (iii) is a bank receiving interest described in Section 881(c)(3)(A) of the Code or (B) such interest is effectively connected with the conduct of a trade or business by the Non-U.S. holder in the United States.


     GAIN ON DISPOSITION OF THE NOTES. A Non-U.S. holder will not be subject to United States federal income tax by withholding or otherwise on any gain realized upon the disposition of a note unless (i) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met or (ii) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder in the United States.


     EFFECTIVELY CONNECTED INCOME. To the extent that interest income or gain on the disposition of a note is effectively connected with the conduct of a trade or business of the Non-U.S. holder in the United States, such income will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person. Additionally, in the case of a Non-U.S. holder which is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30%.

     TREATIES. A tax treaty between the United States and a country in which a Non-U.S. holder is a resident may alter the tax consequences described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note and payments of the proceeds of the sale of a note, and a 31% backup withholding tax may apply to such payments if the holder (i) fails to furnish or certify its correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that it has failed to report payments of interest and dividends properly or (iii) under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required minimum information is furnished to the IRS.

     Generally, such information reporting and backup withholding may apply to payments of principal, interest and premium (if any) to Non-U.S. holders which are not "Exempt Recipients" and which fail to provide certain information as may be required by United States law and applicable regulations. The payment of the proceeds of the disposition of notes to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies its status as a Non-U.S. holder under penalties of perjury or otherwise establishes an exemption.

     Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation and the availability of an exemption therefrom, and the procedures for obtaining any such exemption.

     The United States Department of the Treasury has promulgated regulations regarding the information reporting and backup reporting rules discussed above. In general, the regulations do not significantly alter the substantive information reporting and backup withholding requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the regulations permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The regulations are generally effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective purchasers of the notes should consult their own tax advisors concerning the effect of such regulations on their particular situations.

                          BOOK-ENTRY; DELIVERY AND FORM


     The notes are represented by one or more permanent global certificates in definitive, fully registered form (or "Global Notes"). The Global Notes are deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC.


 THE GLOBAL NOTES

     Pursuant to procedures established by DTC upon the issuance of the Global Notes, DTC or its custodian credited, on its internal system, the principal amount of notes of the individual beneficial interests represented by the Global Notes to the respective accounts of persons who have accounts with DTC and ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Notes is limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Interests in the Global Notes may be held directly through DTC, by Participants, or indirectly through organizations which are Participants.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

     Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuers, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The issuers expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The issuers also expect that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Note (as defined below) for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such Holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set fourth in the indenture.


     DTC has advised the issuers that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the Global Notes in whole for Certificated Notes, which it will distribute to the Participants.


     DTC has advised the issuers as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC System is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the issuers nor the Trustee will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES


     If:



         - the issuers notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;
         - the issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of notes in definitive form under the indenture; or
         - upon the occurrence of certain other events as provided in the indenture;


then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     None of the issuers or the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

                              PLAN OF DISTRIBUTION


     This prospectus may be used by JPMSI in connection with offers and sales related to market-making transactions in the notes. JPMSI may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. JPMSI has no obligation to make a market in the notes and may discontinue its market-making activities at any time without notice, at its sole discretion. We have agreed to indemnify JPMSI against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments which JPMSI might be required to make in respect thereof.



     For a description of certain relationships between the issuers and JPMSI and its affiliates, see "Certain Relationships and Related Transactions" and "Ownership of Securities."


                                  LEGAL MATTERS


     The validity of the notes offered hereby was passed upon by O'Sullivan LLP, New York, New York.


                                     EXPERTS


     The consolidated financial statements as of June 30, 2001, July 1, 2000 and for each of the three years in the period ended June 30, 2001,of LPA Holding Corp. included in this prospectus, the related financial statement schedules included elsewhere in the registration statement, and the financial statements from which the Selected Consolidated Financial and Other Data included in this prospectus have been derived, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to compliance with covenants and the subsequent amendment to the Credit Agreement). Such consolidated financial statements, financial statement schedules, and Selected Consolidated Financial and Other Data have been included herein and elsewhere in the Registration Statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                              AVAILABLE INFORMATION

     We filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the notes. This prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.


     The Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and The Woolworth Building, 233 Broadway, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Such materials can also be inspected on the Internet at http://www.sec.gov.


     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, we file reports and other information with the Commission. Such materials filed by us with the Commission may be inspected, and copies thereof obtained, at the places, and in the manner, set forth above.

     In the event that we cease to be subject to the informational reporting requirements of the Exchange Act, we have agreed that, so long as the notes remain outstanding, we will file with the Commission and distribute to holders of the notes copies of the financial information that would have been contained in annual reports and quarterly reports, including a management's discussion and analysis of financial condition and results of operations, that we would have been required to file with the Commission pursuant to the Exchange Act. Such financial information will include annual reports containing consolidated financial statements and notes, together with an opinion expressed by an independent public accounting firm, as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. We will also make such reports available to prospective purchasers of the notes, securities analysts and broker-dealers upon their request.

                          INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS OF LPA HOLDING CORP.



                                                                                                          Page
                                                                                                          ----
AS OF JUNE 30, 2001 AND JULY 1, 2000 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 2001:

Independent Auditors' Report............................................................................  F-2
Consolidated Balance Sheets as of June 30, 2001 and July 1, 2000........................................  F-3
Consolidated Statements of Operations and Comprehensive Operations for the 52 weeks ended June 30,
2001, 52 weeks ended July 1, 2000, and 44 weeks ended July 3, 1999......................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the 52 weeks ended June 30, 2001, 52 weeks ended July 1, 2000, and 44 weeks ended July 3, 1999...............................................  F-5
Consolidated Statements of Cash Flows for the 52 weeks ended June 30, 2001, 52 weeks ended July 1,
2000, and 44 weeks ended July 3, 1999...................................................................  F-6
Notes to Consolidated Financial Statements..............................................................  F-7

AS OF OCTOBER 20, 2001 AND JUNE 30, 2001 AND FOR THE 16 WEEKS ENDED OCTOBER 20, 2001 AND OCTOBER 21, 2000
(UNAUDITED):

Consolidated Balance Sheets as of October 20, 2001 and June 30, 2000....................................  F-20
Consolidated Statements of Operations and Comprehensive Operations for the 16 weeks ended October 20,
2001 and October 21, 2000...............................................................................  F-21
Consolidated Statements of Cash Flows for the 16 weeks ended October 20, 2001 and October 21, 2000......  F-22
Notes to Consolidated Financial Statements..............................................................  F-23

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
LPA Holding Corp.
Overland Park, Kansas


We have audited the accompanying consolidated balance sheets of LPA Holding Corp. and subsidiaries (the "Company") as of June 30, 2001 and July 1, 2000, and the related consolidated statements of operations and comprehensive operations, stockholders' deficit and cash flows for the 52 weeks ended June 30, 2001, the 52 weeks ended July 1, 2000, and the 44 weeks ended July 3, 1999. Our audits also included the financial statement schedules listed in the Index at Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of LPA Holding Corp. and subsidiaries as of June 30, 2001 and July 1, 2000, and the results of their operations and their cash flows for the 52 weeks ended June 30, 2001, the 52 weeks ended July 1, 2000, and the 44 weeks ended July 3, 1999, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



As discussed in Notes 3 and 13, the Company was not in compliance as of June 30, 2001 with certain financial covenants contained in its Credit Agreement. On November 14, 2001, the Company entered into Amendment No. 3 to Credit Agreement and Waiver (the "Amendment") with its senior secured lenders. The Amendment waives the events of default and establishes future modified covenants. In addition, the Amendment provides for specific waivers necessary to permit the issuance of $15.0 million of a new class of convertible preferred stock of the Company.



Deloitte & Touche LLP


Kansas City, Missouri
September 14, 2001 (November 15, 2001 as to Note 13)

                                LPA HOLDING CORP.
                           CONSOLIDATED BALANCE SHEETS


                                                                                   JUNE 30,        JULY 1,
                                                                                     2001           2000
                                                                                   ---------      ---------
                                                                               (IN THOUSANDS OF DOLLARS, EXCEPT
                                                                                   SHARE AND PER SHARE DATA)
ASSETS
Current assets:
    Cash and cash equivalents                                                      $   5,078      $   4,008
    Restricted cash investments (Note 1)                                                  91            837
    Accounts and notes receivable, (net of allowance for
       doubtful accounts of $537 and $406)                                             9,920          7,462
    Prepaid food and supplies                                                          6,346          7,127
    Other prepaid expenses                                                             3,475          5,324
    Refundable income taxes (Note 5)                                                      55            109
    Deferred income taxes (Note 5)                                                                      950
                                                                                   ---------      ---------
         Total current assets                                                         24,965         25,817

Property and equipment, at cost:
    Land                                                                               5,778          5,886
    Buildings and leasehold improvements                                              85,753         79,568
    Equipment                                                                         11,491         23,780
    Facilities under construction                                                      2,280          2,041
                                                                                   ---------      ---------
                                                                                     105,302        111,275
    Less accumulated depreciation                                                     46,278         54,842
                                                                                   ---------      ---------
         Net property and equipment                                                   59,024         56,433

Other assets (Note 2)                                                                 65,108         69,159
Deferred income taxes (Note 5)                                                        16,276         14,238
                                                                                   ---------      ---------
                                                                                   $ 165,373      $ 165,647
                                                                                   =========      =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Overdrafts due banks                                                           $   5,925      $   4,756
    Accounts payable                                                                   5,707          8,273
    Current reserve for closed academies                                               3,100          3,268
    Current maturities of long-term debt and capital lease obligations                 1,255          1,897
    Accrued salaries, wages and other payroll costs                                   15,495         14,212
    Accrued insurance liabilities                                                      2,359          2,586
    Accrued property and sales taxes                                                   3,368          3,490
    Accrued interest payable                                                           2,487          2,568
    Other current liabilities                                                          4,692          5,556
    Deferred income taxes (Note 5)                                                     1,629
                                                                                   ---------      ---------
         Total current liabilities                                                    46,017         46,606

Long-term debt and capital lease obligations (Note 3)                                194,648        182,319
Other long-term liabilities (Note 4)                                                   7,060         13,061

Series A 12% redeemable preferred stock ($.01 par value per share);
    45,000 shares authorized, issued and outstanding at June 30, 2001 and July 1, 2000 at aggregate liquidation preference of $1,360.563
      as of June 30, 2001 and $1,211.291 as of July 1, 2000 (Note 7)                  54,941         47,314

Stockholders' deficit:
    Class A common stock ($.01 par value per share); 950,000 shares authorized and 564,985 shares issued and outstanding as of June
      30, 2001 and July 1, 2000 (Note 7)                                                   6              6
    Class B common stock ($.01 par value per share); 20,000 shares authorized, issued and outstanding as of June 30, 2001 and July 1, 2000 (Note 7)
    Common stock warrants (Note 7)                                                     8,596          8,596
    Accumulated other comprehensive income                                               331
    Accumulated deficit                                                             (146,226)      (132,255)
                                                                                   ---------      ---------
         Total stockholders' deficit                                                (137,293)      (123,653)
                                                                                   ---------      ---------
                                                                                   $ 165,373      $ 165,647
                                                                                   =========      =========


See notes to consolidated financial statements.

                                LPA HOLDING CORP.


       CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS




                                             52 WEEKS       52 WEEKS       44 WEEKS
                                               ENDED          ENDED          ENDED
                                              JUNE 30,       JULY 1,        JULY 3,
                                                2001          2000           1999
                                             ---------      ---------      ---------
                                                    (IN THOUSANDS OF DOLLARS)
Operating revenue                            $ 384,837      $ 371,037      $ 281,072

Operating expenses:
    Salaries, wages and benefits               216,018        205,665        150,052
    Facility lease expense                      44,751         46,573         33,670
    Depreciation and amortization               15,252         16,335         12,883
    Restructuring costs (Note 12)                               7,500
    Provision for doubtful accounts              4,531          2,931          1,382
    Other                                       87,393         86,948         66,895
                                             ---------      ---------      ---------

Total operating expenses                       367,945        365,952        264,882
                                             ---------      ---------      ---------

Operating income                                16,892          5,085         16,190

Interest expense                                23,577         20,880         16,145
Interest income                                    (85)          (163)          (153)
                                             ---------      ---------      ---------
        Net interest costs                      23,492         20,717         15,992
                                             ---------      ---------      ---------
Income (loss) before income taxes               (6,600)       (15,632)           198
Provision (benefit) for income taxes              (288)        (5,085)           995
                                             ---------      ---------      ---------
Net loss                                        (6,312)       (10,547)          (797)
                                             ---------      ---------      ---------

Other comprehensive income
    Other comprehensive loss, net               (1,565)
    Reclassification into operations             1,896
                                             ---------      ---------      ---------
        Total other comprehensive income           331
                                             ---------      ---------      ---------
Comprehensive loss                           $  (5,981)     $ (10,547)     $    (797)
                                             =========      =========      =========



See notes to consolidated financial statements.

                                LPA HOLDING CORP.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                  COMMON STOCK
                                                  ------------                                       ACCUMULATED         TOTAL
                                              NUMBER                                   ACCUMULATED  OTHER COMPRE-    STOCKHOLDERS'
                                            OF SHARES       AMOUNT        WARRANTS       DEFICIT    HENSIVE INCOME  EQUITY (DEFICIT)
                                            ---------      ---------      ---------    -----------  --------------  ----------------
                                                                         (IN THOUSANDS OF DOLLARS)
Balance, August 30, 1998                      580,026      $       6      $   5,645     $(111,352)                    $(105,701)

Preferred stock dividend (Note 7)                                                          (3,685)                       (3,685)
Net loss                                                                                     (797)                         (797)
                                            ---------      ---------      ---------     ---------      ---------      ---------
Balance, July 3, 1999                         580,026              6          5,645      (115,834)                     (110,183)

Exercise of stock options                       4,959                                          89                            89
Issuance of warrants                                                          2,951                                       2,951
Preferred stock dividend                                                                   (5,963)                       (5,963)
Net loss                                                                                  (10,547)                      (10,547)
                                            ---------      ---------      ---------     ---------      ---------      ---------
Balance, July 1, 2000                         584,985              6          8,596      (132,255)                     (123,653)

Other comprehensive loss, net                                                                             (1,565)        (1,565)
Reclassification of other comprehensive
    income into operations                                                                                 1,896          1,896
Buyback of stock options                                                                      (32)                          (32)

Preferred stock dividend                                                                   (7,627)                       (7,627)
Net loss                                                                                   (6,312)                       (6,312)
                                            ---------      ---------      ---------     ---------      ---------      ---------
Balance, June 30, 2001                        584,985      $       6      $   8,596     $(146,226)     $     331      $(137,293)
                                            =========      =========      =========     =========      =========      =========



See notes to consolidated financial statements.

                                LPA HOLDING CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               52 WEEKS       52 WEEKS      44 WEEKS
                                                                                 ENDED          ENDED         ENDED
                                                                             JUNE 30, 2001  JULY 1, 2000  JULY 3, 1999
                                                                             -------------  ------------  ------------
                                                                                     (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                    $ (6,312)     $(10,547)     $   (797)
    Adjustments to reconcile net loss to net cash from operating activities
       Restructuring costs                                                                       7,500
       Amortization of transition adjustment into operations                       3,192
       Depreciation and amortization                                              16,364        17,387        13,712
       Deferred income taxes                                                         315        (4,831)          708
    Changes in assets and liabilities:
       Accounts and notes receivable                                              (2,292)        1,199        (1,014)
       Prepaid expenses and supplies                                               2,630         2,187        (5,488)
       Accrued property and sales taxes                                             (122)         (302)         (354)
       Accrued interest payable                                                      (81)          180        (2,383)
       Accounts payable and other accrued liabilities                             (2,289)       (5,511)        9,409
       Other changes in assets and liabilities, net                               (8,613)       (1,665)       (3,473)
                                                                                --------      --------      --------
              Net cash provided by operating activities                            2,792         5,597        10,320
                                                                                --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of Bright Start, net of cash acquired                                          (10,361)
    Capital expenditures                                                         (14,894)      (23,412)      (31,666)
    Proceeds from sale of assets                                                     189        23,432        12,462
                                                                                --------      --------      --------
              Net cash used for investing activities                             (14,705)      (10,341)      (19,204)
                                                                                --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Repayment of debt and capital lease obligations                               (1,900)       (8,242)       (1,692)
    Net borrowings under the Revolving Credit Agreement                           13,000                       4,000
    Exercise of stock options                                                                       89
    Deferred financing costs                                                                      (346)         (818)
    Proceeds from issuance (buyback) of redeemable preferred stock
       and warrants, net of expenses                                                 (32)       14,992
    Increase (reduction) in bank overdrafts                                        1,169        (2,694)        4,560
    Decrease in restricted cash investments                                          746           381           538
                                                                                --------      --------      --------
              Net cash provided by financing activities                           12,983         4,180         6,588
                                                                                --------      --------      --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               1,070          (564)       (2,296)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                   4,008         4,572         6,868
                                                                                --------      --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $  5,078      $  4,008      $  4,572
                                                                                ========      ========      ========

SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the period for:
       Interest (net of amounts capitalized)                                    $ 21,403      $ 19,694      $ 17,699
       Income taxes                                                                  160            86           275
    Cash received during the period for:
       Interest                                                                 $     92      $    156      $    152
       Income taxes                                                                   43            88         2,122
    Non-cash investing and financing activities:
       Capital lease obligations of $588, $34 and $29 were incurred during the 52 weeks ended June 30, 2001, the 52 weeks ended July 1, 2000 and 44 weeks ended July 3, 1999 respectively, when the Company entered into leases for new computer equipment


See notes to consolidated financial statements.

                                LPA HOLDING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Vestar/LPA Investment Corp. (Parent), a privately-held Delaware corporation, was formed in 1993 for the purpose of holding the capital stock of La Petite Holdings Corp. (Holdings), a Delaware corporation. Holdings, which has no independent assets or operations, was formed in 1993 for the purpose of holding the capital stock of La Petite Acquisition Corp. (Acquisition). On July 23, 1993, as a result of a series of transactions, Holdings acquired all the outstanding shares of common stock, par value $.01 (the Common Stock), of La Petite Academy, Inc., a Delaware corporation (La Petite). The transaction was accounted for as a purchase and the excess of purchase price over the net assets acquired is being amortized over 30 years. On May 31, 1997, Holdings was merged with and into La Petite with La Petite as the surviving corporation. On August 28, 1997 LPA Services, Inc. (Services), a wholly owned subsidiary of La Petite, was incorporated. Services provides third party administrative services on insurance claims to La Petite.



     On March 17, 1998, LPA Investment, LLC (LPA), a Delaware limited liability company owned by an affiliate of J.P. Morgan Partners, LLC (JPMP) and by an entity controlled by Robert E. King, a director of La Petite, and Parent, which was renamed LPA Holding Corp., entered into an Agreement and Plan of Merger pursuant to which a wholly owned subsidiary of LPA was merged into Parent (the Recapitalization). In the Recapitalization, all of the then outstanding shares of preferred stock and common stock of Parent (other than the shares of common stock retained by Vestar/LPT Limited Partnership and management of La Petite) owned by the existing stockholders of Parent (the Existing Stockholders) were converted into cash. As part of the Recapitalization, LPA purchased $72.5 million (less the value of options retained by management) of common stock of the Parent and $30 million of redeemable preferred stock of Parent (collectively, the Equity Investment). In addition, in connection with the purchase of preferred stock of Parent, LPA received warrants to purchase up to 6.0% of Parent's common stock on a fully diluted basis. Transaction expenses included in operating expenses under the caption "Recapitalization Costs" for this period include approximately $1.5 million in transaction bonuses and $7.2 million for the cancellation of stock options and related taxes. The Recapitalization was completed May 11, 1998.



     On July 21, 1999, La Petite acquired all the outstanding shares of Bright Start, Inc. ("Bright Start"). See Note 11 to the consolidated financial statements.



     On December 15, 1999, LPA acquired an additional $15.0 million of Parent's redeemable preferred stock and received warrants to purchase an additional 3% of Parent's common stock on a fully-diluted basis. The $15.0 million proceeds received by Parent was contributed to La Petite as common equity. As a result of the recapitalization and additional purchase of preferred stock and warrants, LPA beneficially owns 81.3% of the common stock of Parent on a fully diluted basis and $45 million of redeemable preferred stock of Parent (See Notes 7 and 13). An affiliate of JPMP owns a majority of the economic interests of LPA and an entity controlled by Robert E. King owns a majority of the voting interests of LPA.


     Parent, consolidated with La Petite, Bright Start and Services, is referred to herein as the Company.

     The Company offers educational, developmental and child care programs that are available on a full-time or part-time basis, for children between six weeks and twelve years old. The Company's schools are located in 35 states and the District of Columbia, primarily in the southern, Atlantic coastal, mid-western and western regions of the United States.


     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Parent and its wholly-owned subsidiary, La Petite and its wholly-owned subsidiaries, Bright Start and Services, after elimination of all significant inter-company accounts and transactions.

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



     FISCAL YEAR END - On April 18, 2001, the Company changed its fiscal year end from the 52 or 53-week period ending on the first Saturday in July to the 52 or 53-week period ending on the Saturday closest to June 30. This change was made to align the Company's business fiscal year with its tax fiscal year. On June 10, 1999, the Company changed its fiscal year to be the 52 or 53-week period ending on the first Saturday in July. Prior to this change, the Company utilized a fiscal year consisting of the 52 or 53-week period ending on the last Saturday in August. The report covering the transition period is presented herein.



     USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     RECOGNITION OF REVENUES AND PRE-OPENING EXPENSES - The Company operates preschool education and child care Academies. Revenue is recognized as the services are performed. Expenses associated with opening new Academies are charged to expense as incurred.



     DEPRECIATION AND AMORTIZATION - Buildings, leasehold improvements, furniture and equipment are depreciated over the estimated useful lives of the assets using the straight-line method. For financial reporting purposes, buildings are generally depreciated over 29 to 40 years, furniture and equipment over three to 10 years and leasehold improvements over five to 15 years.


     Maintenance and repairs are charged to expense as incurred. The cost of additions and improvements is capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the accounts, and any gain or loss is recognized in the year of disposal, except gains and losses on property and equipment that have been sold and leased back, which are recognized over the terms of the related lease agreements.


     EXCESS OF PURCHASE PRICE OVER THE NET ASSETS ACQUIRED - The excess of the purchase price over the fair value of assets and liabilities acquired related to the acquisition of La Petite and Bright Start is being amortized over a period of 30 years and 20 years, respectively, on the straight-line method.



     OTHER ASSETS - Other assets include real estate property held for sale, the deferred loss on real estate sale-leaseback transactions, deposits for rent and utilities, and the fair value of identifiable intangible assets acquired in connection with the acquisition of La Petite. The loss on sale-leaseback transactions is being amortized over the lease life, and the intangible assets are being amortized over periods ranging from 2 to 10 years on the straight-line method.



     DEFERRED FINANCING COSTS - The costs of obtaining financing are included in other assets and are being amortized over the life of the related debt.



     CASH EQUIVALENTS - The Company's cash equivalents consist of commercial paper and money market funds with original maturities of three months or less.



     RESTRICTED CASH INVESTMENTS - The restricted cash investment balance represents cash deposited in an escrow account as security for the self-insured portion of the Company's workers compensation and automobile insurance coverage.



     INCOME TAXES - The Company establishes deferred tax assets and liabilities, as appropriate, for all temporary differences, and adjusts deferred tax balances to reflect changes in tax rates expected to be in effect during the periods the temporary differences reverse. Management has evaluated the recoverability of the deferred income tax asset balances and has determined that the deferred balances will be realized based on future taxable income.

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



     DISCLOSURES REGARDING FINANCIAL INSTRUMENTS - The carrying values of the Company's financial instruments, with the exception of the Company's Senior Notes, preferred stock, and financial derivatives, approximate fair value due to their short-term nature. The estimated fair values of Senior Notes and preferred stock at June 30, 2001 were $98.6 million and $61.2 million, respectively. The estimated fair values of Senior Notes and preferred stock at July 1, 2000 were $85.6 million and $54.5 million, respectively. The combined estimated fair value of the Company's interest rate contracts at June 30, 2001 was a liability of $10,391. Estimates of fair value are obtained from independent broker quotes.



     IMPAIRMENT OF LONG-LIVED ASSETS - The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.



     ADVERTISING COSTS - The Company expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, which is capitalized and amortized over its expected period of future benefits. At June 30, 2001, no advertising was reported as an asset. Advertising expense was $5.4 million for the year ended June 30, 2001.



     STOCK-BASED COMPENSATION - The Company accounts for stock compensation awards under Accounting Principles Board ("APB") Opinion No. 25 that requires compensation cost to be recognized based on the excess, if any, between the market price of the stock at the date of grant and the amount an employee must pay to acquire the stock. The Company has disclosed the pro forma net income (loss) determined on the fair value method in accordance with SFAS No. 123 (See Note 10).



     DERIVATIVE FINANCIAL INSTRUMENTS - The Company utilizes swap and collar agreements to manage interest rate risks. The Company has established a control environment that includes policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities. Company policy prohibits holding or issuing derivative financial instruments for trading purposes. Any differential paid or received based on the swap/collar agreements is recognized as an adjustment to interest expense. Amounts receivable or payable under derivative financial instrument contracts, when recognized, are reported on the Consolidated Balance Sheet as both current and long term receivables or liabilities. Gains and losses on terminations of hedge contracts are recognized as other operating expense when terminated in conjunction with the termination of the hedged position, or to the extent that such position remains outstanding, deferred as prepaid expenses or other liabilities and amortized to interest expense over the remaining life of the position.



     SEGMENT REPORTING -The Company has determined that it currently operates entirely in one segment.



     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - Effective July 2, 2000, the Company adopted Statement of Financial Accounting Standards No. 133, as amended by SFAS Nos. 137 and 138 ("SFAS No. 133"), Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Changes in fair value of derivative instruments that do not meet hedge accounting criteria are recorded as a component of current operations. The Company is exposed to credit risk on derivative instruments, limited to the net interest receivable and the fair market value of the derivative instrument should the counter-party fail. The contract or notional value is not at risk in derivative contracts. Credit risk is managed through the selection of only credit worthy counter-parties and continuing review and monitoring of counter-parties. The Company is also exposed to market risk from derivative instruments when adverse changes in interest rates occur. Market risk is monitored and

                                LPA HOLDING CORP.

     controlled through adherence to financial risk policies and periodic review of positions. The adoption of SFAS 133 on July 2, 2000, resulted in a net cumulative transition loss of $2.6 million ($1.6 million net of taxes), which was recorded in other comprehensive income and represented the market value of derivatives as of the implementation date. This transition adjustment is amortized from other comprehensive income into operations over the life of the derivative contracts. During the year ended June 30, 2001, $3.2 million of derivative losses ($1.9 million net of taxes) were amortized into operations. The Company has one interest rate swap contract as of June 30, 2001, which expires on May 15, 2005.



     SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after June 30, 2001. This Statement replaces SFAS No. 125 and carries over most of the provisions without reconsideration. However, SFAS No. 140 does revise the accounting for securitizations and other transfers of financial assets and collateral, and requires certain disclosures. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after June 30, 2001 and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for the fiscal year ended June 30, 2001. The Company has adopted the Statement as of June 30, 2001, which had no impact on the Company's financial statements as of June 30, 2001.



     In June 2001, the Financial Accounting Standards Board ("FASB") approved SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 will require business combinations entered into after June 30, 2001 to be accounted for using the purchase method of accounting. Specifically identifiable intangible assets acquired, other than goodwill, will be amortized over their estimated useful economic life. SFAS No. 142 will require that goodwill will not be amortized, but should be tested for impairment at least annually. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. Once adopted, annual goodwill amortization of approximately $2.6 million will cease. The Company has not yet determined if any impairment will result from adoption of these Statements.



     Also, in June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement addresses financial accounting and reporting for obligations associated with retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived assets, except for certain obligations of lessees. The Company has not yet determined the impact of the implementation of this Statement.



     In August 2001, The FASB issued SFAS No. 144 Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 modified the financial accounting and reporting for long-lived assets to be disposed of by sale, and it broadens the presentation of discontinued operations to include more disposal transactions. The Company has not yet determined the impact of the implementation of this Statement, which is effective for the Company's 2003 fiscal year.



     RECLASSIFICATIONS - Certain reclassifications to prior year amounts have been made in order to conform to the current year presentation.

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



2.   OTHER ASSETS


     (in thousands of dollars)



                                                       JUNE 30,     JULY 1,
                                                         2001        2000
                                                      ---------    ---------
     Intangible assets:
     Excess purchase price over net assets acquired   $  74,220    $  74,220
     Curriculum                                           1,497        1,497
     Accumulated amortization                           (19,356)     (16,533)
                                                      ---------    ---------
                                                         56,361       59,184



     Deferred financing costs                             8,769        8,769
     Accumulated amortization                            (3,252)      (2,141)
     Other assets                                         3,230        3,347
                                                      ---------    ---------
                                                      $  65,108    $  69,159
                                                      =========    =========


3.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS


     (in thousands of dollars)



                                                       JUNE 30,     JULY 1,
                                                         2001        2000
                                                      ---------    ---------




     Senior Notes, 10.0% due May 15, 2008 (a)         $ 145,000    $ 145,000
     Borrowings under credit agreement (b)               50,250       38,250
     Capital lease obligations                              653          966
                                                      ---------    ---------
                                                        195,903      184,216
     Less current maturities of long-term debt
     and capital lease obligations                       (1,255)      (1,897)
                                                      ---------    ---------
                                                      $ 194,648    $ 182,319
                                                      =========    =========






     a) The Senior Notes mature on May 15, 2008. Interest is payable semi-annually on May 15 and November 15 of each year. Commencing May 15, 2003, the Senior Notes are redeemable at various redemption prices at Parent and La Petite's option. The Senior Notes are joint and several obligations of Parent and its 100% owned subsidiary, La Petite, as co-issuers, and are fully and unconditionally guaranteed on a joint and several basis by all of La Petite's other subsidiaries, namely, Bright Start and Services. Bright Start and Services are 100% owned subsidiaries of La Petite. Parent has no independent assets or operations. There does not exist any restrictions on the ability of Parent or La Petite to obtain funds from its subsidiaries by dividend or loan. The Senior Notes contain certain covenants that, among other things, limit Parent and La Petite's ability to incur additional debt, transfer or sell assets, and pay cash dividends.



          To reduce interest expense on the $145 million Senior Notes, the Company entered into an interest rate swap transaction of the same notional amount with an imbedded collar during the third quarter of fiscal year 1999. The effect of this transaction was that the fixed rate debt was essentially exchanged for a variable rate arrangement based on LIBOR plus a fixed percentage. The imbedded collar covers the LIBOR portion of variable rate swap, effectively setting maximum and minimum interest rates of 10.9% and 9.2%. On January 11, 2001, the Company entered into an agreement with the counter party to terminate the interest rate swap on the Senior Notes. The

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



          termination agreement required the Company to pay the counter party $575,000 on February 28, 2001, which was recorded in interest expense.



     b) On May 11, 1998 the Company entered into an agreement (the Credit Agreement) providing for a term loan facility in the amount of $40.0 million and a revolving credit agreement for working capital and other general corporate purposes in the amount of $25 million. Borrowings under the Credit Agreement are secured by substantially all of the assets of the Parent, La Petite and its subsidiaries. Loans under the Credit Agreement bear an interest rate per annum equal to (at the Company's option): (i) an adjusted London inter-bank offered rate (LIBOR) not to be less than an amount equal to 2.5% per annum, plus a percentage based on the Company's financial performance or (ii) a rate equal to the higher of Chase's prime rate, a certificate of deposit rate plus 1%, or the Federal Funds rate plus 1/2 of 1% plus in each case a percentage based on the Company's financial performance. The Company is required to pay fees of 0.5% per annum of the unused portion of the Credit Agreement plus letter of credit fees, annual administration fees and agent arrangement fees. The Credit Agreement will mature in May 2005. The term loan amortizes in an amount equal to $1.0 million in fiscal year 2001 through 2003, $7.8 million in fiscal year 2004, and $27.5 million in fiscal year 2005. The term loan is also subject to mandatory prepayment in the event of certain equity or debt issuances or asset sales by the Company or any of its subsidiaries and in amounts equal to specified percentage of excess cash flow (as defined). At June 30, 2001 there was $13.0 million outstanding on the revolver.



          To reduce the impact of interest rate changes on the term loan, the Company entered into interest rate collar agreements during the second quarter of fiscal year 1999. The collar agreements cover the LIBOR interest rate portion of the term loan, effectively setting maximum and minimum interest rates of 9.5% and 7.9%. As of June 30, 2001, the notional value of the interest rate collar agreement was $18.6 million.



          At June 30, 2001, the Company was not in compliance with certain of the financial covenants contained in the Credit Agreement. On November 14, 2001, the Company entered into Amendment No. 3 to Credit Agreement and Waiver (the "Amendment"), which effectively waived the events of default and established future modified financial covenants (see Note
          13). The Company expects to comply with the amended financial covenants contained in the Credit Agreement, as amended by the Amendment, throughout fiscal year 2002. However, there can be no assurance that the Company will be able to do so. Additionally, the Amendment established revised rates of interest based on the Company's leverage ratio, as defined.




     Scheduled maturities and mandatory prepayments of long-term debt and capital lease obligations during the five years subsequent to June 30, 2001 are as follows (in thousands of dollars):





     2002                                             $   1,255
     2003                                                14,220
     2004                                                 7,928
     2005                                                27,500
     2006                                                     0
     2007 and thereafter                                145,000
                                                      ---------
                                                      $ 195,903
                                                      =========

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



4.   OTHER LONG-TERM LIABILITIES


     (in thousands of dollars)



                                                          JUNE 30,    JULY 1,
                                                            2001       2000
                                                          --------    -------



     Unfavorable lease, net of accumulated amortization   $ 2,542     $ 3,973
     Reserve for closed academies                           1,858       5,295
     Interest rate swap agreement                              10           -
     Long-term insurance liabilities                        2,650       3,793
                                                          -------     -------
                                                          $ 7,060     $13,061
                                                          =======     =======



     In connection with the acquisition of La Petite and Bright Start, an intangible liability for unfavorable operating leases was recorded and is being amortized over the average remaining life of the leases.

     The reserve for closed academies includes the long-term liability related primarily to leases for Academies that were closed and are no longer operated by the Company.


5.   INCOME TAXES


     The provisions for income taxes recorded in the Consolidated Statements of Operations consisted of the following (in thousands of dollars):


                                         52 WEEKS    52 WEEKS     44 WEEKS
                                           ENDED       ENDED        ENDED
                                         JUNE 30,     JULY 1,      JULY 3,
                                           2001         2000         1999
                                         --------    --------     --------



     Refundable (Payable) Currently:
       Federal                           $    23      $(8,304)     $ 1,426
       State                                   4       (1,612)         277
                                         -------      -------      -------
         Total                                27       (9,916)       1,703
                                         -------      -------      -------
     Deferred:
       Federal                              (264)       4,046         (593)
       State                                 (51)         785         (115)
                                         -------      -------      -------
         Total                              (315)       4,831         (708)
                                         -------      -------      -------
                                         $  (288)     $(5,085)     $   995
                                         =======      =======      =======



     The difference between the provision for income taxes, as reported in the Consolidated Statements of Operations, and the provision computed at the statutory Federal rate of 34 percent is due primarily to state income taxes and nondeductible amortization of the excess of purchase price over the net assets acquired of $2.6 million, $2.6 million, and $1.8 million in the 52 weeks ended June 30, 2001, July 1, 2000, and the 44 weeks ended July 3, 1999, respectively. In addition, the 1999 fiscal year provision was impacted by the resolution of issues raised by the IRS regarding the Company's benefit plan (see Note 8 to the consolidated financial statements).

                                LPA HOLDING CORP.

     Deferred income taxes result from differences between the financial reporting and tax basis of the Company's assets and liabilities. The sources of these differences and their cumulative tax effects at June 30, 2001 and July 1, 2000 are estimated as follows (in thousands of dollars):



                                                         JUNE 30,     JULY 1,
                                                           2001        2000
                                                         --------    --------
     Current deferred taxes:
       Accruals not currently deductible                 $  2,519    $  3,788
       Supplies                                            (2,633)     (2,985)
       Prepaids and other                                  (1,515)        147
                                                         --------    --------
         Net current deferred tax assets (liabilities)   $ (1,629)   $    950
                                                         ========    ========



     Noncurrent deferred taxes:
       Unfavorable leases                                $  1,032    $  1,613
       Insurance reserves                                   1,076       1,540
       Reserve for closed academies                           754       2,150
       Carryforward of net operating loss                   8,120       3,847
       Property and equipment                               4,651       4,448
       Intangible assets                                      324         349
       Other                                                  319         291
                                                         --------    --------
         Net noncurrent deferred tax assets              $ 16,276    $ 14,238
                                                         ========    ========




     The Company has federal net operating loss carry-forwards of $17.1 million to offset future taxable income through the tax year 2012 and 2018. Management believes that the deferred tax assets recorded on the balance sheet are recoverable and no reserve is required.


6.   LEASES


     Academy facilities are leased for terms ranging from 15 to 20 years. The leases provide renewal options and require the Company to pay utilities, maintenance, insurance and property taxes. Some leases provide for annual increases in the rental payment and many leases require the payment of additional rentals if operating revenue exceeds stated amounts. These additional rentals range from 2% to 10% of operating revenue in excess of the stated amounts and are recorded as rental expense. Vehicles are also rented under various lease agreements, most of which are cancelable within 30 days after a one-year lease obligation. Substantially, all Academy and vehicle leases are operating leases. Rental expense for these leases were $47.4 million, $52.3 million, and $39.1 million, for the 52 weeks ended June 30, 2001, July 1, 2000, and 44 weeks ended July 3, 1999, respectively. Contingent rental expense of $2.3 million, $1.9 million and $1.4 million were included in rental expense for the 52 weeks ended June 30, 2001, July 1, 2000, and the 44 weeks ended July 3, 1999.



     Aggregate minimum future rentals payable under facility leases as of June 30, 2001 were as follows (in thousands of dollars):



     Fiscal year ending:
     2002                                          $  41,880
     2003                                             37,104
     2004                                             30,525
     2005                                             24,083
     2006                                             20,485
     2007 and thereafter                              58,988
                                                   ---------
                                                   $ 213,065
                                                   ---------

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



7.   REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY


     The authorized stock of Parent as of June 30, 2001 consists of:



     (i) 45,000 shares of Series A Redeemable Preferred Stock, $.01 par value, (the preferred stock) all of which were issued and outstanding. The carrying value of the preferred stock is being accreted to its redemption value of $45.0 million on May 11, 2008. The preferred stock is non-voting and mandatorily redeemable on May 11, 2008. Dividends at the rate of 12.0% per annum are cumulative and if not paid on the June 30 or December 31 semi-annual preferred stock dividend dates are added to the liquidation value. The liquidation value per share was $1,360.563 as of June 30, 2001 and $1,211.291 as of July 1, 2000. The preferred stock may be exchanged for 12.0% Subordinated Exchange Debentures due 2008, at Parent's option, subject to certain conditions, in whole, but not in part, on any scheduled dividend payment date. The preferred stock contains certain restrictive provisions that limit the ability of Parent to pay cash dividends.



     (ii) 950,000 shares of Class A Common Stock, $.01 par value, (the Class A Common Stock) of which 564,985 shares were issued and outstanding as of June 30, 2001.



     (iii) 20,000 shares of Class B Common Stock, $.01 par value, (the Class B Common Stock) of which 20,000 shares were issued and outstanding as of June 30, 2001. The Class B Common Stock votes together with the Class A Common Stock as a single class, with the holder of each share of common stock entitled to cast one vote. The holders of the Class B Common Stock have the exclusive right, voting separately as a class, to elect one member to the Board of Directors of Parent. Each share of the Class B Common Stock is convertible at the option of the holder, at any time, into one share of Class A Common Stock.


     (iv) Warrants to purchase 64,231 shares of Class A Common Stock at a purchase price of $.01 per share any time on or before May 11, 2008. The Warrants were issued in connection with the sale of Series A Redeemable Preferred Stock; the Company recognized discounts on the preferred stock by allocating $8,596,000 to the Warrants representing the fair value of the Warrants when issued.


8.   BENEFIT PLAN



     The Company sponsored a defined contribution plan (the "Plan") for substantially all employees. Until January 1, 1998 eligible participants could make contributions to the Plan from 1% to 20% of their compensation (as defined). The Company also made contributions at the discretion of the Board of Directors. Contribution and plan administration cost expense attributable to this Plan was $15,679, $0.3 million and $0.3 million for the 52 weeks ended June 30, 2001, July 1, 2000, and the 44 weeks ended July 3, 1999, respectively.



     The Plan was under audit by the Internal Revenue Service ("IRS"), which raised several issues concerning the Plan's operation. All issues raised by the IRS have been satisfactorily resolved and the impact on financial position and results of operations of the Company was not material. However, recognizing some inherent deficiencies in the Plan's design, the Company petitioned the IRS for the right to terminate the plan effective May 31, 1999, and on January 13, 2000 the Company received a favorable determination from the IRS and terminated the plan effective May 31, 1999.



     The Company sponsored a new defined contribution plan (the "2001 Plan") for substantially all employees. Eligible participants may make contributions to the 2001 Plan from 0% to 15% of their compensation (as defined). The Company may make contributions at the discretion of the Board of Directors. The Company made no contributions for fiscal year 2001.

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


9.   CONTINGENCIES


     The Company has litigation pending which arose in the ordinary course of business. Litigation is subject to many uncertainties and the outcome of the individual matters is not presently determinable. It is management's opinion that this litigation will not result in liabilities that would have a material adverse effect on the Company's financial position, results of operations and cash flows.



10.  STOCK-BASED COMPENSATION


     On August 27, 1995, the Board of Directors of Parent adopted the "Non-Qualified Stock Option Agreement" (1995 Plan). Under the terms of the 1995 Plan, the Board of Directors in their sole discretion granted non-qualified stock options, with respect to the common stock of Parent, to key executives of the Company. Options were granted pursuant to an agreement at the time of grant, and typically become exercisable in equal cumulative installments over a five-year period beginning one year after the date of grant. All such options granted expire on the tenth anniversary of the grant date. No market existed for the common stock of Parent, but options were granted at prices that, in the opinion of the Board of Directors, were equal to or greater than the fair value of the stock at the time of grant.


     Effective May 11, 1998, the Board of Directors of Parent adopted the "1998 Stock Option Plan" (1998 Plan). The 1998 Plan provides for the granting of Tranche A and Tranche B options to purchase up to 60,074 shares of the Parent's common stock. During the 2001 year, the Board of Directors of parent amended the 1998 Plan, increasing to 230,000 the number of shares of the Parent's common stock that may be purchased. Tranche A options were granted at prices, which approximated the fair value of a share of common stock of the Parent at the date of grant. These options expire ten years from the date of grant and become exercisable ratably over 48 months. Tranche B options were granted at $133.83 per share, expire ten years from the date of grant and are exercisable only in the event of a change in control or a registered public offering of common stock which provides certain minimum returns (as defined).



     On August 19, 1999, the board of directors of the Parent adopted the 1999 Stock Option Plan for Non-Employee Directors (1999 Plan). Under the terms of the 1999 Plan, 10,000 shares of Parent's common stock are reserved for issuance to non-employee directors at prices that approximate the fair value of a share of Parent's common stock at the date of issuance. Options vest ratably on the last day of each month over four years following the date of grant, if the person is a director on that day.

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


     Stock option transactions during the past three years have been as follows:


                                                      1998 PLAN              1998 PLAN
                               1995 PLAN              TRANCHE A              TRANCHE B                    1999 PLAN
                               ---------------------  ---------------------  ---------------------   --------------------
                                           WEIGHTED               WEIGHTED               WEIGHTED               WEIGHTED
                                OPTIONS   AVG. PRICE   OPTIONS   AVG. PRICE   OPTIONS   AVG. PRICE   OPTIONS   AVG. PRICE
                                -------   ----------   -------   ----------   -------   ----------   -------   ----------
     Options outstanding
       at August 29, 1998        20,717   $    19.19    38,850   $    66.92    13,205   $   133.83
                                -------   ----------   -------   ----------   -------   ----------   -------   ----------


          Granted                                        4,500   $    66.92     1,200   $   133.83
                                -------   ----------   -------   ----------   -------   ----------   -------   ----------

     Options outstanding
       at July 3, 1999           20,717   $    19.19    43,350   $    66.92    14,405   $   133.83
                                -------   ----------   -------   ----------   -------   ----------   -------   ----------

          Granted                                                                                      4,400   $    66.92
          Exercised               4,959   $    18.00
          Canceled               11,795   $    19.01    33,450   $    66.92     9,605   $   133.83
                                -------   ----------   -------   ----------   -------   ----------   -------   ----------

     Options outstanding
       at July 1, 2000            3,963   $    21.22     9,900   $    66.92     4,800   $   133.83     4,400   $    66.92
                                -------   ----------   -------   ----------   -------   ----------   -------   ----------


          Granted                                      182,285   $    66.92
          Canceled                  750   $    18.00     2,575   $    66.92     4,200   $   133.83       500   $    66.92
                                -------   ----------   -------   ----------   -------   ----------   -------   ----------

     Options outstanding
       at June 30, 2001           3,213   $    21.97   189,610   $    66.92       600   $   133.83     3,900   $    66.92
                                =======   ==========   =======   ==========   =======   ==========   =======   ==========

     Options exercisable
       at June 30, 2001           3,213                 55,308                                         1,787
                                =======                =======                =======                =======

     Options available for
       grant at June 30, 2001                           25,374                 14,416                  6,100
                                =======                =======                =======                =======




                                     OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                              -----------------------------------    ----------------------
                                           WEIGHTED
                                           AVERAGE       WEIGHTED                  WEIGHTED
                                           REMAINING     AVERAGE                   AVERAGE
     RANGE OF                 NUMBER       CONTRACTUAL   EXERCISE    NUMBER        EXERCISE
     EXERCISE PRICE           OUTSTANDING  LIFE          PRICE       EXERCISABLE   PRICE
     --------------------------------------------------------------------------------------
     1995 Plan:
          $ 18.00                  2,463   4.2 years     $ 18.00        2,463      $ 18.00
          $ 35.00                    750   5.5 years     $ 35.00          750      $ 35.00
     -------------------------------------------------------------------------------------
          $ 18.00 to $ 35.00       3,213   4.5 years     $ 21.97        3,213      $ 21.97
     =====================================================================================

     1998 Tranche A:
          $ 66.92                189,610   8.8 years     $ 66.92       55,308      $ 66.92
     =====================================================================================

     1998 Tranche B
          $133.83                    600   6.9 years     $133.83
     =====================================================================================

     1999 Plan
          $ 66.92                  3,900   8.1 years     $ 66.92        1,787      $ 66.92
     =====================================================================================

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


     The Company accounts for all options in accordance with APB Opinion No. 25, which requires compensation cost to be recognized only on the excess, if any, between the fair value of the stock at the date of grant and the amount an employee must pay to acquire the stock. Under this method, no compensation cost has been recognized for stock options granted.


     Had compensation cost for these options been recognized as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been increased by (in thousands) $11 in 2001, $14 in 2000 and $37 in 1999. The Company is privately owned and there is no market for its stock. The estimated compensation element is based on the time value of money at the U.S. Treasury rates assuming that the value of the stock will be at least equal to the grant price when fully exercisable. The estimated compensation expense above is assumed to be amortized over the vesting period.



11.  ACQUISITION


     On July 21, 1999, the Company acquired all the outstanding shares of Bright Start for $9.3 million in cash and assumed approximately $2.0 million in debt. At the time of the acquisition, Bright Start operated 43 preschools in the states of Minnesota, Wisconsin, Nevada, and New Mexico with one new school under construction. For the year ended August 31, 1998, Bright Start had operating revenue of $22.2 million and at August 31, 1998 total assets were $5.1 million. The acquisition was accounted for as a purchase and, accordingly, the purchase price has been allocated to the fair value of net assets acquired and resulted in an allocation to goodwill of $10.1 million which is being amortized on a straight-line basis over 20 years. The Company's financial statements reflect the results of operations of Bright Start during the period subsequent to July 21, 1999. On an unaudited pro forma basis, assuming the acquisition had occurred on July 4, 1998, the Company's operating revenue and net loss for the 52 weeks ended July 3, 1999 would have been $352.0 million and $1.2 million, respectively.


12.  RESTRUCTURING CHARGE



     In the third quarter of 2000, management committed to a plan to close certain Academies located in areas where the demographic conditions no longer support an economically viable operation and to restructure its operating management to better serve the remaining Academies. Accordingly, the Company recorded a $7.5 million restructuring charge ($4.5 million after tax) to provide for costs associated with the closures of 49 Academies. The charge consisted principally of $5.9 million for the present value of rent, real estate taxes, common area maintenance charges, and utilities, net of anticipated sublease income, and $1.1 million for the write-down of fixed assets to fair market value.



     As of June 30, 2001, the following costs related to the closings and restructurings were charged against the 2000 year restructuring reserve:



                                              FACILITIES
                                              & RELATED    OTHER
                                                ASSETS     COSTS      TOTAL
                                              ----------  -------    -------



     Reserves recorded in fiscal year 2000     $ 6,989    $   511    $ 7,500
     Amount utilized in fiscal year 2000        (1,234)      (149)    (1,383)
                                               -------    -------    -------
     Balance at July 1, 2000                     5,755        362      6,117



     Amount utilized in fiscal year 2001        (2,222)      (139)    (2,361)
                                               -------    -------    -------
     Balance at June 30, 2001                  $ 3,533    $   223    $ 3,756
                                               =======    =======    =======

                                LPA HOLDING CORP.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)



13.  SUBSEQUENT EVENTS



     On November 14, 2001, the Company and certain of its senior secured lenders entered into Amendment No. 3 to Credit Agreement and Waiver (the "Amendment"). The Amendment waived existing defaults in connection with the failure to satisfy certain financial covenants for the quarterly periods ended June 30, 2001 and September 30, 2001, and the failure to deliver timely financial information to the senior secured lenders. Additionally, the Amendment revised certain future financial covenants. The Company expects to comply with the financial covenants contained in the Credit Agreement, as amended, throughout fiscal year 2002. However, there can be no assurance that the Company will be able to do so. The Amendment also provided for specific waivers necessary to permit the issuance of a new class of convertible preferred stock of the Company. In consideration for the waiver and amendments, the Company is required to issue additional equity of $15.0 million prior to May 14, 2002, with $3.4 million to be issued prior to the effectiveness of the Amendment and an additional $0.825 million to be issued prior to December 31, 2001. As part of the Amendment, JPMP agreed to guarantee a portion of the bank debt if LPA fails to satisfy its commitment to purchase the new equity prior to May 14, 2002 or earlier if the bank debt has been accelerated. The amount of such guaranty equals the amount of LPA's unfunded commitment to purchase the new equity, as adjusted from time to time.



     The Company offered all of its stockholders the right to purchase up to their respective pro rata amount of a newly created class of convertible preferred stock and warrants to purchase common stock. The convertible preferred stock is junior to the redeemable preferred stock of Parent in terms of dividends, distributions, and rights upon liquidation. Up to $4.25 million of convertible preferred stock of Parent and warrants to purchase 562,500 shares of common stock were offered. At any time, or from time to time, prior to May 14, 2002, as requested by Parent, the stockholders of Parent participating in the offer are required to purchase the balance of the convertible preferred stock being offered. All of the proceeds received by Parent will be contributed to La Petite as common equity and will be used by La Petite for general working capital and liquidity purposes.



     Pursuant to the offer, on November 15, 2001 LPA acquired $3.4 million of Parent's convertible preferred stock and received warrants to purchase 452,343 shares of common stock. The proceeds were contributed to La Petite as common equity. In connection with such purchase, the banks waived their right under the Credit Agreement to require that the proceeds be used to repay amounts outstanding under the Credit Agreement. LPA also committed to purchase the balance of the $11.6 million of convertible preferred stock being offered and not otherwise purchased by the other stockholders of the Company. After giving effect to the investment on November 15, 2001, LPA beneficially owns approximately 90.0% of Parent's outstanding common stock on a fully diluted basis.



     In connection with the Amendment to the Credit Agreement and the $15.0 million of committed capital, management is continuing to review plans and actions that will enable the Company to improve future operations. However, there can be no assurance that the Company will be able to do so.



                                     ******

                                LPA HOLDING CORP.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)




                                                                                OCTOBER 20, 2001    JUNE 30, 2001
                                                                                ----------------    -------------
                                                                              (IN THOUSANDS OF DOLLARS, EXCEPT SHARE
                                                                                        AND PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents                                                         $   5,427         $   5,078
  Restricted cash investments                                                             949                91
  Receivables (net of allowance for doubtful accounts of $917 and
    $537, respectively)                                                                 9,487             9,920
  Prepaid supplies and expenses                                                        13,108             9,821
  Other current assets                                                                    980                55
                                                                                    ---------         ---------
    Total current assets                                                               29,951            24,965

Property and equipment (net of accumulated depreciation of $49,034
  and $46,278, respectively)                                                           57,670            59,024
Intangible assets (net of accumulated amortization of $20,225 and
  $19,356, respectively)                                                               55,493            56,361
Other assets                                                                            8,347             8,747
Deferred income taxes                                                                  17,603            16,276
                                                                                    ---------         ---------
                                                                                    $ 169,064         $ 165,373
                                                                                    =========         =========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Overdrafts due banks                                                              $   5,136         $   5,925
  Accounts payable                                                                      5,976             5,707
  Other current liabilities (Note 3)                                                   40,045            34,385
                                                                                    ---------         ---------
    Total current liabilities                                                          51,157            46,017

Long-term debt and capital lease obligations (Note 4)                                 197,770           194,648
Other long-term liabilities                                                             5,530             7,060
Series A 12% redeemable preferred stock ($.01 par value per share);
  45,000 shares authorized, issued and outstanding as of
  October 20, 2001 and June 30, 2001 at aggregate liquidation
  preference of $1,410.254 and $1,360.563 per share, respectively                      57,457            54,941

Stockholders' deficit:
  Class A Common Stock ($.01 par value per share); 950,000 shares authorized and 564,985 issued and outstanding as of October 20, 2001
    and June 30, 2001                                                                       6                 6
  Class B Common stock ($.01 par value per share); 20,000 shares authorized, issued and outstanding as of October 20, 2001 and June 30, 2001
  Common stock warrants                                                                 8,596             8,596
  Other comprehensive income                                                              310               331
  Accumulated deficit                                                                (151,762)         (146,226)
                                                                                    ---------         ---------
    Total stockholders' deficit                                                      (142,850)         (137,293)
                                                                                    ---------         ---------
                                                                                    $ 169,064         $ 165,373
                                                                                    =========         =========



See notes to consolidated financial statements.

                                LPA HOLDING CORP.
 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS (UNAUDITED)




                                                 16 WEEKS ENDED
                                         -----------------------------
                                         OCTOBER 20,       OCTOBER 21,
                                            2001              2000
                                         -----------       -----------
                                           (IN THOUSANDS OF DOLLARS)



Revenues, net                             $ 117,307         $ 114,274



Operating expenses:
  Salaries, wages and benefits               65,039            65,011
  Facility lease expense                     13,985            13,689
  Depreciation and amortization               4,588             4,798
  Provision for doubtful accounts               882               888
  Other                                      30,785            28,118
                                          ---------         ---------



    Total operating expenses                115,279           112,504
                                          ---------         ---------



Operating income                              2,028             1,770



Interest income                                 (85)              (28)
Interest expense                              6,638             7,441
                                          ---------         ---------



Loss before income taxes                     (4,525)           (5,643)



Benefit for income taxes                     (1,505)           (1,976)
                                          ---------         ---------



Net Loss                                     (3,020)           (3,667)
                                          =========         =========



Other comprehensive income (loss):
  Other comprehensive loss                                     (1,565)
  Reclassification into operations               21              (157)
                                          ---------         ---------
Total other comprehensive loss                   21            (1,722)
                                          ---------         ---------



Comprehensive loss                        $  (2,999)        $  (5,389)
                                          =========         =========




See notes to consolidated financial statements.

                                LPA HOLDING CORP.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



--------------------------------------------------------------------------------


                                                                                 16 WEEKS ENDED
                                                                            ------------------------
                                                                            OCTOBER 20,  OCTOBER 21,
                                                                               2001         2000
                                                                            -----------  -----------
                                                                            (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                     $(3,020)     $(3,667)
Adjustments to reconcile net loss to net cash from operating activities:
   Amortization of transition adjustment into operations                         (35)         264
   Depreciation and amortization                                               4,881        5,140
   Deferred income taxes                                                      (3,868)      (2,910)
Changes in assets and liabilities:
   Receivables                                                                   433       (1,361)
   Prepaid supplies and expenses                                              (3,287)       2,326
   Accrued property and sales taxes                                              967          875
   Accrued interest payable                                                    4,540        5,503
   Accounts payable and other current liabilities                                (26)      (5,639)
   Other changes in assets and liabilities, net                                1,148         (196)
                                                                             -------      -------
     Net cash from operating activities                                        1,733          335
                                                                             -------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                       (2,568)      (1,920)
   Proceeds from sale of assets                                                    2          183
                                                                             -------      -------
     Net cash used for investing activities                                   (2,566)      (1,737)
                                                                             -------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Repayment of debt and capital lease obligations                              (371)        (645)
   Borrowings under the Revolving Credit Agreement                             3,200        6,000
   Increase (reduction) in overdrafts due banks                                 (789)        (797)
   Decrease (increase) in restricted cash investments                           (858)      (3,990)
                                                                             -------      -------
     Net cash provided by financing activities                                 1,182          568
                                                                             -------      -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             349         (834)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                               5,078        4,008
                                                                             -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $ 5,427      $ 3,174
                                                                             =======      =======

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest                                                                  $ 3,255      $ 1,332
   Income taxes                                                                   83           94
Cash received during the period for:
   Interest                                                                  $    85      $    33
   Income taxes                                                                                19




See notes to consolidated financial statements.

                                LPA HOLDING CORP.



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



1.  GENERAL



     La Petite Academy, Inc. (La Petite), founded in 1968, is the largest privately held and one of the leading for-profit preschool educational providers in the United States. La Petite Academy, Inc. provides center-based educational services and childcare to children between the ages of six weeks and 12 years.



     La Petite is owned by LPA Holding Corp. (Parent). On March 17, 1998, LPA Investment LLC (LPA), a Delaware limited liability company owned by an affiliate of J.P. Morgan Partners (JPMP), formerly Chase Capital Partners, and by an entity controlled by Robert E. King, a director of La Petite and Parent, entered into an Agreement and Plan of Merger pursuant to which a wholly owned subsidiary of LPA was merged into Parent (the Recapitalization). The Recapitalization was completed May 11, 1998.



     On December 15, 1999, LPA acquired an additional $15.0 million of Parent's redeemable preferred stock and received warrants to purchase an additional 3% of Parent's common stock on a fully-diluted basis. The $15.0 million proceeds received by Parent was contributed to La Petite as common equity. As a result of the recapitalization and additional purchase of preferred stock and warrants, LPA beneficially owns 81.3% of the common stock of Parent on a fully diluted basis and $45 million of redeemable preferred stock of Parent (See Note 7). An affiliate of JPMP owns a majority of the economic interests of LPA and an entity controlled by Robert E. King owns a majority of the voting interests of LPA.



     La Petite has two wholly owned subsidiaries, LPA Services, Inc. (Services), a third party administrator for La Petite insurance claims, and Bright Start, Inc. (Bright Start), an operator of preschools in various states.



     Parent, consolidated with La Petite, Bright Start and Services, is referred to herein as the Company.



     As of October 20, 2001, the Company operated 725 Academies including 661 residential Academies, 32 employer-based Academies and 32 Montessori schools located in 36 states and the District of Columbia. For the 16 weeks ended October 20, 2001, the Company had an average attendance of approximately 72,000 full and part-time children.





2.  BASIS OF PRESENTATION



     In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (GAAP). The results for the interim period are not necessarily indicative of the results to be expected for the entire fiscal year.



     Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Form 10-K for the fiscal year ended June 30, 2001.



     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     The Company utilizes a 52 or 53-week fiscal year ending on the Saturday closest to June 30 and is composed of 13 four-week periods. The first quarter contains four such periods or 16 weeks and each remaining quarter contains 3 periods or 12 weeks.



     Certain reclassifications to prior year amounts have been made in order to conform to the current year presentation.

3.  OTHER CURRENT LIABILITIES (in thousands of dollars)


                                                                        OCTOBER 20, 2001          JUNE 30, 2001
                                                                      ---------------------   ---------------------
      Current reserve for closed academies                                    $      3,024            $      3,100
      Current maturities of long-term debt and capital lease
         obligations                                                                   974                   1,255
      Accrued salaries, wages and other payroll costs                               14,734                  15,495
      Accrued insurance liabilities                                                  3,276                   2,359
      Accrued property and sales taxes                                               4,335                   3,368
      Accrued interest payable                                                       7,027                   2,487
      Other current liabilities                                                      6,675                   4,692
      Current deferred income taxes                                                                          1,629
                                                                      ---------------------   ---------------------
                                                                              $     40,045           $      34,385
                                                                      ---------------------   ---------------------


4.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (IN THOUSANDS OF DOLLARS)

                                                                        OCTOBER 20, 2001          JUNE 30, 2001
                                                                      ----------------------  ---------------------

      Senior Notes, 10.0% due May 15, 2008                                    $     145,000          $     145,000
      Borrowings under credit agreement                                              53,200                 50,250
      Capital lease obligations                                                         544                    653
                                                                      ----------------------  ---------------------
                                                                                    198,744                195,903
      Less current maturities of long-term debt and capital lease
        Obligations                                                                   (974)                (1,255)
                                                                      ----------------------  ---------------------
                                                                              $     197,770          $     194,648
                                                                      ----------------------  ---------------------

5.  COMMITMENTS AND CONTINGENCIES



     The Company has litigation pending which arose in the ordinary course of business. Litigation is subject to many uncertainties and the outcome of the individual matters is not presently determinable. It is management's opinion that this litigation will not result in liabilities that would have a material adverse effect on the Company's financial position or results of operation.



6.   NEW ACCOUNTING PRONOUNCEMENTS



     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, No. 142, Goodwill and other Intangible Assets, No. 143, Accounting for Asset Retirement Obligations, and No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. These Statements are effective on various dates through the Company's 2002 and 2003 fiscal years. The Company has not yet determined the impact of implementation of these Statements.



7.  SUBSEQUENT EVENTS



     On November 14, 2001, the Company and certain of its senior secured lenders entered into Amendment No. 3 to Credit Agreement and Waiver (the "Amendment"). The Amendment waived existing defaults in connection with the failure to satisfy certain financial covenants for the quarterly periods ended June 30, 2001 and September 30, 2001, and the failure to deliver timely financial information to the senior secured lenders. Additionally, the Amendment revised certain future financial covenants. The Company expects to comply with the financial covenants contained in the Credit Agreement, as amended, throughout fiscal year 2002. However,

                               LPA HOLDING CORP.

     there can be no assurance that the Company will be able to do so. The Amendment also provided for specific waivers necessary to permit the issuance of a new class of convertible preferred stock of the Company. In consideration for the waiver and amendments, the Company is required to issue additional equity of $15.0 million prior to May 14, 2002, with $3.4 million to be issued prior to the effectiveness of the Amendment and an additional $0.825 million to be issued prior to December 31, 2001. As part of the Amendment, JPMP agreed to guarantee a portion of the bank debt if LPA fails to satisfy its commitment to purchase the new equity prior to May 14, 2002 or earlier if the bank debt has been accelerated. The amount of such guaranty equals the amount of LPA's unfunded commitment to purchase the new equity, as adjusted from time to time.



     The Company offered all of its stockholders the right to purchase up to their respective pro rata amount of a newly created class of convertible preferred stock and warrants to purchase common stock. The convertible preferred stock is junior to the redeemable preferred stock of Parent in terms of dividends, distributions, and rights upon liquidation. Up to $4.25 million of convertible preferred stock of Parent and warrants to purchase 562,500 shares of common stock were offered. At any time, or from time to time, prior to May 14, 2002, as requested by Parent, the stockholders of Parent participating in the offer are required to purchase the balance of the convertible preferred stock being offered. All of the proceeds received by Parent will be contributed to La Petite as common equity and will be used by La Petite for general working capital and liquidity purposes.



     Pursuant to the offer, on November 15, 2001 LPA acquired $3.4 million of Parent's convertible preferred stock and received warrants to purchase 452,343 shares of common stock. The proceeds were contributed to La Petite as common equity. In connection with such purchase, the banks waived their right under the Credit Agreement to require that the proceeds be used to repay amounts outstanding under the Credit Agreement. LPA also committed to purchase the balance of the $11.6 million of convertible preferred stock being offered and not otherwise purchased by the other stockholders of the Company. After giving effect to the investment on November 15, 2001, LPA beneficially owns approximately 90.0% of Parent's outstanding common stock on a fully diluted basis.



     In connection with the Amendment to the Credit Agreement and the $15.0 million of committed capital, management is continuing to review plans and actions that will enable the Company to improve future operations. However, there can be no assurance that the Company will be able to do so.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of La Petite and parent company provide that the directors of La Petite and parent company, individually or collectively, shall not be held personally liable to La Petite or parent company (as the case may be) or their respective stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to La Petite or parent company (as the case may be) or their respective stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under Section 174 of the General Corporation Law of the State of Delaware or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of La Petite and parent company provide for indemnification of their respective officers and directors to the full extent authorized by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits.



         EXHIBIT
         NUMBER         DESCRIPTION



         3.1(i)         Amended and Restated Certificate of Incorporation of LPA
                        Holding Corp.
         3.2(i)         Certificate of Designations,  Preferences and Rights of
                        Series A Redeemable  Preferred Stock of LPA Holding
                        Corp.
         3.3(i)         Bylaws of LPA Holding Corp.
         3.4(i)         Amended and Restated Certificate of Incorporation of La
                        Petite Academy, Inc.
         3.5(i)         Bylaws of La Petite Academy, Inc.
         3.6(vi)        Certificate of Incorporation of LPA Services.
         3.7(vi)        By-Laws of LPA Services.
         3.8(vi)        Amended and Restated Articles of Incorporation of Bright
                        Start, Inc.
         3.9(vi)        By-Laws of Bright Start, Inc.
         3.10(v)        Certificate of Amendment of the Amended and Restated
                        Certificate of Incorporation of LPA Holding Corp., filed on December 13, 1999.
         3.11(v)        Certificate of Amendment of the Certificate  of
                        Designations, Preferences and Rights of Series A
                        Redeemable Preferred Stock of LPA Holdings Corp., filed on December 13, 1999.
         3.12(ix)       Certificate of Amendment of the Amended and Restated
                        Certificate of Incorporation of LPA Holding Corp., filed on November 14, 2001.
         3.13(ix)       Certificate of Designations, Preferences and Rights of
                        Series B Convertible Redeemable Participating Preferred
                        Stock of LPA Holding Corp., filed on November 14, 2001.
         4.1(i)         Indenture among LPA Holding Corp., La Petite Academy,
                        Inc., LPA Services, Inc. and PNC Bank, National
                        Association dated as of May 11, 1998.
         4.2(iv)        First Supplemental Indenture dated as of July 23, 1999,
                        among Bright Start, Inc., LPA Holding Corp., La Petite
                        Academy, Inc. and The Chase Manhattan Bank.
         5.1(i)         Opinion of O'Sullivan LLP (formerly known as O'Sullivan
                        Graev & Karabell, LLP).
         10.1(i)        Purchase Agreement among Vestar/LPA Investment
                        Corp., La Petite Academy, Inc., LPA Services,
                        Inc., J.P. Morgan Securities Inc. and NationsBanc
                        Montgomery Securities LLC dated May 6, 1998.

         EXHIBIT
         NUMBER         DESCRIPTION



         10.2(i)        Exchange and Registration Rights Agreement among La
                        Petite Academy, Inc., LPA Holding Corp., LPA
                        Services, Inc., Chases Securities Inc., NationsBanc
                        Montgomery Securities LLC dated May 11, 1998.
         10.3(i)        Merger Agreement by and between LPA Investment LLC and
                        Vestar/LPA Investment Corp. dated as of March 17, 1998.
         10.5(i)        Stockholders Agreement among LPA Holding Corp.,
                        Vestar/LPT Limited Partnership, LPA Investment LLC and
                        the management stockholders dated as of May 11, 1998.
         10.5a(v)       Amendment #1 and Consent of the Stockholders Agreement
                        among LPA Holding Corp., Vestar/LPT Limited Partnership,
                        LPA Investment LLC and the management stockholders dated
                        April 8, 1999 .
         10.6(i)        1998 Stock Option Plan and Stock Option  Agreement for
                        LPA Holding Corp. dated as of May 18, 1998.
         10.7(i)        Preferred Stock Registration Rights Agreement between
                        LPA Holding Corp. and LPA Investment LLC dated May 11,
                        1998.
         10.8(i)        Registration Rights Agreement among LPA Holding Corp.,
                        Vestar/LPT Limited Partnership, the stockholders listed
                        therein and LPA Investment LLC, dated May 11, 1998.
         10.9(i)        Credit Agreement dated as of May 11, 1998 among La
                        Petite Academy, Inc., LPA Holding Corp., Nationsbank,
                        N.A., and The Chase Manhattan Bank.
         10.10(i)       Pledge Agreement among La Petite Academy, Inc., LPA
                        Holding Corp., Subsidiary Pledgors and Nationsbank,
                        N.A. dated as of May 11, 1998.
         10.11(i)       Security Agreement among La Petite Academy, Inc., LPA
                        Holding Corp., Subsidiary Guarantors and Nationsbank,
                        N.A. dated as of May 11, 1998.
         10.12(i)       Parent Company Guarantee Agreement among LPA Holding
                        Corp. and Nationsbank, N.A. dated as of May 11, 1998.
         10.13(i)       Subsidiary Guarantee Agreement among Subsidiary
                        Guarantor of La Petite Academy, Inc., LPA Services, Inc.
                        and Nationsbank, N.A. dated as of May 11, 1998.
         10.14(i)       Indemnity, Subrogation and Contribution Agreement among
                        La Petite Academy, Inc., LPA Services, Inc., as
                        Guarantor and Nationsbank, N.A. dated as of May 11,
                        1998.
         10.15(v)       1999 Stock Option Plan for Non-Employee Directors.
         10.16(iii)     Agreement and Plan of Merger By and Between La Petite
                        Academy, Inc., LPA Acquisition Co. Inc., and Bright
                        Start, Inc.
         10.17(v)       Amendment No. 1, Consent and Waiver dated as of December
                        13, 1999, to the Credit Agreement dated as of May 11,
                        1998 among LPA Holding Corp., La Petite Academy,  Inc.,
                        Bank of America, N.A. (formerly known as NationsBank,
                        N.A.) as Administrative Agent, Documentation Agent and
                        Collateral Agent for the Lenders and The Chase Manhattan
                        Bank as Syndication Agent.
         10.18(v)       Warrant No. 2 dated as of December 15, 1999, issued by
                        LPA Holding Corp. to LPA Investment LLC.
         10.19(v)       Amendment No. 1 and Consent dated as of April 8, 1999,
                        among LPA Holding Corp., Vestar/LPT Limited Partnership,
                        LPA Investment LLC and the management stockholders named
                        therein, to the Stockholders Agreement dated as of May
                        11, 1999, among LPA Holding Corp., Vestar/LPT Limited
                        Partnership, LPA Investment LLC and the management
                        stockholders named therein.
         10.20(v)       Amendment No. 1 to the LPA Holding Corp. 1999 Stock
                        Option Plan for Non-Employee Directors.
         10.21(vii)     Employment Agreement among LPA Holding Corp., La Petite
                        Academy, Inc., and Judith A. Rogala.
         10.22(viii)    Amendment No. 2, Consent and Waiver dated as of June 29,
                        2000, to the Credit Agreement dated as of May 11, 1998, as amended, among LPA Holding Corp., La Petite Academy,
                        Inc., Bank of America, N.A. (formerly known as
                        NationsBank, N.A.) as Administrative Agent,
                        Documentation Agent and Collateral Agent for the Lenders and The Chase Manhattan Bank as Syndication Agent.

         EXHIBIT
         NUMBER         DESCRIPTION



         10.23(ix)      Amendment No. 3, Consent and Waiver dated as of November
                        14, 2001, to the Credit Agreement dated as of May 11,
                        1998, as amended, among LPA Holding Corp., La Petite
                        Academy, Inc., Bank of America, N.A. (formerly known as
                        NationsBank, N.A.) as Administrative Agent,
                        Documentation Agent and Collateral Agent for the Lenders
                        and Chase Bank of Texas, National Association (formerly
                        known as The Chase Manhattan Bank) as Syndication Agent.
         10.24(ix)      Guarantee, dated as of November 15, 2001, by J.P. Morgan
                        Partners (23A SBIC), LLC for the benefit of the Lenders
                        (as defined in the Credit Agreement, dated as of May 11,
                        1998, as amended, among LPA Holding Corp., La Petite
                        Academy, Inc., the Lenders party thereto, Bank of
                        America, N.A. (formerly known as NationsBank, N.A.) as
                        Administrative Agent, Documentation Agent and Collateral
                        Agent for the Lenders and Chase Bank of Texas (formerly
                        known as The Chase Manhattan Bank) as Syndication Agent.
         10.25(ix)      Securities Purchase Agreement, dated as of November 14,
                        2001, among LPA Holding Corp., LPA Investment, LLC and
                        the other parties thereto.
         10.26(ix)      Warrant No. 3, dated as of November 14, 2001, issued by
                        LPA Holding Corp. to LPA Investment, LLC.
         12.1(*)        Statement regarding computation of ratios.
         21.1(vi)       Subsidiaries of Registrant.
         23.1(i)        Consent of O'Sullivan LLP (formerly known as O'Sullivan
                        Graev & Karabell, LLP) (included in Exhibit 5.1).
         23.2(*)        Consent of Deloitte & Touche LLP.
         24.1           Powers of Attorney (included on the signature page of
                        Post Effective Amendment No. 3 to this Registration
                        Statement).
         25.1(i)        Statement of Eligibility and Qualifications under the
                        Trust Indenture Act of 1939 of PNC Bank, National
                        Association as Trustee.


         (i) Incorporated by reference to the Exhibits to La Petite Academy, Inc.'s Registration Statement on Form S-4, Registration No. 333-56239, filed with the Securities and Exchange Commission on June 5, 1998.

         (ii) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 10-K for the Fiscal Year ended August 29, 1998, filed with the Securities and Exchange Commission on November 24, 1998.


         (iii) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 8-K, filed with the Securities and Exchange Commission on December 7, 1999.


         (iv) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 10-Q/A for the 16 weeks ended October 23, 1999, filed with the Securities and Exchange Commission on December 16, 1999.

         (v) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 8-K, filed with the Securities and Exchange Commission on December 21, 1999.


         (vi) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form S-4 Post Effective Amendment #1, filed with the Securities and Exchange Commission on December 23, 1999.



         (vii) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 8-K, filed with the Securities and Exchange Commission on February 16, 2000.

         EXHIBIT
         NUMBER         DESCRIPTION




         (viii) Incorporated by reference to the Exhibits to La Petite Academy, Inc.'s Post Effective Amendment No. 3 to Registration Statement on Form S-4, Registration No. 333-56239, filed with the Securities and Exchange Commission on November 2, 2000.



         (ix) Incorporated by reference to the Exhibits to LPA Holding Corp.'s Form 8-K, filed with the Securities and Exchange Commission on November 16, 2001.



         (*)            Filed herewith.



         (b) Financial Statement Schedules:

                  Schedule I--Condensed Financial Information of Registration

                  Schedule II--Valuation and Qualifying Accounts

         All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore have been omitted.

ITEM 22. UNDERTAKINGS.

         (a)      The undersigned registrants hereby undertake:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To include any prospectus required by
                                    Section 10(a) (3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the DGCL, the Act, the Certificate of Incorporation and Bylaws of La Petite or parent company, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling, person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


         (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 18TH DAY OF DECEMBER, 2001.


                                        LA PETITE ACADEMY, INC.



                                        By:     /s/ Jeffrey J. Fletcher
                                           -------------------------------------
                                           Name: Jeffrey J. Fletcher
                                           Title:  Chief Financial Officer



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 18TH DAY OF DECEMBER, 2001 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.




                SIGNATURE                                                               TITLE
         /s/ Judith A. Rogala                               Chief Executive Officer, President and Director
--------------------------------------------
         Judith A. Rogala

         /s/ Jeffrey J. Fletcher                            Chief Financial Officer (principal financial
--------------------------------------------                officer and principal accounting officer)
         Jeffrey J. Fletcher

                    *                                       Chairman of the Board and Director
--------------------------------------------
         Stephen P. Murray

                    *                                       Director
--------------------------------------------
         Mitchell J. Blutt, M.D.

                    *                                       Director
--------------------------------------------
         Brian J. Richmand

                    *                                       Director
--------------------------------------------
         Robert E. King

                    *                                       Director
--------------------------------------------
         Terry D. Byers

                    *                                       Director
--------------------------------------------
         Ronald L. Taylor


*By:     /s/ Jeffrey J. Fletcher
    ----------------------------------------
         Jeffrey J. Fletcher
         Attorney-in-fact

                                   SIGNATURES



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 18TH DAY OF DECEMBER, 2001.


                                             LPA HOLDING CORP.



                                             By:      /s/ Jeffrey J. Fletcher
                                                --------------------------------
                                                Name: Jeffrey J. Fletcher
                                                Title:   Chief Financial Officer



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 18TH DAY OF DECEMBER, 2001 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.




                SIGNATURE                                                               TITLE
         /s/ Judith A. Rogala                               Chief Executive Officer, President and Director
--------------------------------------------
         Judith A. Rogala

         /s/ Jeffrey J. Fletcher                            Chief Financial Officer (principal financial
--------------------------------------------                officer and principal accounting officer)
         Jeffrey J. Fletcher

                    *                                       Chairman of the Board and Director
--------------------------------------------
         Stephen P. Murray

                    *                                       Director
--------------------------------------------
         Mitchell J. Blutt, M.D.

                    *                                       Director
--------------------------------------------
         Brian J. Richmand

                    *                                       Director
--------------------------------------------
         Robert E. King

                    *                                       Director
--------------------------------------------
         Terry D. Byers

                    *                                       Director
--------------------------------------------
         Ronald L. Taylor


*By:     /s/ Jeffrey J. Fletcher
    ----------------------------------------
         Jeffrey J. Fletcher
         Attorney-in-fact

                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 18TH DAY OF DECEMBER, 2001.


                                    LPA SERVICES, INC.



                                    By:       /s/ Jeffrey J. Fletcher
                                       -----------------------------------------
                                       Name: Jeffrey J. Fletcher
                                       Title:   Chief Financial Officer



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 18TH DAY OF DECEMBER, 2001 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.



               SIGNATURE                                                        TITLE
         /s/ Judith A. Rogala                               Chief Executive Officer, President and Director
--------------------------------------------
         Judith A. Rogala

         /s/ Jeffrey J. Fletcher                            Chief Financial Officer (principal financial
--------------------------------------------                officer and principal accounting officer)
         Jeffrey J. Fletcher

                    *                                       Chairman of the Board and Director
--------------------------------------------
         Stephen P. Murray

                    *                                       Director
--------------------------------------------
         Mitchell J. Blutt, M.D.

                    *                                       Director
--------------------------------------------
         Brian J. Richmand

                    *                                       Director
--------------------------------------------
         Robert E. King

                    *                                       Director
--------------------------------------------
         Terry D. Byers

                    *                                       Director
--------------------------------------------
         Ronald L. Taylor


*By:     /s/ Jeffrey J. Fletcher
    ----------------------------------------
         Jeffrey J. Fletcher
         Attorney-in-fact

                                   SIGNATURES


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON THIS 18TH DAY OF DECEMBER, 2001.


                                    BRIGHT START, INC.



                                    By:         /s/ Jeffrey J. Fletcher
                                       -----------------------------------------
                                       Name: Jeffrey J. Fletcher
                                       Title:   Chief Financial Officer



PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST EFFECTIVE AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 18TH DAY OF DECEMBER, 2001 BY THE FOLLOWING PERSONS IN THE CAPACITY INDICATED.



               SIGNATURE                                                        TITLE
         /s/ Judith A. Rogala                               Chief Executive Officer, President and Director
--------------------------------------------
         Judith A. Rogala

         /s/ Jeffrey J. Fletcher                            Chief Financial Officer (principal financial
--------------------------------------------                officer and principal accounting officer)
         Jeffrey J. Fletcher

                    *                                       Chairman of the Board and Director
--------------------------------------------
         Stephen P. Murray

                    *                                       Director
--------------------------------------------
         Mitchell J. Blutt, M.D.

                    *                                       Director
--------------------------------------------
         Brian J. Richmand

                    *                                       Director
--------------------------------------------
         Robert E. King

                    *                                       Director
--------------------------------------------
         Terry D. Byers

                    *                                       Director
--------------------------------------------
         Ronald L. Taylor


*By:     /s/ Jeffrey J. Fletcher
    ----------------------------------------
         Jeffrey J. Fletcher
         Attorney-in-fact

                                      II-9

                               LPA HOLDING CORP.

           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           (IN THOUSANDS OF DOLLARS)



                                                                                JUNE 30,         JULY 1,
BALANCE SHEETS                                                                    2001             2000
                                                                             -------------   ---------------
ASSETS:
Investment in La Petite Academy, Inc.                                        $     (27,188)  $       (21,207)

                                                                             -------------   ---------------
                                                                             $     (27,188)  $       (21,207)
                                                                             =============   ===============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
    Payable to La Petite Academy, Inc.                                              55,164            55,132
                                                                             -------------   ---------------
         Total current liabilities                                                  55,164            55,132


Series A 12% redeemable preferred stock ($.01 par value per share);
    45,000 shares authorized, issued and outstanding at June 30, 2001 at aggregate liquidation preference of $1,360.563 and $1,211.291
    as of July 1, 2000 (Note 7)                                                     54,941            47,314

Stockholders' deficit:
    Class A common stock ($.01 par value per share); 950,000 shares authorized and 564,985 shares issued and outstanding as of June 30,
    2001 and July 1, 2000                                                                6                 6

    Class B common stock ($.01 par value per share); 20,000 shares authorized, issued and outstanding as of June 30, 2001 and July 1,
    2000

    Common stock warrants                                                            8,596             8,596
    Accumulated other comprehensive income                                             331                 -
    Accumulated deficit                                                           (146,226)         (132,255)
                                                                             -------------   ---------------
         Total stockholders' deficit                                              (137,293)         (123,653)
                                                                             -------------   ---------------
                                                                             $     (27,188)  $       (21,207)
                                                                             =============   ===============


See notes to consolidated financial statements.

                               LPA HOLDING CORP.


           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           (IN THOUSANDS OF DOLLARS)



                                                            52 WEEKS          52 WEEKS          44 WEEKS
                                                              ENDED            ENDED             ENDED
                                                            JUNE 30,          JULY 1,           JULY 3,
STATEMENTS OF OPERATIONS                                      2001              2000              1999
                                                          -------------    --------------    -------------

Equity in net loss of La Petite Academy, Inc.                    (5,981)          (10,547)            (797)
                                                          -------------    --------------    -------------

Net loss                                                  $      (5,981)   $      (10,547)   $        (797)
                                                          =============    ==============    =============



See notes to consolidated financial statements.

                               LPA HOLDING CORP.



           SCHEDULE I--CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                           (IN THOUSANDS OF DOLLARS)



                                                                         52 WEEKS         52 WEEKS         44 WEEKS
                                                                           ENDED            ENDED            ENDED
                                                                         JUNE 30,          JULY 1,          JULY 3,
STATEMENTS OF CASH FLOWS                                                   2001             2000              1999
                                                                        -----------     ------------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                            $    (5,981)    $    (10,547)     $      (797)
    Adjustments to reconcile net loss to net cash from operating activities:
      Equity in net loss of La Petite Academy, Inc.                           5,981           10,547              797
                                                                        -----------     ------------      -----------

             Net cash from operating activities                         $         -     $          -      $         -
                                                                        ===========     ============      ===========




See notes to consolidated financial statements.

                               LPA HOLDING CORP.



                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                           (IN THOUSANDS OF DOLLARS)


ALLOWANCE FOR DOUBTFUL ACCOUNTS


                                              BALANCE AT       CHARGED TO                      BALANCE AT
                                               JULY 1,         COSTS AND                        JUNE 30,
DESCRIPTION                                      2000           EXPENSES       WRITE-OFFS         2001
                                            --------------   --------------   ------------   --------------
Allowance for doubtful accounts             $          406   $        4,531   $      4,400   $          537
                                            --------------   --------------   ------------   --------------



                                              BALANCE AT       CHARGED TO                      BALANCE AT
                                               JULY 3,         COSTS AND                        JULY 1,
DESCRIPTION                                      1999           EXPENSES       WRITE-OFFS         2000
                                            --------------   --------------   ------------   --------------
Allowance for doubtful accounts             $          306   $        2,931   $      2,831   $          406
                                            --------------   --------------   ------------   --------------



                                              BALANCE AT       CHARGED TO                      BALANCE AT
                                              AUGUST 29,       COSTS AND                        JULY 3,
DESCRIPTION                                      1998           EXPENSES       WRITE-OFFS         1999
                                            --------------   --------------   ------------   --------------
Allowance for doubtful accounts             $          196   $        1,382   $      1,272   $          306
                                            --------------   --------------   ------------   --------------

                               LPA HOLDING CORP.



                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                           (IN THOUSANDS OF DOLLARS)



RESERVE FOR CLOSED ACADEMIES


                                         BALANCE AT        CHARGED TO                         BALANCE AT
                                           JULY 1,          COSTS AND       CHARGED TO         JUNE 30,
DESCRIPTION                                 2000            EXPENSES          RESERVE            2001
                                        -------------     -------------    -------------     -------------
Reserve for Closed Academies            $       8,563     $         426    $       4,031     $       4,958
                                        -------------     -------------    -------------     -------------



                                         BALANCE AT        CHARGED TO                         BALANCE AT
                                           JULY 3,          COSTS AND       CHARGED TO          JULY 1,
DESCRIPTION                                 1999            EXPENSES          RESERVE            2000
                                        -------------     -------------    -------------     -------------
Reserve for Closed Academies            $       4,048     $       7,500    $       2,985     $       8,563
                                        -------------     -------------    -------------     -------------



                                         BALANCE AT        CHARGED TO                         BALANCE AT
                                         AUGUST 30,         COSTS AND       CHARGED TO          JULY 3,
DESCRIPTION                                 1998            EXPENSES          RESERVE            1999
                                        -------------     -------------    -------------     -------------
Reserve for Closed Academies            $       5,417     $                $       1,369     $       4,048
                                        -------------     -------------    -------------     -------------